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                                                                     EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT (this "AGREEMENT"), dated as of July 27 2006 (the "EFFECTIVE DATE"), is by and between Cardinal Health PTS, LLC, a Delaware limited liability company ("SELLER"), and Adams Respiratory Operations, Inc., a Delaware corporation ("PURCHASER").

      A. Pursuant to that certain Asset Purchase Agreement dated March 24, 2004, as amended effective April 1, 2004 (the "ORIGINAL TRANSFER DATE"), between Adams Respiratory Therapeutics, Inc. f/k/a Adams Laboratories, Inc. ("PARENT" or "ADAMS") as seller, and Cardinal Health PTS, LLC, as purchaser (the "ORIGINAL PURCHASE AGREEMENT"), Seller acquired from Parent certain assets related to the manufacture of certain Adams Products (as defined therein). Pursuant to the Original Purchase Agreement, Seller leases and operates a manufacturing plant located at 14801 Sovereign Road, Fort Worth, Texas 76155-2645 (the "PLANT"; an index of defined terms is set forth in Section 8.16). At the Plant, Seller is engaged in, among other things, manufacturing Adams Products. "ADAMS PRODUCTS" means all products which Seller now manufactures for Purchaser or Adams and specifically includes without limitation products currently marketed or planned to be marketed under the Mucinex(R) and Humibid(R) brands, or any replacement or successor brand of such brands and also includes any experimental (precommercial) product. The "TRANSFERRED BUSINESS" consists of those assets that relate solely or primarily to the manufacture of Adams Products at the Plant and that were sold by Purchaser to Seller pursuant to the Original Purchase Agreement, subject to such additions, deletions, improvements, and wear and tear customary in nature, as have occurred since the Original Transfer Date.

      B. Subject only to the limitations and exclusions contained in this Agreement and on the terms and conditions hereinafter set forth, Seller desires to sell, and Purchaser desires to purchase, Seller's assets relating to the Transferred Business.

      NOW, THEREFORE, in consideration of the foregoing recitals and of the respective covenants, agreements, representations and warranties herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                          ARTICLE I - PURCHASE AND SALE

      1.1 Agreement to Sell. At the Closing and except as otherwise specifically provided in Section 2.3 hereof, Seller shall grant, sell, convey, assign, transfer and deliver to Purchaser, upon and subject to the terms and conditions of this Agreement, all right, title and interest of Seller in and to the Purchased Assets, free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and other encumbrances and defects of title of any nature whatsoever except Permitted Liens.

            1.1.1 Purchased Assets. The term "PURCHASED ASSETS" shall mean the following business operations, assets, properties and rights of Seller existing as of the date of the Closing, except as otherwise expressly provided in Section
1.1.2 or 2.3 hereof:

                  (a) All of Seller's interests in certain real property leased by Seller and used in connection with the Transferred Business and located at 14801 Sovereign Road Fort Worth, Texas 76155-2645, which interests, together with the lease relating thereto (the "REAL PROPERTY LEASE") are more particularly described on SCHEDULE 1.1.1(a);

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                  (b) All fixtures, installations, machinery, equipment and
      spare parts, to the extent not constituting real property under applicable law, vehicles, furniture, tools, office and laboratory equipment and other personal property located at the Plant and used exclusively or primarily in the Transferred Business, including but not limited to those identified in SCHEDULE 1.1.1(b) and/or reflected on the Closing Date Balance Sheet (the personal property transferred under this paragraph collectively referred to as the "TANGIBLE PERSONAL PROPERTY"); however, excluding those items identified on SCHEDULE 1.1.2(a);

                  (c) Seller's inventories of work in process (including bulk packaged or unpackaged) tablets, whether at the Plant or at any Cardinal Affiliate), raw materials, packaging materials, finished goods (whether at the Plant or at any Cardinal Affiliate, however, excluding Cardinal's Specialty Pharmaceuticals Services Division), other materials and supplies held for use in the ordinary course of the Transferred Business as operated at the Plant and operating the Tangible Personal Property, all as relate solely or primarily to the Transferred Business, including but not limited to those identified on SCHEDULE 1.1.1(c) and/or reflected on the Closing Date Balance Sheet, including, without limitation, all inventory at the Plant relating to Adams Products and the Transferred Business and in the possession of contractors providing outsourcing services and all obsolete goods, materials and supplies, but specifically excluding inventories of Adams Products shipped and invoiced to Purchaser prior to Closing (collectively, the "INVENTORY") which SCHEDULE 1.1.1(c) Seller may update at any time up to and including two (2) business days prior to Closing;

                  (d) All prepaid expenses and deposits relating to the Transferred Business or the Plant, except those listed on SCHEDULE 1.1.2(h);

                  (e) All files, books, records, data, plans and other information relating exclusively or primarily to the Purchased Assets or the Transferred Business, including without limitation all manufacturing processes and procedures, analytical procedures, quality assurance and control procedures, sampling procedures, controlled documents, operational and environmental systems and records, standard operating procedures, information required to be maintained at the Plant by any governmental agency, policies or other documents relating to environmental, health and safety matters, customer and supplier lists, equipment manuals and maintenance records, building and equipment blueprints and specifications, drawings and designs, real estate surveys and reports, abstracts of title, computer software, documentation and related object and source code (to the extent owned or assignable by Seller, but specifically excluding the JD Edwards Software), and other data used or held for use in connection with the operation of the Transferred Business (all of the foregoing items shall collectively be referred to as the "BOOKS AND RECORDS"). The parties acknowledge and agree that they may determine additional items constitute Books and Records pursuant to the foregoing definition, and each party agrees to promptly inform the other party of any additional items that such party believes constitute additional Books and Records;

                  (f) All of Seller's rights under each written or oral contract, agreement, warranty relating to any Tangible Personal Property or other Purchased Asset, lease, plan, instrument, registration, license, permit or approval, or other document,

                                       2

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      commitment, arrangement, undertaking, practice or authorization entered into and related exclusively to the Transferred Business or the Purchased Assets, each as identified on SCHEDULE 3.1.16 and any outstanding purchase orders issued by Seller prior to Closing in the ordinary course of business and related to the Transferred Business;

                  (g) All rights under express or implied warranties relating to the Transferred Business or the Purchased Assets; and

                  (h) All other properties and assets of every kind and nature, real or personal, tangible or intangible, located at the Plant and owned by Seller or any Cardinal Affiliate and used or held for use exclusively or primarily in connection with the Transferred Business, including without limitation, the goodwill associated therewith (which was recorded on the Seller's financial statements in connection with the Original Purchase Agreement), and not otherwise specifically excluded under Section
      1.1.2. An "AFFILIATE" of a person is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

            1.1.2 Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include any of the following (the "EXCLUDED ASSETS"):

                  (a) Those certain fixtures, installations, machinery, equipment and spare parts, to the extent not constituting real property under applicable law, vehicles, furniture, tools, office and laboratory equipment and other personal property located at the Plant and other fixed assets relating to the Transferred Business, in each case as identified in
      SCHEDULE 1.1.2(a) (Seller shall provide an updated SCHEDULE 1.1.2(a) to Purchaser no less than two (2) business days prior to the Closing Date which may identify additional excluded items);

                  (b) Seller's inventories of work in process, raw materials, packaging materials, finished goods, other materials and supplies held for use in the course of Seller's business, other than those items identified on SCHEDULE 1.1.1(c) and/or reflected on the Closing Date Balance Sheet;

                  (c) All patents, trademarks, service marks and copyrights of Seller and Seller Confidential Information ("SELLER'S PROPRIETARY RIGHTS");

                  (d) The contract rights and Authorizations relating to the Transferred Business or the Plant and set forth on SCHEDULE 1.1.2(d);

                  (e) Copies of the Books and Records;

                  (f) All tangible properties of Seller located at any location other than the Plant that are not set forth on SCHEDULE 1.1.1(b) and/or reflected on the Closing Date Balance Sheet;

                  (g) All cash on hand and on deposit in banks, cash equivalents and investments, and all accounts, notes and royalties receivable, and other rights accruing before the Closing Date to receive cash including contingent rights such as tax refunds;

                  (h) All prepaid expenses and deposits listed on SCHEDULE 1.1.2(h), which Seller may update at any time up to and including two (2) business days prior to Closing;

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                  (i) All tangible personal property disposed of or consumed in the ordinary course of business between the Effective Date and the Closing Date;

                  (j) The corporate seals, certificates of incorporation, bylaws, qualifications to conduct business as a foreign corporation, taxpayer and other identification numbers, minute books, stock books, tax returns, books of account or other records having to do with the corporate organization of Seller or any Cardinal Affiliate;

                  (k) All insurance policies relating to the Transferred Business, including policies relating to property, liability, business interruption, health and workers' compensation and lives of officers of Seller or any Cardinal Affiliate;

                  (l) Pension, profit sharing or savings plans and trusts and the assets thereof and any other benefit plan of Seller;

                  (m) Any contracts entered into by Seller or any Cardinal Affiliate or by which Seller or any of the Purchased Assets is bound, other than the Assumed Contracts;

                  (n) Rights to enforce covenants and warranties not included in the Purchased Assets; and

                  (o) All hardware, software and rights acquired or licensed by Seller associated with the JD Edwards ERP system as installed and implemented at the Plant by or for Seller (the "JD EDWARDS SOFTWARE").

      1.2 Agreement to Purchase. At the Closing, Purchaser shall purchase the Purchased Assets from Seller, upon and subject to the terms and conditions of this Agreement and in reliance on the representations, warranties, covenants and agreements of Seller contained herein, in exchange for the Purchase Price. In addition, Purchaser shall assume at the Closing and agree to pay, discharge or perform, as appropriate, the Assumed Liabilities. Except for the Assumed Liabilities, Purchaser shall not assume or be responsible for any liabilities or obligations of Seller or otherwise relating to any of the Purchased Assets.

      1.3 The Purchase Price.

            1.3.1 Payment of Purchase Price.

                  (a) Purchase Price Payment. At the Closing, Purchaser shall pay to Seller an aggregate amount equal to sum of: (i) the estimated * of the Purchased Assets as of the Closing Date and as set forth on SCHEDULE 1.3.1(a)(i) (the "ESTIMATED CLOSING VALUE") which Estimated Closing Value has been prepared consistent with *; and (ii) all documented and reasonable costs out-of-pocket costs (which may include write-offs or similar charges), which shall not exceed in the aggregate $*, incurred by the Seller to terminate and sell the Transferred Business, including without limitation: (x) Seller's legal, accounting and other costs and expenses associated with this Agreement and the transactions contemplated hereunder; (y) all sales and transfer taxes and any other governmental charges payable by Seller (excluding any taxes or other governmental charges due and payable upon the income of Seller) upon the sale or transfer of the Purchased Assets; (z) all costs to transfer the technology and assets of Seller (other than

----------
* Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

      the Purchased Assets) to locations of Seller or any Cardinal Affiliate other than the Plant; and (aa) any severance costs or other costs resulting from termination of any Plant Employee(s) in connection with this Agreement and the sale and transfer of the Transferred Business, all as estimated and set forth on SCHEDULE 1.3.1(a)(ii) (collectively, the "TRANSACTION COSTS"); less (A) the accrued but unpaid vacation liability as of the Closing assumed by the Purchaser for the Transferring Employees, an estimate of which as of the Effective Date is set forth on SCHEDULE
      3.1.17 of the Disclosure Schedule, which Seller shall update at least two
      (2) business days prior to Closing; and (B) the accrued bonus liability assumed by the Purchaser pursuant to Section 1.4.1(h) (the "INITIAL PURCHASE PRICE"). At least two (2) business days prior to Closing, Seller shall provide to Purchaser an updated SCHEDULE 1.3.1(a)(ii) setting forth the estimated Transaction Costs. The *; provided, however, that * under that certain Supply Agreement between Seller and Adams, dated April 1, 2004, as amended (the "SUPPLY AGREEMENT").

                  (b) Payment Method. All payments under this Agreement shall be payable by wire transfer of immediately available funds to such account as the receiving party shall designate in writing to the paying party.

                  (c) Post-Closing Adjustment. (i) Within thirty (30) calendar days after the Closing, Seller shall prepare and deliver to the Purchaser
      (x) an unaudited balance sheet of the Transferred Business at the Closing Date (the "CLOSING DATE BALANCE SHEET"), and (y) an adjusted * of the Purchased Assets as of the Closing Date *. The Closing Date Balance Sheet
      * shall be prepared in accordance with GAAP applied on a consistent basis with the Seller's normal carrying values for assets and consistent with *, as reduced to reflect the accelerated depreciation as set forth above. Seller shall also within such thirty (30) day period prepare and deliver to Purchaser an adjusted SCHEDULE 1.3.1(a)(ii) showing all Transaction Costs, adjusted to reflect any additional Transaction Costs which arose or of which Seller became aware subsequent to the Closing and any adjustments to previous estimates of Transaction Costs (the "ADJUSTED TRANSACTION COSTS" and as aggregated with the FINAL CLOSING VALUE, the "FINAL PURCHASE PRICE"). Purchaser shall be given access during Seller's normal business hours and upon at least two (2) business days advance notice, to certain representatives of Seller to discuss and review, as permitted by such representatives, such books and records of Seller as shall be necessary to verify the Closing Date Balance Sheet and the Final Purchase Price; provided, however, that Seller shall not be required to provide access to or review of books and records Seller reasonably believes are not directly related to the calculation of the Final Purchase Price. If Purchaser does not object to Seller's determination of the Final Purchase Price within fifteen (15) business days following delivery of Seller's calculations of such amount, the Final Purchase Price as delivered by Seller shall be deemed accepted. If Purchaser objects to such determination of the Final Purchase Price, Purchaser shall notify Seller of such objection in writing within such fifteen (15) day period, stating in such written objection the reasons therefor and setting forth Purchaser's calculations of the Final Purchase Price. Upon receipt by Seller of such written objection, the parties shall attempt to resolve the disagreement through negotiation. If the parties cannot resolve such disagreement within thirty (30)

----------
* Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

      days following the end of the foregoing fifteen (15) business day period, the parties shall submit the matter for resolution to a nationally recognized firm of independent certified public accountants not affiliated with either party. The costs of any such resolution by independent accountants shall be borne by the party whose calculation differs most from the calculation determined by such accountants.

                  (ii) Based on the Final Purchase Price as determined above, the Initial Purchase Price shall be increased or decreased, as the case may be, on a dollar-for-dollar basis by the amount by which the Final Purchase Price is more or less than the Initial Purchase Price paid to Seller. Any increase in the Initial Purchase Price as a result of such adjustment, if any, shall be promptly paid by the Purchaser to Seller, by wire transfer, within five (5) business days after final determination of the Final Purchase Price. Any decrease in the Initial Purchase Price as a result of such adjustment, if any, shall be paid by the Seller to the Purchaser, by wire transfer, within five (5) business days after final determination of the Final Purchase Price.

            1.3.2 Allocation of Purchase Price. The Purchase Price and the Assumed Liabilities shall be allocated among the Purchased Assets acquired hereunder in a manner to be determined by Purchaser prior to Closing in its reasonable discretion with the consent of Seller, which consent shall not be unreasonably withheld. Seller and Purchaser shall file all applicable federal, state, local and foreign tax returns and forms, including Form 8594, consistent with such allocation.

      1.4 Liabilities and Obligations of Seller.

            1.4.1 Assumed Liabilities. At the Closing, Purchaser shall assume and agree to pay, discharge or perform, as appropriate, the following, and only the following, liabilities and obligations of Seller (the "ASSUMED LIABILITIES"):

                  (a) all liabilities and obligations of Seller in respect of the Assumed Contracts (including any exhibits or other attachments); provided, that Purchaser shall not, and does not, assume or agree to pay, discharge or perform (i) any liabilities or obligations which accrued during the Seller Operating Period and are required to be performed by Seller prior to the Closing Date, (ii) any liabilities or obligations arising out of any breach by Seller of any provision of any Assumed Contract between the Original Transfer Date and the Closing Date (the "SELLER OPERATING PERIOD"), or the date of assignment if later, or (iii) amounts owed by Seller for goods purchased by Seller, or services provided to Seller, prior to the Closing Date;

                  (b) all liabilities and obligations of Seller in respect of the Real Property Lease (including any exhibits or other attachments); provided, that Purchaser shall not, and does not, assume or agree to pay, discharge or perform (i) any liabilities or payments which arose and accrued during the Seller Operating Period and are required to be made by Seller prior to the Closing Date, or (ii) any liabilities or obligations arising out of any breach by Seller of any provision of the Real Property Lease during the Seller Operating Period;

                  (c) all liabilities relating to the Transferred Business other than those liabilities which were incurred by Seller during the Seller Operating Period or accrued

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      during the Seller Operating Period and are not otherwise assumed by
      Purchaser as provided herein;

                  (d) any liability or obligation with respect to the return of Adams Products manufactured on or prior to the Closing Date by Seller (without prejudice to any rights of Purchaser or Parent under the Supply Agreement);

                  (e) all liabilities arising out of infringement, personal injury or otherwise related to harm caused by Adams Products manufactured by Seller or any Cardinal Affiliate in compliance with the Supply Agreement or manufactured by Purchaser or Parent;

                  (f) any liability or obligation that arises after the Closing and relates solely to periods after the Closing or that relates to the sale and transfer of the Transferred Business with respect to any Plant Employees, whether or not employed or engaged by Purchaser after the Closing, including without limitation, any liability for salaries, wages, payroll taxes, severance pay entitlements, health, medical, retirement, vacation or deferred compensation benefits or any other obligations or expenses arising out of or relating to the employment by Purchaser of the Plant Employees or the termination of such employees. Purchaser shall retain and shall assume and discharge all liabilities and costs under the Consolidated Omnibus Budget Reconciliation Act, as amended ("COBRA") (including liabilities for violations thereof) as to those Plant Employees that commence employment with Purchaser immediately following the Closing for all "qualifying events" (as defined in COBRA) occurring with respect to those Plant Employees and their dependents that commence employment with Purchaser after the Closing;

                  (g) all accrued but unpaid vacation determined as of the Closing Date for those Plant Employees that accept employment offers from Purchaser (the "TRANSFERRING EMPLOYEES") as set forth on SCHEDULE 3.1.17 of the Disclosure Schedule ;

                  (h) the accrual for annual incentive bonus payments to Plant Employees participating in Cardinal Health's management incentive program for fiscal year 2006 as reflected in the Closing Date Balance Sheet;

                  (i) all liabilities or obligations under Environmental Regulations applicable to the operations of the Plant or the land where the Plant is located, excluding only those liabilities directly resulting from Seller's violation of Environmental Regulations during the Seller Operating Period; and

                  (j) any sales and transfer taxes and other governmental charges (excluding any taxes or other governmental charges due and payable upon the income of Seller) payable upon the sale or transfer of the Purchased Assets hereunder which are not paid to Seller as part of the Transaction Costs.

            1.4.2 Liabilities and Obligations Retained by Seller. In no event, however, shall Purchaser assume or incur, nor does Purchaser assume or incur, any liability or obligation of Seller, under this Section 1.4 or otherwise, in respect of any of the following:

                  (a) any federal, state or local income or other tax payable with respect to operation of the Purchased Assets or the Transferred Business during the Seller

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      Operating Period, or the other business, assets, properties or operations of Seller or any of its subsidiaries;

                  (b) any liability or obligation under or in connection with Excluded Assets;

                  (c) any liability or obligation relating to any present or former employees, agents, independent contractors or consultants of Seller, including any liability for accrued salaries, wages, payroll taxes, severance pay entitlements, health, medical (including COBRA), retirement, vacation or deferred compensation benefits or any other obligations or expenses arising out of or relating to the employment by Seller of the Plant Employees or Seller's termination of such employees except as expressly provided for in Sections 1.4.1 (f), (g) and (h); or

                  (d) any other liability or obligation of Seller other than as expressly set forth in Section 1.4.1.

      1.5 Proration of Certain Items. Payments in respect of the Real Property Lease or equipment leases included in the Assumed Contracts in respect of the month in which the Closing occurs and utility, water and sewer use charges shall be apportioned and adjusted as of the Closing Date. Appropriate cash payments by Seller or Purchaser, as the case may require, shall be made from time to time, as soon as practicable after the facts giving rise to the obligation for such payments are known, to give effect to the prorations provided for in this
Section 1.5.

                  ARTICLE II - CLOSING AND THIRD PARTY CONSENTS

      2.1 Time and Place of Closing. Subject to the provisions of Section 8.1 hereof, the closing (the "CLOSING") of the transactions contemplated by this Agreement shall be coordinated by Alston & Bird LLP, counsel to the Purchaser, and shall be effected by fax, courier, or other means, with or without a physical meeting of the parties and shall take place at 10:00 A.M., local time, on July 31, 2006, or such other time or date as the parties may mutually agree in writing. The date of the Closing is sometimes herein referred to as the "CLOSING DATE." At the Closing, possession and operating control of the Purchased Assets shall be delivered and/or tendered by Seller to Purchaser and title to the Purchased Assets shall pass to Purchaser upon such delivery or tender of the Purchased Assets.

      2.2 Items to be Delivered at Closing. At the Closing and subject to the terms and conditions herein contained:

                  (a) Seller shall deliver to Purchaser the following:

                        (i) a duly executed Bill of Sale and Assignment and Assumption Agreement in substantially the forms attached hereto as EXHIBITS A-1 and A-2 hereto, respectively;

                        (ii) actual possession and operating control of all of the Purchased Assets;

                        (iii) a duly executed Assignment of Lease ("ASSIGNMENT
                              OF LEASE"), Landlord Consent to Assignment
                              ("CONSENT TO ASSIGNMENT") and an Escrow Agreement as contemplated by Section 2.3(b) ("LEASE

                                       8

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                              ESCROW AGREEMENT") (approved in writing by the
                              Escrow Agent) in substantially the forms of EXHIBITS B-1, B-2 and B-3 hereto, respectively;

                        (iv) an Amendment to that certain Commercial Services Agreement between the Seller and Adams in substantially the form of EXHIBIT C hereto (the "SERVICES AGREEMENT") duly executed by Seller;

                        (v) the Commercial Manufacturing Agreement (Granulate) in substantially the form of EXHIBIT D hereto (the "GRANULATE SUPPLY AGREEMENT") duly executed by Seller;

                        (vi)  the Commercial Packaging Agreement in
                              substantially the form of EXHIBIT E hereto (the "PACKAGING AGREEMENT") duly executed by Seller;

                        (vii) the Quality Agreement in substantially the form of
                              EXHIBIT F hereto (the "QUALITY AGREEMENTS") duly executed by Seller; and

                        (viii) a Transition Services Agreement in substantially
                               the form of EXHIBIT G hereto (the "TRANSITION AGREEMENT") duly executed by Seller.

                  (b) Purchaser shall deliver to Seller the following:

                        (i)   the Purchase Price payment in accordance with
                              Section 1.3.1(a) hereof;

                        (ii) a duly executed Assignment of Lease, Consent to Assignment and Lease Escrow Agreement (approved in writing by the Escrow Agent);

                        (iii) a duly executed Services Agreement;

                        (iv) a duly executed Granulate Supply Agreement and Packaging Agreement and Quality Agreement;

                        (v) a duly executed Assignment and Assumption Agreement; and

                        (vi)  a duly executed Transition Agreement.

                  (c) At or prior to the Closing, the parties hereto shall also deliver to each other the agreements, opinions, certificates and other documents and instruments referred to in Article V hereof.

      2.3 Third Party Consents.

      (a) SCHEDULE 2.3 sets forth and describes all material approvals, consents or waivers required under any Assumed Contract listed on Schedule 3.1.16 which shall be required by the parties as a condition to Closing pursuant to Sections
5.1.5 and 5.2.6 (the "Required Consents"). To the extent that Seller's rights under any Assumed Contract or other Purchased Asset may not be assigned without the approval, consent or waiver of another person, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and the parties shall use their reasonable

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commercial efforts to obtain any such required approval(s), consent(s) and waiver(s) as promptly as possible. Subject to Section 2.3(b) and Section 6.2(g), if any such approval, consent or waiver shall not be obtained or if any attempted assignment would be ineffective or would impair Purchaser's rights under the Assumed Contract or other Purchased Asset in question so that Purchaser would not acquire the benefit of all such rights and if Purchaser shall elect to effect the Closing notwithstanding its rights under 5.1.5 to the contrary, Seller, to the maximum extent permitted by law and the Assumed Contract or other Purchased Asset, shall act after the Closing as Purchaser's agent in order to obtain for it the benefit of all such rights thereunder and shall cooperate with Purchaser in any other mutually agreeable arrangements to provide the benefit of all such rights to Purchaser.

      (b) In connection with the Assignment of Lease and Consent to Assignment:

                  (i) Purchaser shall deliver to JPMorgan Chase Bank or other mutually acceptable escrow agent (the "ESCROW AGENT") at the Closing immediately available funds totaling $2,169,233.76 (the "LEASE ESCROW AMOUNT"), which amount shall be equal to the sum of all Monthly Basic Rental (as defined in the Real Property Lease) payments estimated to be due and payable to the landlord under the Real Property Lease (the "LANDLORD") pursuant to the Real Property Lease during the remainder of the term of the Real Property Lease commencing on the Closing Date and ending on March 31, 2011. The Lease Escrow Amount shall be held in accordance with the Lease Escrow Agreement, pursuant to which an amount equal to the Monthly Basic Rental payments for one (1) month shall be released directly to the Landlord on a monthly basis. Notwithstanding the foregoing, Seller agrees that upon receipt of satisfactory evidence that it has been released by the Landlord from any obligations and liabilities with respect to the Real Property Lease (the "SELLER RELEASE"), it shall, jointly with Purchaser, execute and deliver to Escrow Agent a written notice pursuant to Section 4(B) of the Lease Escrow Agreement instructing the Escrow Agent to release all of the balance of the Lease Escrow Amount to Purchaser.

                  (ii) In the event that the Landlord does not execute the
            Consent to Assignment, and in the event the parties mutually agree that (x) notwithstanding such lack of Landlord consent, the parties shall consummate the Closing, then the failure of Seller to obtain such consent shall not be deemed a breach of Seller's representations, warranties or obligations pursuant to Sections 3.1.3, 3.1.6, 3.1.16, or 4.1.6 of this Agreement or for any other purposes of this Agreement or the Assignment of Lease, and Seller and all Cardinal Affiliates shall have no liability under this Agreement, including without limitation, under Section 6.1 of this Agreement, to Purchaser or any Affiliate of Purchaser or any Indemnified Purchaser Party with respect to such failure to obtain such consent of Landlord, and (y) the parties shall use their reasonable commercial efforts to obtain such Landlord consent as promptly as possible following the Closing.

                  ARTICLE III - REPRESENTATIONS AND WARRANTIES

      3.1 Representations and Warranties of Seller. Seller hereby represents and warrants to Purchaser that, except as set forth on a Disclosure Schedule delivered to Purchaser with this Agreement, each of which exceptions shall specifically identify the relevant subsection hereof to which it relates and shall be deemed to be representations and warranties as if made hereunder (the "DISCLOSURE SCHEDULE"):

            3.1.1 Corporate Existence. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and qualified to do business in the State of Texas.

            3.1.2 Corporate Power; Authorization; Enforceable Obligations. Seller has the corporate power, authority and legal right to execute, deliver and perform this Agreement and the other agreements, documents and instruments required to be delivered by Seller in connection with this Agreement. All agreements, documents, and instruments required to be delivered by Seller pursuant to this Agreement are sometimes collectively referred to hereinafter as the "SELLER'S DOCUMENTS". The execution, delivery and performance by Seller of this Agreement and of the Seller's Documents have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been, and the Seller's Documents will be, duly executed and delivered on behalf of Seller by duly authorized officers of Seller, and this Agreement constitutes, and the Seller's Documents when executed and delivered will constitute, the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity.

            3.1.3 Validity of Contemplated Transactions, Etc. The execution, delivery and performance of this Agreement and each of Seller's Documents by Seller does not and will not violate, conflict with or result in the breach (or would result in a breach but for any requirement of notice or lapse of time or both) of any term, condition or provision of, or require the consent (except as set forth on SCHEDULE 3.1.3 of the Disclosure Schedule) of any other person under, (a) any existing law, ordinance, or governmental rule or regulation to which Seller or any of the Purchased Assets is subject, (b) any existing judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Seller or any of the Purchased Assets, (c) the certificate of formation and operating agreement, as amended, of Seller, or (d) any mortgage, indenture, agreement, contract, commitment, lease, plan, Authorization, or other instrument, document or understanding, oral or written, by which any of the Transferred Business, the Purchased Assets or the Purchaser may be bound or affected, or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of Seller thereunder, as such rights or obligations relate exclusively or primarily to the Transferred Business or Purchased Assets, except where such breach or failure to obtain such consent would not have a material adverse affect on the Transferred Business or the Purchased Assets. Except as aforesaid, no Authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery or performance of this Agreement or any of the Seller's Documents by Seller.

            3.1.4 No Third Party Rights. Except for this Agreement, the Seller's Documents or agreements disclosed on SCHEDULE 3.1.4 of the Disclosure Schedule, there are no existing agreements, options, commitments or rights with, of or to any person to acquire any of Seller's assets, properties or rights included in the Purchased Assets or any interest therein.

            3.1.5 Financial Information. All financial information relating exclusively to the Transferred Business or the Purchased Assets provided by the Seller to the Purchaser, including without limitation the Interim Balance Sheet (such balance sheet, the "BALANCE SHEET" and such date, the "BALANCE SHEET DATE") (the "FINANCIAL INFORMATION"):

                  (a) is in all material respects true, complete and correct;

                  (b) in the case of historical information, is in accordance with the books and records of Seller; and

                  (c) in the case of historical information, presents fairly the results of operations for the periods then ending and other information concerning the condition of the Plant and the other Purchased Assets as of the respective dates thereof.

      During the term of the Supply Agreement, Seller has accounted for the Adams Products' profit split consistent with Article IX of the Supply Agreement in all material respects and has no unallocated manufacturing or purchase price variations that are creditable or payable to either party as of the Closing.

            3.1.6 Title to Property; Absence of Encumbrances, etc.

                  (a) A true and correct copy of all amendments to the Real Property Lease entered into during the Seller Operating Period has been delivered to Purchaser. To the Seller's knowledge, the Real Property Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect, and there are no offsets or defenses by either landlord or tenant thereunder that accrued during the Seller Operating Period. No events or circumstances have occurred during the Seller Operating Period which, with or without notice or lapse of time or both, would constitute defaults, under the Real Property Lease.

                  (b) To the knowledge of Seller without investigation, other than as set forth on SCHEDULE 3.1.13 of the Disclosure Schedule, the Plant has been operated by Seller during the Seller Operating Period in compliance in all material respects with all applicable federal, state and local laws, regulations, ordinances, standards and orders, including, without limitation, applicable regulations, ordinances, standards and orders relating to operation of the Transferred Business at the Plant.

                  (c) To the knowledge of Seller, there is no pending condemnation action with respect to the Plant, or any part thereof. Other than as set forth on SCHEDULE 3.1.6, Seller has not received written notice of, and, to the Seller's knowledge, there is no: pending or contemplated change in any governmental regulation or private restriction applicable to the Plant; pending or threatened judicial or administrative action or proceedings in any court or before any governmental authority or arbitration board or tribunal; or any such action or proceeding pending or threatened by adjacent landowners or other persons, any of which would result in any material change in the condition of the Plant, or any part thereof, or to the access to the Plant. Seller has not received written notice of any contemplated improvements to the Plant by any public authority, the costs of which are to be assessed, as special taxes or otherwise, against the Plant or the owner or operator thereof in the future.

            3.1.7 Inventory. Any finished goods which are Adams Products made and not yet delivered under the Supply Agreement and included in the Inventory were manufactured in all material respects in compliance with the Supply Agreement and any work-in-process which is intended to be used in Adams Products and is included in the Inventory has been manufactured in all material respects, to the extent specifically applicable, in compliance with the Supply Agreement. To the extent the Inventory was acquired during the Seller Operating Period, such Inventory was acquired and has been maintained in the ordinary course of business. Except as otherwise expressly set forth herein, all Inventory is transferred "AS IS" without warranty or representation of any kind.

            3.1.8 Taxes and Tax Returns. Except as set forth on SCHEDULE 3.1.8 of the Disclosure Schedule, all material federal, state, local and foreign tax returns, reports, statements and other similar filings required to be filed by Seller with respect to the Purchased Assets (the "TAX RETURNS") with respect to any federal, state, local or foreign taxes, assessments, interest, penalties, deficiencies, fees and other governmental charges or impositions (including without limitation all income tax, unemployment compensation, social security, payroll, sales and use, excise, privilege, property, ad valorem, franchise, license, school and any other tax or similar governmental charge or imposition under laws of the United States or any state or political subdivision thereof or any foreign country or political subdivision thereof) with respect to the Purchased Assets (the "TAXES"), have been timely filed (taking extensions into account) with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed and all such Tax Returns materially reflect the liabilities of Seller for Taxes for the periods, property or events covered thereby. All Taxes, including without limitation those which are called for by the Tax Returns or heretofore or hereafter claimed to be due by any taxing authority from Seller, have been properly accrued or paid (or, in the case of any contested taxes, Seller has established an adequate reserve) and the amount of accruals for Taxes recorded by Seller on its books is adequate to cover the Tax liabilities of Seller. To the Seller's knowledge, there are no pending tax examinations of or tax claims asserted against any of the Purchased Assets. There are no tax liens (other than any lien for current Taxes not yet due and payable) on any of the Purchased Assets. Seller has made all deposits required by law to be made by it with respect to Plant Employees' withholding and other employment Taxes relating to the Plant Employees, including without limitation the portion of such deposits relating to Taxes imposed upon Seller.

            3.1.9 Books and Records. The Books and Records and the accounts of Seller which relate to and were created by Seller during the Seller Operating Period accurately and fairly reflect, in reasonable detail, all of the transactions regarding the Plant, the Transferred Business and the Purchased Assets.

            3.1.10 Existing Condition. Since the Balance Sheet Date, Seller has not:

                  (a) incurred any liabilities in connection with the Transferred Business, other than liabilities incurred in the ordinary course of the Transferred Business consistent with past practice, or failed to pay or discharge when due any such liabilities of which the failure to pay or discharge has caused or would reasonably be expected to cause any material damage or risk of material loss to the Purchased Assets or the Transferred Business;

                  (b) sold, encumbered, assigned or transferred any material assets or properties which would have been included in the Purchased Assets if the Closing had been held on the Balance Sheet Date or on any date since then, except for the sale of inventory in the ordinary course of business consistent with past practice and the grant of licenses that are in the ordinary course of business;

                  (c) mortgaged, pledged or subjected any of the Purchased Assets to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever, except for Permitted Liens or liens that are in the ordinary course of business;

                  (d) made or suffered any amendment or termination of any Assumed Contract;

                  (e) suffered any damage, destruction or loss, whether or not covered by insurance, (i) materially and adversely affecting the Transferred Business or the Purchased Assets or (ii) of any item or items included within the Purchased Assets carried on its books of account individually or in the aggregate at more than $100,000,;

                  (f) suffered any material adverse change in the Transferred Business or the Purchase Assets;

                  (g) received notice or had knowledge of any occurrence, event or condition which is reasonably likely to have a material adverse effect on the Transferred Business or the Purchased Assets;

                  (h) made commitments or agreements for capital expenditures or capital additions or betterments relating to the Transferred Business or the Purchased Assets exceeding in the aggregate $100,000;

                  (i) increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of the Plant Employees or made any increase in, or any addition to, other benefits to which any such persons may be entitled, except for changes to Plant Employee Plans, annual salary increases or bonus awards made in the ordinary course of business consistent with past practice; or

                  (j) changed any of the accounting principles followed by it with respect to the Transferred Business or Purchased Assets or the methods of applying such principles.

            3.1.11 Title to Assets. Except as set forth on SCHEDULE 3.1.11 of the Disclosure Schedule, Seller has good, valid and marketable title to all of its properties and assets, real, personal and mixed, which would be included in the Purchased Assets if the Closing took place on the Effective Date, which it purports to own, and has good leasehold title to those properties and assets it purports to lease, including without limitation all Tangible Personal Property, all Inventory and, all Books and Records transferred hereunder or licensed to Purchaser, free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and other encumbrances and defects of title of any nature whatsoever (collectively

"LIENS"), except for Liens that: (i) were in existence prior to the Seller Operating Period or otherwise resulting from any act or omission of Purchaser, Adams or any Adams Affiliate, or (ii) are immaterial in character, amount, and extent, and which do not materially detract from the value or interfere with the present use of the Purchased Assets or conduct of the Transferred Business (collectively, "PERMITTED LIENS").

            3.1.12 Condition and Sufficiency of Assets. All equipment and other items of tangible property and assets included in the Purchased Assets are transferred "AS IS" without warranty or representation of any kind other than as expressly set forth in Section 3.1.11. There are no tangible, material assets employed by Seller in manufacturing the Adams Products at the Plant that are not included in the Purchased Assets, other than the Excluded Assets and those assets of Purchaser identified on SCHEDULE 1.1.1(b)(i).

            3.1.13 Compliance with Regulations. Except as set forth on SCHEDULE
3.1.13 of the Disclosure Schedule, to the knowledge of Seller, during the Seller Operating Period, Seller's operation of the Transferred Business has complied in all material respects with each, and is not in violation of any, law, ordinance, governmental or regulatory rule or regulation, judgment, decision or order, whether federal, state, local or foreign, applicable to the Transferred Business ("REGULATIONS").

            3.1.14 Litigation. Except as set forth on SCHEDULE 3.1.14 of the Disclosure Schedule, no litigation, arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority is pending against Seller or, to the knowledge of Seller, is threatened against Seller which could reasonably be expected to have a materially adverse effect on the Transferred Business, the Purchased Assets or the transactions contemplated by this Agreement.

            3.1.15 Insurance. [Intentionally Omitted]

            3.1.16 Agreements, Contracts and Commitments. SCHEDULE 3.1.16 of the Disclosure Schedule contains accurate lists of the following agreements, contracts, leases and other documents and understandings (whether written or oral) to which Seller is a party or has rights with respect to the Transferred Business or by which any of the Purchased Assets may be bound or affected:

                  (a) any agreement, contract or commitment with any Plant Employee or consultant or advisor who provides services relating to the Transferred Business or the Purchased Assets involving greater than $50,000 per year or that includes severance or similar benefits;

                  (b) any agreement, contract or commitment for the future purchase by Seller of products or services relating to the Transferred Business which involves $50,000 or more;

                  (c) any partnership, joint venture, sales agency or similar agreement, contract or commitment relating to the Transferred Business;

                  (d) any lease under which Seller is either a lessor or lessee or relating to any property at which any of the Purchased Assets are located;

                  (e) any deed of trust, mortgage, lien or other encumbrance affecting any of the Purchased Assets;

                  (f) any agreement, contract or commitment for any capital expenditure or leasehold improvement for the Transferred Business or the Purchased Assets in excess of $50,000;

                  (g) any license, franchise, computer service, distributorship or other agreement which relates in whole or in part to any software, patent, trademark, trade name, service mark or copyright or to any ideas, technical assistance or other know-how of third parties used by Seller solely in the conduct of the Transferred Business and included in the Purchased Assets;

                  (h) any agreement containing covenants that in any way purport to restrict the operation of the Transferred Business or limit the freedom of the operator of the Transferred Business to engage in any line of business or to compete with any person, including without limitation any agreements containing any exclusive or semi-exclusive arrangements; and

                  (i) any other agreement, contract or commitment relating to the Transferred Business not otherwise listed on SCHEDULE 3.1.16 and which either (w) continues over a period of more than six months from the Effective Date, (x) exceeds $50,000 in value, (y) is otherwise material to the Transferred Business or the Purchased Assets or (z) contains termination or other provisions triggered by the transactions contemplated by this Agreement.

                  Each of the agreements, contracts, commitments, leases, plans and other instruments, documents and undertakings listed on SCHEDULE 3.1.16, or not required to be listed thereon because of the amount thereof, including without limitation, outstanding purchase orders issued by Seller prior to the Closing in the ordinary course of business and related to the Transferred Business, under which Purchaser is acquiring rights or obligations hereunder, except for those listed on SCHEDULE 1.1.2(d) or as otherwise set forth on the Disclosure Schedule, is referred to herein as an "ASSUMED CONTRACT." To Seller's knowledge, each Assumed Contract is valid and enforceable against the parties thereto in accordance with its terms, subject to, as to enforcement, (i) to bankruptcy, insolvency, reorganization, arrangement, moratorium, and other laws of general applicability relating to or affecting creditor's rights,
      (ii) to general principles of equity, whether such enforcement is considered in a proceeding in equity or at law. With regard to each Assumed Contract listed on SCHEDULE 3.1.16 to which Seller is a party, Seller is, and to the knowledge of Seller, all other parties thereto are, in material compliance with the provisions thereof; Seller is not, and to the knowledge of Seller, no other party thereto is, in material default in the performance, observance or fulfillment of any obligation, covenant or condition contained therein; and to Seller's knowledge no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a material default thereunder. Except as set forth and described in SCHEDULE 2.3, no Assumed Contract listed on Schedule
      3.1.16 and material to the operation of the Transferred Business requires a consent of any party to its assignment in connection with the transactions contemplated by this Agreement.

            3.1.17 Additional Information. SCHEDULE 3.1.17 of the Disclosure Schedule contains accurate lists of the following, the names and titles of and current (as of July 17, 2006) annual base salary or hourly rate for each person employed by Seller (directly or by way of an employee leasing or similar arrangement) at the Plant as of the Effective Date (the "PLANT EMPLOYEES"), and each temporary employee, leased employee, independent contractor or other person providing services at the Plant, and together with a statement of the full amount and nature of any other remuneration, whether in cash or kind, paid to each such person during the most recent fiscal year or payable to each such person in the future, including the bonuses accrued for each such person and the vacation and severance benefits to which each such person is entitled, including accrued but unpaid vacation estimated as of the Closing Date.

            3.1.18 Employee Benefit Plans and Labor Matters.

                  (a) Seller is not a party to any collective bargaining agreement or any other agreement which determines the terms and conditions of employment of any Plant Employee. No collective bargaining agent has been certified as a representative of any of the Plant Employees and to Seller's knowledge no representation campaign or election is now in progress with respect to any of the Plant Employees. Seller has not suffered any strike, slowdown, picketing or work stoppage by any union or other group of employees affecting the Transferred Business; and to the knowledge of Seller, there are no efforts underway or threats to effect any of same.

                  (b) With respect to Plant Employees, Seller is in compliance in all material respects with all federal, state and local laws and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours, and there is no unfair labor practice complaint relating to Plant Employees against Seller pending or, to the knowledge of Seller, threatened.

                  (c) Except for joint communications with Purchaser or communications authorized or approved by Purchaser, no representations have been made by Seller to Plant Employees with respect to Purchaser's intentions to employ, or not to employ, the Plant Employees or with respect to the conditions of any such employment.

            3.1.19 Business Relations. There exists no actual or, to the knowledge of Seller, threatened termination, cancellation or limitation of, or any adverse modification or change in, the business or business relationship of Seller with any supplier relating to the Transferred Business, and to Seller's knowledge, there exists no present condition or state of facts or circumstances that would reasonably be expected to adversely affect the Transferred Business or prevent Purchaser from conducting such business or business relationships with any such supplier in the same manner as heretofore conducted by Seller.

            3.1.20 Intellectual Property.

                  (a) To the knowledge of Seller, no Plant Employee or consultant of Seller which provides services relating to the Transferred Business is in violation of any requirement of law applicable to such employee or consultant, or any material term of any employment or consulting agreement, any patent or invention disclosure agreement, any non-competition or non-disclosure agreement, or any other contract or agreement relating to the relationship of such employee or consultant with Seller.

                  (b) Seller has used reasonable efforts to keep confidential the designs, plans, trade secrets, source codes, inventions, processes, procedures, research records, know-how and formulae of Seller with respect to the Transferred Business, the value of which is contingent upon maintenance of confidentiality thereof.

                  (c) All computer software of Seller included in the Books and Records (the "SOFTWARE") is provided and transferred "AS IS" with no warranty or representation of any kind.

            3.1.21 Environmental Matters.

                  (a) Seller has obtained and holds all permits, licenses, easements, rights, applications, filings, registrations and other authorizations ("AUTHORIZATIONS") required in connection with the Transferred Business under applicable Regulations relating to pollution or protection of the environment, including Regulations relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including without limitation ambient air, surface water, groundwater, or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes (collectively, "ENVIRONMENTAL REGULATIONS").

                  (b) Seller has operated the Plant during the Seller Operating Period substantially in compliance with the operation of the Plant during the period immediately prior to the Original Transfer Date, and to its knowledge, n in compliance with all Environmental Regulations. There is no civil, criminal or administrative claim, action, demand, suit, proceeding, study or investigation pending or, to the knowledge of Seller, threatened against Seller under any Environmental Regulations and relating to the operation of the Plant by Seller (an "ENVIRONMENTAL CLAIM").

                  (c) Except as set forth on SCHEDULE 3.1.21 of the Disclosure Schedule, as of the Closing Date, Seller has not received written notice of any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance or continued compliance by Seller with respect to its operation of the Plant or the Transferred Business with any Environmental Regulations or any order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste at the Plant or the land where the Plant is located.

                  (d) Seller represents and warrants as of the Closing Date that:

                        (i) Seller has not, and has no knowledge of any other person who has, caused any Release, threatened Release, or disposal of any Hazardous Material at the Plant during the Seller Operating Period; to Seller's knowledge the Plant is not adversely affected by any Release, threatened Release or disposal of a Hazardous Material originating or emanating from any other property that occurred during the Seller Operating Period;

                        (ii) The Seller has not installed or created at the Plant any: (a) underground storage tank, (b) material amounts of asbestos-containing building material, (c) landfills or dumps, or (d) hazardous waste management facility as defined pursuant to RCRA or any comparable state law, or;

                        (iii) Seller has no notice or knowledge of any Environmental Claim involving Seller's operation of the Plant or the land where the Plant is located;

                        (iv) Seller has no knowledge of any imminent restriction on the ownership, occupancy, use or transferability of the land where the Plant is located in connection with any (a) Environmental Regulation or
      (b) Release or disposal of a Hazardous Material; and

                        (v) To the knowledge of Seller, there are no conditions or circumstances at the land where the Plant is located which would reasonably be expected to pose a risk to the environment or the health or safety of persons.

For purposes of this Section, the following terms shall have the following meanings:

      "HAZARDOUS MATERIAL" shall mean any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or material which is hazardous or toxic and includes, without limitation, (a) asbestos, polychlorinated biphenyls, and petroleum (including crude oil or any fraction thereof) and (b) any such material classified or regulated as "hazardous" or "toxic" pursuant to any environmental law.

      "RCRA" shall mean the Solid Waste Disposal Act, as amended by the Resource Conversation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 USC 6901 et seq., and any future amendments that are made prior to the Closing.

      "RELEASE" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the indoor or outdoor environment, including, without limitation, the abandonment or discarding of barrels, drums, containers, tanks, and other receptacles containing any Hazardous Material.

            3.1.22 Availability of Documents. Seller has made available to Purchaser copies of all documents, including without limitation all agreements, contracts, commitments, leases, plans, instruments, undertakings, Authorizations, permits, licenses, patents, trademarks, trade names, service marks, copyrights and applications therefor, listed in the Disclosure Schedule or referred to herein. Such copies are true and complete and include all amendments, supplements and modifications thereto or waivers currently in effect thereunder.

            3.1.23. Completeness of Disclosure. Except to the extent qualified by Section 3.1.24, no representation or warranty by Seller in this Agreement nor in any Disclosure Schedule, certificate, statement, document or instrument furnished or to be furnished to Purchaser pursuant hereto, or in connection with the negotiation, execution or performance of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading.

            3.1.24 Qualification To the extent any representation or warranty of Seller hereunder or in any Disclosure Schedule, certificate, statement, document or instrument furnished or to be furnished by Seller pursuant hereto relates to any act, omission, fact or circumstance prior to the Seller Operating Period, such representation or warranty is qualified by the representations and warranties made by Adams under the Original Purchase Agreement or in any Disclosure Schedule, certificate, statement, document or instrument furnished or to be furnished by Adams pursuant thereto. Without limiting the generality of the foregoing, any inaccuracy of a representation or warranty hereunder or in any Disclosure Schedule, certificate, statement, document or instrument furnished or to be furnished by Seller pursuant hereto attributable to an inaccuracy in the Original Purchase Agreement or in any Disclosure Schedule, certificate, statement, document or instrument furnished or to be furnished by Adams pursuant thereto is not, and shall not be deemed to be, a breach by Seller of any such representation or warranty or of this Agreement.

      3.2 Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller as follows:

            3.2.1 Corporate Existence. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser is duly qualified to do business and is in good standing as a foreign corporation in the State of Texas.

            3.2.2 Corporate Power and Authorization. Purchaser has the corporate power, authority and legal right to execute, deliver and perform this Agreement, the Assignment and Assumption Agreement and the other agreements, documents and instruments required to be executed and delivered by Purchaser in accordance with the provisions hereof (collectively, the "PURCHASER'S DOCUMENTS"). The execution, delivery and performance of this Agreement and Purchaser's Documents by Purchaser have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Purchaser and constitutes, and Purchaser's Documents when executed and delivered will constitute, the legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity.

            3.2.3 Validity of Contemplated Transactions, Etc. The execution, delivery and performance of this Agreement and Purchaser's Documents by Purchaser does not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other party to, (a) any existing law, ordinance, or governmental rule or regulation to which Purchaser is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator of governmental or regulatory official, body or authority which is applicable to Purchaser, (c) the certificate of incorporation or bylaws of, or any securities issued by, Purchaser, or (d) any mortgage, indenture, agreement, contract, commitment, lease, plan or other instrument, document or understanding, oral or written, to which Purchaser is a party or by which Purchaser is otherwise bound or affected. Except as aforesaid, no authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery and performance of this Agreement and Purchaser's Documents by Purchaser.

            3.2.4 Completeness of Disclosure. No representation or warranty by Purchaser in this Agreement nor in any Disclosure Schedule, certificate, statement, document or instrument furnished or to be furnished to Seller pursuant hereto, or in connection with the negotiation, execution or performance of this Agreement, contains or will contain any untrue statement of a

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

material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading.

      3.3 Survival of Representations and Warranties. All representations and warranties made by the parties in this Agreement or in any Disclosure Schedule, certificate, statement, document or instrument furnished hereunder shall survive the Closing for a period of one year except for the representations and warranties set forth in Sections 3.1.1 through 3.1.4, inclusive, Section 3.1.24 and Sections 3.2.1 through 3.2.4, inclusive, which shall survive the Closing for two (2) years. Notwithstanding any investigation or audit conducted before or after the Closing Date or the decision of any party to complete the Closing, each party shall be entitled to rely upon the representations and warranties set forth herein, provided, however, each party shall have an obligation to inform the other party if it has actual knowledge of any violation of a representation or warranty by the other party prior to Closing.

                     ARTICLE IV - AGREEMENTS PENDING CLOSING

      4.1 Agreements of Seller Pending the Closing. Seller covenants and agrees with Purchaser that, pending the Closing and except as otherwise agreed to in writing by Purchaser:

            4.1.1 Business in the Ordinary Course. Seller shall cause the Transferred Business to be conducted solely in the ordinary course consistent with Seller's past practice.

            4.1.2 Existing Condition. Seller shall not cause nor voluntarily permit to occur any of the events or occurrences described in Section 3.1.10 hereof.

            4.1.3 Maintenance of Physical Assets and Business Relations. Seller shall continue to maintain and service the physical and intangible assets included in the Purchased Assets in the same manner as has been its past practice. Seller shall use its reasonable commercial efforts to maintain the relations and goodwill with suppliers, customers, the workforce and any others having business relations relating to the Transferred Business.

            4.1.4 Legal Compliance. Seller shall comply in all material respects with all Regulations and Authorizations and all other laws, regulations and ordinances applicable to the Transferred Business and the Purchased Assets.

            4.1.5 Updated Schedules. Seller shall promptly disclose to Purchaser in writing any information contained in the representations and warranties, the Disclosure Schedules or the Schedules which, because of an event occurring after the Effective Date, is incomplete or is no longer correct as of all times after the Effective Date until the Closing Date and shall, two (2) days before the Closing Date, document all such disclosures in an updated Disclosure Schedule or Schedules. Such updated Disclosure Schedule or Schedules shall not be deemed to amend or supplement the representations and warranties of Seller or the Disclosure Schedules thereto or the Schedules unless Purchaser shall have consented thereto in writing, which consent will not be unreasonably withheld.

            4.1.6 Conduct of Business. Seller shall use reasonable efforts to conduct the Transferred Business and operate the Purchased Assets in the ordinary course and in such a manner that on the Closing Date the representations and warranties of Seller contained in this Agreement shall be true as though such representations and warranties were made on and as of such date. Furthermore, Seller shall cooperate with Purchaser and use its reasonable commercial efforts to cause all of the conditions to the obligations of Purchaser and Seller under this Agreement to be satisfied on or prior to the Closing Date. In the event that Seller determines that

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

a condition is not reasonably likely to be so satisfied, Seller shall promptly notify Purchaser of such determination.

            4.1.7 Access. At all reasonable times prior to Closing, Purchaser and its representatives shall have the right, upon reasonable advance notice, to: (a) examine, inspect, and review the Transferred Business and the Purchased Assets and all books, contracts, agreements, commitments, records and documents of every kind relating to the Transferred Business or the Purchased Assets, other than such information relating solely to Excluded Assets; and (b) interview Plant Employees and suppliers of Seller relating to the Transferred Business. Seller shall reasonably cooperate with Purchaser and its representatives in conducting the reviews and other activities described in this
Section 4.1.7.

            4.1.8 Press Releases. Except as required by applicable law, Seller shall not make any public statement or release concerning this Agreement or the transactions contemplated hereby except in accordance with Section 4.3. If Seller determines that it shall be required by law to make disclosure of any such information, Seller shall advise Purchaser as soon as reasonably practicable and in any event prior to the making of such disclosure.

      4.2 Agreements of Purchaser Pending the Closing. Purchaser covenants and agrees with Seller that, pending the Closing and except as otherwise agreed to in writing by Seller:

            4.2.1 Actions of Purchaser. Purchaser shall cooperate with Seller and use its reasonable commercial efforts to cause all of the conditions to the obligations of Purchaser under this Agreement to be satisfied on or prior to the Closing Date. In the event that Purchaser determines that a condition is not reasonably likely to be so satisfied, Purchaser shall promptly notify Seller of such determination.

            4.2.2 Publicity. Except as required by applicable law, Purchaser shall not make any public statement or release concerning this Agreement or the transactions contemplated hereby except in accordance with Section 4.3. If Purchaser determines that it shall be required by law to make disclosure of any such information, Purchaser shall advise Seller as soon as reasonably practicable and in any event prior to the making of such disclosure, and shall permit Seller to review and comment upon any such statement or release prior to such disclosure, and Purchaser will work in good faith with Seller to be responsive to any comments made by Seller with respect to any such statement or release. Notwithstanding the foregoing, to the extent Purchaser is required by applicable law to make timely disclosure of any information that prevents Purchaser from giving Seller a reasonable opportunity to comment on such disclosure, Purchaser shall be permitted to make such statement or release provided that Purchaser has notified Seller in writing and provided a copy of such proposed statement or disclosure prior to the release of such statement or disclosure, and has used reasonable efforts to permit Seller to review and comment upon such statement or disclosure prior to its release.

      4.3 Press Releases. From time to time after the execution of this Agreement, Purchaser and Seller may issue mutually acceptable joint or coordinated press releases and shall reasonably cooperate with each other to coordinate and approve any press release or employee briefings.

                 ARTICLE V - CONDITIONS PRECEDENT TO THE CLOSING

      5.1 Conditions Precedent to Purchaser's Obligations. The obligation of Purchaser under this Agreement to effect the Closing is subject to the fulfillment or satisfaction, prior to or

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

at the Closing, of each of the following conditions precedent (unless waived in writing by Purchaser):

            5.1.1 Representations and Warranties True as of the Closing Date. The representations and warranties of Seller contained in this Agreement or in any Disclosure Schedule, certificate, statement, document or instrument furnished to Purchaser hereunder shall have been true in all material respects on the Effective Date without regard to any updated Disclosure Schedule furnished to Purchaser after the Effective Date and prior to the Closing, and shall be true in all material respects on the Closing Date, taking into account any updated Disclosure Schedules furnished to Purchaser pursuant to Section 4.1.5, with the same effect as though such representations and warranties were made as of such date.

            5.1.2 Compliance with this Agreement. Seller shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

            5.1.3 Closing Certificate. Purchaser shall have received a certificate from Seller dated the Closing Date, certifying in such detail as Purchaser may reasonably request that the conditions specified in Sections 5.1.1 and 5.1.2 hereof have been fulfilled in all material respects and certifying that Seller has obtained all approvals, consents and waivers required with respect to Seller or the Transferred Business by Section 5.1.5 hereof.

            5.1.4 No Threatened or Pending Litigation. On the Closing Date, no material suit, action or other proceeding, or injunction or final judgment relating thereto, shall be known by Seller or Purchaser, to be threatened or to be pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation shall be known by Seller or Purchaser to be ongoing that might result in any such suit, action or proceeding.

            5.1.5 Approvals, Consents and Waivers. Seller shall have delivered to Purchaser, or there shall otherwise have been obtained, the Required Consents.

            5.1.6 Material Adverse Changes. Between the Closing Date and the Balance Sheet Date, there shall have been no change in the Transferred Business or the Purchased Assets or the business, operations or condition (financial or otherwise) thereof, that either alone or in the aggregate would have a materially adverse effect on the Transferred Business.

            5.1.7 Removal of Liens. All encumbrances indicated to exist on or with respect to any of the Purchased Assets by record searches made by Purchaser prior to the Closing Date (specifically including, but not limited to, those liens described on SCHEDULE 3.1.11) shall have been removed, other than Permitted Liens, and Seller shall have provided evidence satisfactory to Purchaser of such removal.

            5.1.8 Deliverables. Seller shall have delivered the items specified in Section 2.2(a).

      5.2 Conditions Precedent to the Obligations of Seller. The obligation of Seller under this Agreement to effect the Closing are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent (unless waived in writing by Seller):

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

            5.2.1 Representations and Warranties True as of the Closing Date. The representations and warranties of Purchaser contained in this Agreement or in any schedule, certificate, statement, document or instrument furnished to Seller hereunder shall have been true in all material respects on the Effective Date and shall be true in all material respects on the Closing Date with the same effect as though such representations and warranties were made as of such date.

            5.2.2 Compliance with this Agreement. Purchaser shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

            5.2.3 Hiring of Employees. Purchaser shall have made offers of employment to all of the Plant Employees, containing terms of employment with positions and salaries substantially similar to their currently existing positions and salaries and with employee benefits that are consistent with Purchaser's current employment policies and practices.

            5.2.4 Closing Certificate. Seller shall have received a certificate from Purchaser dated the Closing Date certifying in such detail as Seller may reasonably request that the conditions specified in Sections 5.2.1 and 5.2.2 hereof have been fulfilled.

            5.2.5 No Pending Litigation. On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or invalidate the transactions contemplated by this Agreement or the consummation of the transactions contemplated hereby.

            5.2.6 Approvals, Consents and Waivers. The Required Consents shall have been obtained prior to or at the Closing.

            5.2.7 Sales and Use Tax Permits. Purchaser shall have obtained all necessary permits from the Texas Comptroller of Accounts for Texas sales tax purposes prior to the Closing Date.

            5.2.8 Execution of Documents. Purchaser shall have executed and delivered those Deliverables listed in Section 2.2(b) of this Agreement.

                          ARTICLE VI - INDEMNIFICATION

      6.1 General Indemnification Obligations of Seller. From and after the Closing, subject to the limitations of Section 6.3 hereof, Seller shall reimburse, indemnify and hold harmless Purchaser, all Affiliates of Purchaser and their respective successors and assigns and each of their respective officers, agents, directors and stockholders (each an "INDEMNIFIED PURCHASER PARTY") against and in respect of any and all damages, losses, deficiencies, liabilities, costs and expenses (including reasonable legal fees and expenses) incurred or suffered by any Indemnified Purchaser Party that result from, relate to or arise out of:

                  (a) any and all liabilities and obligations of Seller of any nature whatsoever related to the Transferred Business or Purchased Assets, except for those liabilities and obligations of Seller which Purchaser specifically assumes pursuant to Section 1.4.1 of this Agreement, the Assignment of Lease or the Assignment and Assumption Agreement;

                  (b) any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other proceedings or investigations against any Indemnified Purchaser Party that relate to the Transferred Business or the Purchased Assets in which the principal event giving rise thereto occurred during the Seller Operating Period or which result from or arise out of any action or inaction of Seller or any director, officer, employee, agent, or representative of Seller during the Seller Operating Period, except for (i) those liabilities and obligations of Seller which Purchaser specifically assumes pursuant to Section 1.4.1 of this Agreement or the Assignment and Assumption Agreement and (ii) liabilities of any kind related to the Adams Products (without prejudice to any rights of Purchaser or Parent under the Supply Agreement); or

                  (c) any misrepresentation, breach of warranty or nonfulfillment of any agreement, obligation or covenant on the part of Seller under this Agreement or from any misrepresentation in or omission from any Disclosure Schedule (including the update thereto delivered pursuant to Section 4.1.5), certificate, statement, other document or instrument furnished to Purchaser pursuant hereto); and any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses, (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section 6.1; or

                  (d) any claim by any person employed by Seller with respect to any matter occurring during the Seller Operating Period, excluding the termination of such person's employment by Seller in connection with this Agreement and any severance payments or obligations alleged to be imposed by contract or by law, all of which obligations are the responsibility of Purchaser hereunder.

      6.2 General Indemnification Obligation of Purchaser. From and after the Closing, subject to the limitations of Section 6.3 hereof, Purchaser shall reimburse, indemnify and hold harmless, Seller, all other Affiliates of Seller and Cardinal Health, Inc. ("CARDINAL AFFILIATES") and their successors or assigns and their respective officers, agents, directors, shareholders, managers and members (each an "INDEMNIFIED SELLER PARTY") against and in respect of any and all damages, losses, deficiencies, liabilities, costs and expenses (including reasonable legal fees and expenses) incurred or suffered by any Indemnified Seller Party that result from, relate to or arise out of:

                  (a) any and all liabilities and obligations of Seller which have been specifically assumed by Purchaser pursuant to Section 1.4.1 of this Agreement, the Assignment of Lease or the Assignment and Assumption Agreement;

                  (b) any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other proceedings or investigations against any Indemnified Seller Party that relate to the Purchaser, Transferred Business or the Purchased Assets in which the principal event giving rise thereto occurred before or after the Seller Operating Period or which result from or arise out of any action or inaction, before or after the Seller Operating Period, of Purchaser or any shareholder, director, officer, employee, agent, representative, consultant or subcontractor of Purchaser (including without limitation pursuant to any power of attorney granted by Seller permitting Purchaser to operate under Seller's DEA registrations), except for those liabilities or obligations which

      Seller is obligated to indemnify the Indemnified Purchaser Parties pursuant to Section 6.1 hereof;

                  (c) any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other proceedings or investigations against any Indemnified Seller Party that relate to the Adams Products (without prejudice to any rights of Purchaser or Parent under the Supply Agreement);

                  (d) any claim by any person employed by Seller with respect to the termination of such person's employment in connection with the sale by Seller of the Transferred Business, including without limitation, any severance payments or obligations (all of which are the responsibility of Purchaser pursuant to Section 1.3.1(a));

                  (e) any misrepresentation, breach of warranty or non-fulfillment of any agreement, obligation or covenant on the part of Purchaser under this Agreement or from any misrepresentation in or omission from any schedule, certificate, statement, document or instrument furnished to Seller pursuant hereto ); and any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses, (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section 6.2;

                  (f) any costs, expenses, taxes and other amounts incurred by Seller in connection with the termination and sale of the Transferred Business which are not otherwise paid by Purchaser to Seller pursuant to
      Section 1.3.1 hereof, which costs when aggregated with those Transaction Costs paid by Purchaser to Seller pursuant to Section 1.3.1 shall not exceed $*; or

                  (g) any failure to obtain the signature of the Landlord to the Consent to Assignment; provided that Seller has used its reasonable commercial efforts to obtain such consent.

                  6.3 Method of Asserting Claims, Etc. In the event that any claim or demand for which Seller would be liable to an Indemnified Purchaser Party hereunder is asserted against or sought to be collected from an Indemnified Purchaser Party by a third party, the Indemnified Purchaser Party shall promptly notify Seller of such claim or demand, specifying the nature of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand) (the "CLAIM NOTICE"). Seller shall have 30 business days from the giving of the Claim Notice in accordance with Section 8.8 hereof (the "NOTICE PERIOD") to notify the Indemnified Purchaser Party, (A) whether or not it disputes its liability to the Indemnified Purchaser Party hereunder with respect to such claim or demand and (B) notwithstanding any such dispute, whether or not it desires, at its sole cost and expense (subject to the limitation in Section 6.3(b) regarding an Agreed Upon Settlement), to defend the Indemnified Purchaser Party against such claim or demand.

                  (a) If Seller disputes its liability with respect to such claim or demand or the amount thereof (whether or not Seller desires to defend the Indemnified Purchaser

----------
* Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

      Party against such claim or demand as provided in paragraphs (b) and (c) below), such dispute shall be resolved in accordance with Section 6.5 hereof. Pending the resolution of any dispute by Seller of its liability with respect to any claim or demand, such claim or demand shall not be settled (x) without the prior written consent of the Indemnified Purchaser Party, which consent shall not be unreasonably withheld and (y) by Purchaser without the prior written consent of Seller, which consent shall not be unreasonably withheld.

                  (b) In the event that Seller notifies the Indemnified Purchaser Party within the Notice Period that they desire to defend the Indemnified Purchaser Party against such claim or demand then, except as hereinafter provided, Seller shall have the right to defend the Indemnified Purchaser Party by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by them to a final conclusion in such a manner as to avoid any liability to Indemnified Purchaser Party for such claim; provided, however, Seller shall not, without the prior written consent of the Indemnified Purchaser Party, consent to the entry of any judgment against the Indemnified Purchaser Party or enter into any settlement or compromise which does not include, as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnified Purchaser Party of a release, in form and substance reasonably satisfactory to the Indemnified Purchaser Party, from all liability in respect of such claim or litigation. If any Indemnified Purchaser Party desires to participate in any such defense or settlement, it may do so at its sole cost and expense provided that such participation shall be under the control of, and exclusively through, Seller. If, in the reasonable opinion of the Indemnified Purchaser Party, any such claim or demand or the litigation or resolution of any such claim or demand involves an issue or matter which could have a materially adverse effect on the business, operations, assets, properties or prospects of the Indemnified Purchaser Party, including without limitation the administration of the tax returns and responsibilities under the tax laws of any Indemnified Purchaser Party, then the Indemnified Purchaser Party shall have the right to control the defense or settlement of any such claim or demand after giving notice to Seller of its intention to take control of the defense or settlement of such claim or demand. If the Indemnified Purchaser Party should elect to exercise such right, Seller shall have the right to participate in the defense or settlement of such claim or demand at its sole cost and expense provided that such participation shall be under the control of, and exclusively through, such Indemnified Purchaser Party; provided, that such claim or demand shall not be settled without the prior written consent of the Seller, which consent shall not be unreasonably withheld; provided further, that if the third party making any such claim or demand has agreed or stated its willingness in writing, to (x) settle such claim or demand in exchange solely for the payment of money in an agreed upon amount ("AGREED UPON SETTLEMENT") which Seller is willing to accept and agrees in writing to reimburse and indemnify Indemnified Purchaser Party for and (y) unconditionally release the Indemnified Purchaser Parties with respect to the applicable claim or demand, but the Indemnified Purchaser Parties do not accept such settlement, then in no event shall Seller be liable to reimburse or indemnify Indemnified Purchaser Parties with respect to such claim or demand in excess of the amount of such Agreed Upon Settlement plus the amount of the Indemnified Purchaser Parties' reasonable costs and out-of-pocket expenses incurred in connection with such claim or demand through the date the Indemnified Purchaser Parties refused to accept the Agreed Upon Settlement.

                  (c)

                        (i) If Seller does not defend the Indemnified Purchaser
            Party against such claim or demand, whether by not giving the Indemnified Purchaser Party timely notice within the Notice Period as provided above or the Indemnified Purchaser Party has taken over control of such defense in accordance with the provisions of subparagraph (b) above, then, subject to Section 6.3(f), the amount of any such claim or demand, or that portion thereof as to which such defense is unsuccessful, in each case shall be conclusively deemed to be a liability of Seller hereunder, unless Seller shall have disputed its liability to the Indemnified Purchaser Party hereunder, as provided in paragraph (a) above, in which event such dispute shall be resolved as provided in Section 6.5 hereof.

                  (ii) In the event an Indemnified Purchaser Party should have a claim against Seller hereunder that does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Purchaser Party shall promptly send a Claim Notice with respect to such claim to Seller. If Seller notifies the Indemnified Purchaser Party within the Notice Period that it disputes its liability with respect to such claim or demand, such dispute shall be resolved in accordance with Section 6.5 hereof. If Seller does not notify the Indemnified Purchaser Party within the Notice Period that it disputes such claim, then, subject to Section 6.3(f), the amount of such claim shall be conclusively deemed a liability of Seller hereunder.

                  (d) All claims for indemnification by an Indemnified Seller Party under this Agreement shall be asserted and resolved under the procedures set forth above substituting in the appropriate places "Indemnified Seller Party" for "Indemnified Purchaser Party" and variations thereof and "Purchaser" for "Seller" and variations thereof.

                  (e) All claims for indemnification for an alleged misrepresentation or breach of warranty contained in Section 3.1 or
      Section 3.2 hereof or in any Disclosure Schedule, certificate, statement, document or instrument furnished under this Agreement shall be asserted during the period in which any such representation or warranty survives pursuant to Section 3.3 hereof. The indemnification obligations of Purchaser pursuant to Section 6.2(f) shall terminate six (6) months after the Closing Date and no claims shall be made by Seller under such Section 6.2(f) thereafter, except that the indemnification obligation of Purchaser shall continue as to any claims for which Seller has notified Purchaser on or prior to the date such indemnification obligation would otherwise terminate. The indemnification obligations of Purchaser pursuant to
      Section 6.2(g) shall terminate upon either: (i) the receipt of the Seller Release; or (ii) the later of: (x) the date of expiration of the Real Property Lease pursuant to its terms and (y) the expiration of the applicable statute of limitations (or valid extensions thereof) applicable to claims which may be brought under the Real Property Lease, except that the indemnification obligation of Purchaser shall continue as to any claims for which Seller has notified Purchaser on or prior to the date such indemnification obligation would otherwise terminate.

                  (f) No party shall bring a claim for indemnification under this Section 6.3 unless the aggregate amount of all claims for indemnification exceeds $250,000, in which event the party may bring any and all claims for such indemnification without regard to such dollar threshold, including the first dollar of any and all claims for such indemnification; provided, however, in no event shall a party's total liability for indemnification under this Agreement exceed $5,000,000, in the aggregate. Notwithstanding the foregoing, the limitations set forth in this Section 6.3(f) shall not apply with respect to any claim pursuant to:
      (i) Sections 6.2(a), 6.2(b), 6.2(c), 6.2(d), 6.2(f) or 6.2(g), or (ii) the
      retained liabilities set forth in Section 1.4.2.

      6.4 Payment. Upon the determination of liability under Section 6.3 or 6.5 hereof, the appropriate party shall pay to the other, as the case may be, within ten business days after such determination, the amount of any claim for indemnification made hereunder. In the event that the indemnified party is not paid in full for any such claim pursuant to the foregoing provisions promptly after the other party's obligation to indemnify has been determined in accordance herewith, it shall have the right, notwithstanding any other rights that it may have against any other person, to setoff the unpaid amount of any such claim against any amounts owed by it or its Affiliates under this Agreement or any other agreements entered into pursuant to this Agreement, Seller's Documents or Purchaser's Documents or otherwise entered into by Seller or any Cardinal Affiliate and Purchaser or any Affiliate of Purchaser.

      6.5 Dispute Resolution. If any Dispute arises between the parties, such Dispute shall be presented to the respective presidents or senior executives of Purchaser and Seller for their consideration and resolution. If such parties cannot reach a resolution of the Dispute, then such Dispute shall be resolved by binding alternative dispute resolution in accordance with the then existing commercial arbitration rules of CPR Institute for Dispute Resolution, 366 Madison Avenue, New York, NY 10017. Arbitration shall be conducted in Morristown, NJ. "DISPUTE" means any dispute, controversy or disagreement between the parties in connection with this Agreement. Nothing herein shall restrict the right of a party to seek a preliminary injunction or other judicial relief if in that party's judgment such judicial proceedings are necessary or appropriate to avoid irreparable damage. All applicable statutes of limitation shall be tolled while the procedures specified in this Section 6.5 are pending. The parties will take all such actions, if any, which may be necessary or appropriate to effectuate such tolling.

      6.6 Other Rights and Remedies. The indemnification rights of the parties under this Article VI are the exclusive remedies and are in lieu of any other rights or remedies the parties may have at law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party hereto, except that a party shall retain the right to seek specific performance or an injunction with respect to protection of confidential information. To the extent that any claim in respect of the Adams Products that could be made by Purchaser or any Affiliate of Purchaser under the Supply Agreement or that certain Commercial Services Agreement by and between Seller and Adams dated as of April 1, 2004 (each, a "PRIOR AGREEMENT") also may constitute a breach of representation or warranty by Seller hereunder or could otherwise be an indemnifiable claim hereunder, Purchaser agrees that the Indemnified Purchaser Party may either bring such claim under the applicable Prior Agreement or seek indemnification pursuant to this Agreement, but shall not have the right to seek relief under both a Prior Agreement and this Agreement.

                       ARTICLE VII - POST CLOSING MATTERS

      7.1 Employee Benefits. After the Closing Date, Purchaser shall make available to each of the Plant Employees who accepts employment with Purchaser that portion of all sick pay and accrued vacation time (or pay in lieu thereof) which has been accrued on behalf of that employee as of the Closing Date, in each case in accordance with such policies as Purchaser may adopt from time to time. Seller shall be responsible for and shall promptly discharge any liability or obligation for any other benefits, wages, salaries and other amounts which have been accrued on behalf of that employee (or is attributable to expenses properly incurred by that employee) as of the Closing Date or any worker's compensation claims related to events occurring prior to the Closing, and Purchaser shall assume no liability therefor. No portion of the assets of any plan, fund, program or arrangement, written or unwritten, heretofore sponsored or maintained by Seller (and no amount attributable to any such plan, fund, program or arrangement) shall be transferred to Purchaser, and Purchaser shall not be required to continue any such plan, fund, program or arrangement after the Closing Date. The amounts payable on account of all benefit arrangements shall be determined with reference to the date of the event by reason of which such amounts become payable, without regard to conditions subsequent, and Purchaser shall not be liable for any claim for insurance, reimbursement or other benefits payable by reason of any event which occurs prior to the Closing Date. All amounts payable by Seller directly to Plant Employees who accept employment with Purchaser, or to any fund, shall be paid by Seller within 30 days after the Closing Date to the extent that such payment is not inconsistent with the terms of such fund, program, arrangement or plan. For all purposes, all employees of Seller who are employed by Purchaser on or after the Closing Date shall be granted credit for years of service with Seller and the predecessor to Seller's interest in the Transferred Business.

      7.2 Transferring Employees; Non-Solicitation. As of the Closing Date, Purchaser shall have offered employment to, and Seller shall use its reasonable commercial efforts to assist Purchaser in employing as new employees of Purchaser, the Transferring Employees. As a condition to such employment by Purchaser, Purchaser may require each Transferring Employee to pass a drug test and background check and to execute and deliver to Purchaser the "Certification and acknowledgement of Receipt of Code of Business Conduct and Ethics," the form of which Certificate has previously been provided to Seller. Seller shall terminate, effective as of the Closing Date, all employment or contracting arrangements it has with any of the Transferring Employees. For a period of six
(6) months after the Closing Date, Seller shall not directly or indirectly solicit employment of or offer employment to any (a) Transferring Employee, (b) individual who is then an employee of Purchaser or any Affiliate of Purchaser, or (c) Transferring Employee who has terminated employment with Purchaser or any Affiliate of Purchaser without the consent of Purchaser or such other Affiliate within 180 days of such solicitation or offer. For a period of six (6) months after the Closing Date, Purchaser shall not directly or indirectly solicit employment or offer employment to any person that is an employee of Seller or any Affiliate of Seller immediately after the Closing (the "NON-TRANSFERRING EMPLOYEES"), without the prior written consent of the Seller or such other Affiliate within 180 days of such solicitation or offer. For a period commencing six (6) months after the anniversary of the Closing Date and expiring twelve
(12) months after the anniversary of the Closing Date, neither party will directly solicit for employment or offer employment to employees of the other party; however, the Seller may hire Transferring Employees or other employees of Purchaser who respond to general solicitations not targeted at the such employees, and the Purchaser may hire Non-Transferring Employees who respond to general solicitations not targeted at Non-Transferring Employees.

      7.3 Discharge of Obligations. From and after the Closing Date, Seller shall pay and discharge, in accordance with past practice, all obligations and liabilities of Seller that have not been assumed by Purchaser under Section
1.4.1 of this Agreement, the Assignment and Assumption Agreement or the Assignment of Lease. From and after the Closing Date, the Purchaser shall pay and discharge, in accordance with its past practice, all obligations of the Seller that have been assumed by Purchaser under Section 1.4.1 of this Agreement, the Assignment and Assumption Agreement and the Assignment of Lease.

      7.4 Payments Received. Seller and Purchaser agree that after the Closing they will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash), or other property that they may receive on or after the Closing which properly belongs to the other party, including without limitation any insurance proceeds, and will account to the other for all such receipts.

      7.5 Further Assurances. Seller from time to time after the Closing, at Purchaser's request, shall execute, acknowledge and deliver to Purchaser such other instruments of conveyance and transfer and shall take such other actions and execute and deliver such other documents, certifications and further assurances as Purchaser may reasonably require in order to vest more effectively in Purchaser, or to put Purchaser more fully in possession of, any of the Purchased Assets, or to better enable Purchaser to complete, perform or discharge any of the liabilities or obligations assumed by Purchaser at the Closing pursuant to Section 1.4.1 of this Agreement, the Assignment and Assumption Agreement and the Assignment of Lease. Each party hereto will cooperate with the other party and execute and deliver to the other party such other instruments and documents and take such other actions as may be reasonably requested from time to time by the other party as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

      7.6 Sharing of Data; Mutual Cooperation. Following the Closing Date, the Seller shall have a right to retain copies of all Books and Records and may use the Books and Records as may be required to conclude its involvement in the Transferred Business and to comply with applicable law and regulation and as such Books and Records relate to aspects of Seller's business other than the Purchased Assets or the Transferred Business. In connection with the foregoing, following the Closing Date and during normal business hours, Seller shall have reasonable access to the Books and Records in Purchaser's possession, as such Books and Records relate to the operation of the Transferred Business prior to the Closing Date, and the right to make copies and extracts therefrom. Further, following the Closing Date and subject to Section 8.9, each party will afford the other party, its counsel and its accountants, during normal business hours, reasonable access to its employees, including without limitation, access to the Transferring Employees by Seller, to the extent that such access is reasonably required by the requesting party for the purposes of: (i) complying with its obligations under applicable securities, tax, environmental, employment or other laws and regulations; (ii) the determination or enforcement of any rights and obligations under this Agreement, the Purchaser's Documents, the Seller's Documents, or any other agreements by and between Seller or any Cardinal Affiliate and Purchaser or any Purchaser Affiliate; and (iii) for Seller to conclude its involvement in the Transferred Business prior to the Closing Date. Notwithstanding anything to the contrary in this

Section 7.6, if the parties are in an adversarial relationship in litigation or arbitration, the furnishing of information, documents or records in accordance with this Section 7.6 shall be subject to applicable rules relating to discovery.

      7.7 Specific Performance. Each of the parties hereto recognizes and agrees that in the event of a breach by such party of this Article VII, money damages may not be an adequate remedy to the other party and, even if money damages were adequate, it may be impossible to ascertain or measure with any degree of accuracy the damages sustained by such other party therefrom. Accordingly, if there should be a breach or threatened breach by either party of provisions of this Article VII, the other party may be entitled to an injunction restraining such party from any breach without showing or proving actual damage sustained by such other party. Nothing in the preceding sentence shall limit or otherwise affect any remedies that either party may otherwise have under applicable law.

                          ARTICLE VIII - MISCELLANEOUS

      8.1 Termination.

            (a) Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated by written notice of termination at any time before the Closing Date only as follows:

                  (i) by mutual consent of Seller and Purchaser;

                  (ii) by Purchaser (A) at any time if the representations and warranties of Seller made in connection with this Agreement were incorrect in any material respect when made or at any time thereafter, (B) upon written notice to Seller if any of the conditions precedent set forth in Section 5.1 hereof have not been met (unless the failure of the conditions to have been met is solely due to Purchaser's failure to comply with the terms of this Agreement), or (C) at any time if Seller shall have failed to perform or comply in all material respects with all covenants, agreements and obligations under this Agreement and Seller shall have failed to cure such nonperformance or noncompliance within 30 days of the receipt from Purchaser of written notice of such nonperformance or noncompliance; and

                  (iii) by Seller, (A) at any time if the representations and warranties of Purchaser made in connection with this Agreement were incorrect in any material respect when made or at any time thereafter, (B) upon written notice to Purchaser if any of the conditions precedent set forth in Section 5.2 hereof have not been met (unless the failure of the condition to have been met is solely due to Seller's failure to comply with the terms of this Agreement), or (C) at any time if Purchaser shall have failed to perform or comply in all material respects with all covenants, agreements and obligations under this Agreement and Purchaser shall have failed to cure such nonperformance or noncompliance within 30 days of the receipt from Seller of written notice of such nonperformance or noncompliance.

            (b) In the event of the termination of this Agreement pursuant to the provisions of this Section 8.1, this Agreement (except for this Section 8.1 and Sections 8.3 and 8.8 hereof which shall survive) shall become void and have no effect, without any liability on the part of any of the parties or their directors or officers or shareholders or members or managers in respect of this Agreement except as otherwise set forth in this Section 8.1.

            (c) If this Agreement is terminated (i) by Seller pursuant to
      Section 8.1(a)(iii); or (ii) due to Purchaser's failure to consummate the contemplated transaction at the Closing provided that Seller has complied with those conditions precedent set forth in Section 5.1 hereof, then Purchaser shall immediately pay to Seller a termination fee (the "TERMINATION FEE") in an amount equal to all reasonable and documented out-of-pocket expenses incurred by Seller in connection with this Agreement and all related transaction documents, in lieu of all other remedies or damages. The parties agree (1) the agreements contained in this Section 8.1(c) are an integral part of the transactions contemplated by this Agreement, (2) the foregoing Termination Fee constitutes liquidated damages, not a penalty, and (3) the Termination Fee is necessary because the termination of this Agreement in a manner giving rise to the Termination Fee would result in substantial damages to Seller which may be difficult to calculate accurately.

      8.2 Brokers' and Finders' Fees.

            (a) Seller represents and warrants that no broker fee, finder's fees or other commission in respect of this Agreement or the consummation of the transactions contemplated hereby is due by it to any third party, and Seller agrees to indemnify and hold harmless Purchaser against any and all claims, losses, liabilities and expenses which may be asserted against or incurred by it as a result of Seller's dealings, arrangements or agreements with any such person.

            (b) Purchaser represents and warrants that no brokerage fee, finder's fee or other commission in respect of this Agreement or the consummation of the transactions contemplated hereby is due by it to any third party, and Purchaser agrees to indemnify and hold harmless Seller against any and all claims, losses, liabilities and expenses which may be asserted against or incurred by it as a result of Purchaser's dealings, arrangements or agreements with or any such person.

            (c) The limitations set forth in Section 6.3(f) shall not apply to any breach of a representation, warranty, covenant or other agreement set forth in this Article VIII.

      8.3 Expenses. Purchaser is obligated to pay the Transaction Costs of Seller as and to the extent provided for in Section 1.3.1(a). Except for the payment to Seller of such Transaction Costs, each party shall bear its respective legal, accounting, and other costs and expenses associated with the transactions contemplated by this Agreement (including without limitation the costs of any accountants, attorneys, brokers and financial advisors).

      8.4 Contents of Agreement; Parties in Interest; Etc. This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. It shall not be amended or modified except by written instrument duly executed by each of the parties hereto. Except as provided in Article VI, this Agreement is not intended to confer upon any other person not a party hereto any rights or remedies hereunder. Any and all previous agreements and understandings between or among the parties hereto regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

      8.5 Assignment and Binding Effect. This Agreement may not be assigned by Seller without the prior written consent of Purchaser. Purchaser may assign its rights and obligations to any Adams Affiliate (provided that the Purchaser shall remain liable to make all required payments under this Agreement). Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of each party hereto.

      8.6 Waiver and Amendment. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party. No amendment of any provision of this Agreement shall be valid unless it shall be in writing and signed by the Purchaser and Seller.

      8.7 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally or sent by telecopier or by registered or certified mail, postage prepaid, as follows:

      If to Purchaser, to:

             Adams Respiratory Operations, Inc.
             14841 Sovereign Road
             Fort Worth, Texas 76155
             Telecopier No: (908) 879-1404
             Attention: General Counsel

      With a required copy to:

             Adams Respiratory Therapeutics, Inc.
             4 Mill Ridge Lane
             Chester, New Jersey 07930
             Telecopier No: (908) 879-1404
             Attention: General Counsel

      And to:

             Alston & Bird LLP
             One Atlantic Center
             1201 West Peachtree Street
             Atlanta, Georgia 30309
             Telecopier No: (404) 881-4777
             Attention: J. Vaughan Curtis

      If to Seller, to:

             Cardinal Health PTS, LLC
             7000 Cardinal Place
             Dublin, Ohio 43017
             Telecopier No.: (614) 757-5051
             Attention: Vice President and Associate General Counsel, Pharmaceutical Technologies & Services

      With a required copy to:

             Hutchison Law Group PLLC
             5410 Trinity Road, Suite 400
             Raleigh, North Carolina 27607
             Telecopier No.: (919) 829-9696
             Attention: Helga L. Leftwich, Esq.

   or to such other address or telecopier number as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered, telecopied or mailed.

      8.8 Confidential Information.

            8.8.1 Seller Information. From and after the Effective Date, Seller shall not disclose to any person (other than Purchaser or any Adams Affiliate) in any manner, directly or indirectly, any confidential or proprietary information or data of Purchaser or any Adams Affiliate whether of a technical or commercial nature ("CONFIDENTIAL INFORMATION"), or use or assist any person (other than any Adams Affiliates) to use, in any manner, directly or indirectly, any Confidential Information, excepting only use of such data or information as is at the time generally known to the public and which did not become generally known through the breach of any provisions of this Agreement. As used in this Agreement, Confidential Information includes but is not limited to any and all
(i) computer software proprietary to Purchaser, together with all documentation for any such software; (ii) confidential, proprietary or trade secret information submitted to Purchaser in confidence by its suppliers, employees, consultants, customers or others; (iii) information of Purchaser concerning operations, customers or prospects, terms and conditions of sale and prices, technical knowledge relating to customer requirements, and knowledge of markets for its products and services; and (iv) subject to the successful consummation of the Closing, all confidential, proprietary, and similar information of the Transferred Business, other than information relating solely to or included within the Excluded Assets. Seller acknowledges that all information, whether falling within the above definition or otherwise (unless specifically excepted above), shall be presumed to be Confidential Information if Purchaser takes measures designed to prevent it, in the ordinary course of business, from being available to persons other than those selected by Purchaser to have access thereto for limited purposes. All information disclosed to Seller or any Cardinal Affiliates or to which Seller or any Cardinal Affiliate obtains access, which such person has reasonable basis to believe to be Confidential Information, or which such person has reasonable basis to believe that any Adams Affiliate treats as being Confidential Information, shall be presumed to be Confidential Information. Notwithstanding the foregoing this Section 8.9.1 shall not restrict Seller from using or disclosing information related to Purchaser or any Adams Affiliate properly obtained in the course of other business relationships for any proper purpose otherwise permitted, including, without limitation, the Seller's Documents. Purchaser acknowledges the Seller and the Cardinal Affiliates have acquired and developed prior to and during the Seller Operating Period, and continue to acquire and develop, substantial know-how, expertise and information relating to the pharmaceutical business and related industries, including without limitation, relating to the manufacture of tablets and other products. Nothing in this Agreement shall be deemed to restrict in any manner the ability of Seller and its Affiliates to engage in manufacturing and related activities. The foregoing shall not be construed as a license to any patented intellectual property of Purchaser.

            8.8.2 Seller Information. From and after the Effective Date, the Purchaser shall not disclose to any person in any manner, directly or indirectly, any confidential or proprietary information or data of Seller or any Cardinal Affiliate whether of a technical or commercial nature ("SELLER CONFIDENTIAL INFORMATION"), or use or assist any person (other than Seller or any Cardinal Affiliates) to use, in any manner, directly or indirectly, any Seller Confidential Information, excepting only use of such data or information as is at the time generally known to the public and which did not become generally known through the breach of any provisions of this Agreement. As used in this Agreement, Seller Confidential Information includes but is not limited to any and all (i) computer software proprietary to Seller, together with all documentation for any such software; (ii) confidential, proprietary or trade secret information submitted to Seller in confidence by its suppliers, employees, consultants, customers or others; (iii) information of Seller or any Cardinal Affiliates concerning operations, customers or prospects, terms and conditions of sale and prices, technical knowledge relating to customer requirements, and knowledge of markets for its products and services; and (iv) all confidential, proprietary, and similar information of the Transferred Business and the Adams Products. Purchaser acknowledges that all information, whether falling within the above definition or otherwise, shall be presumed to be Seller Confidential Information if Seller or any Cardinal Affiliates takes measures designed to prevent it, in the ordinary course of business, from being available to persons other than those selected by Seller or its Affiliates to have access thereto for limited purposes. All information disclosed to Purchaser or to which Purchaser obtains access, which such person has reasonable basis to believe to be Seller Confidential Information, or which such person has reasonable basis to believe Seller or any Cardinal Affiliates treats as being Seller Confidential Information, shall be presumed to be Seller Confidential Information. Effective upon the Closing, Seller Confidential Information which relates solely to the Transferred Business shall become Confidential Information of Purchaser and the provisions of Section 8.9.1 shall apply thereto and the provisions of this Section 8.9.2 shall cease to apply thereto. Notwithstanding the foregoing, this Section 8.9.2 shall not restrict Purchaser or any Adams Affiliate from using or disclosing information related to Seller properly obtained in the course of other business relationships for any proper purpose otherwise permitted.

      8.9 Counterparts. This Agreement may be executed in two or more counterparts that together shall constitute a single agreement.

      8.10 Pronouns. All pronouns used in this Agreement shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person(s) may require.

      8.11 Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of Delaware without regard to the principles of conflict of laws thereof.

      8.12 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party.

      8.13 Knowledge. For purposes of this Agreement, an individual shall be deemed to have "knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter or if such person, in the conduct of their duties, reasonably should have become aware of such fact or other matter. Seller shall be deemed to have "knowledge" of a particular fact or other matter that any individual set forth on SCHEDULE 8.13 of the Disclosure Schedule has, or at any time during the Seller Operating Period had, knowledge of such fact or other matter.

      8.14 Severability. If any provision of this Agreement, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder or this Agreement and such provisions as applied to other persons, places and circumstances shall not be effected thereby and remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the Effective Date was executed or last amended.

      8.15 Definitions. The following terms are defined in the sections indicated below:

TERM                                                       WHERE DEFINED
Adams                                                      Recital A
Adams Products                                             Recital A
Adjusted Transaction Costs                                 1.3.1(c)
Affiliate                                                  1.1.1(h)
Agreed Upon Settlement                                     6.3 (b)
Agreement                                                  Introduction
Assignment of Lease                                        2.2(a)(iii)
Assumed Contract                                           3.1.16
Assumed Liabilities                                        1.4.1
Authorizations                                             3.1.21
Balance Sheet                                              3.1.5
Balance Sheet Date                                         3.1.5
Books and Records                                          1.1.1(e)
Cardinal Affiliate                                         6.2
Claim Notice                                               6.3
Closing                                                    2.1
Closing Date                                               2.1
Closing Date Balance Sheet                                 1.3.1(c)
COBRA                                                      1.4.1(f)
Confidential Information                                   8.9.1
Consent to Assignment                                      2.2(a)(iii)
Disclosure Schedule                                        3.1
Effective Date                                             Introduction
Environmental Claim                                        3.1.21 (b)
Environmental Regulations                                  3.1.21 (a)
Escrow Agent                                               2.3(b)(i)
Estimated Closing Value                                    1.3.1(a)
Excluded Assets                                            1.1.2
Final Closing Value                                        1.3.1(c)
Final Purchase Price                                       1.3.1(c)
Financial Information                                      3.1.5

GAAP                                                       1.3.1(a)
Granulate Supply Agreement                                 2.2(a)(iv)
Hazardous Material                                         3.1.21
Indemnified Purchaser Party                                6.1
Indemnified Seller Party                                   6.2
Initial Purchase Price                                     1.3.1(a)
Interim Balance Sheet                                      1.3.1(a)
Inventory                                                  1.1.1(c)
JD Edwards Software                                        1.1.2(o)
Landlord                                                   2.3(b)(i)
Lease Escrow Agreement                                     2.2(a)(iii)
Lease Escrow Amount                                        2.3(b)(i)
Non-Transferring Employees                                 7.2
Notice Period                                              6.3
Original Purchase Agreement                                Recital A
Original Transfer Date                                     Recital A
Packaging Agreement                                        2.2(a)(v)
Parent                                                     Recital A
Permitted Liens                                            3.1.11
Plant                                                      Recital A
Plant Employees                                            3.1.17
Purchased Assets                                           1.1.1
Purchaser                                                  Introduction
Purchaser's Documents                                      3.2.2
Quality Agreement                                          2.2(a)(vi)
RCRA                                                       3.1.21
Real Property Lease                                        1.1.1(a)
Regulations                                                3.1.13
Release                                                    3.1.21
Required Consents                                          2.3
Seller                                                     Introduction
Seller Confidential Information                            8.9.2
Seller's Documents                                         3.1.2
Seller Operating Period                                    1.4.1(a)
Seller's Proprietary Rights                                1.1.2(c)
Seller Release                                             2.3(b)(i)
Services Agreement                                         2.2(a)(iii)
Software                                                   3.1.20 (c)
Supply Agreement                                           1.3.1(a)
Tangible Personal Property                                 1.1.1(b)
Tax Returns                                                3.1.8
Taxes                                                      3.1.8
Termination Fee                                            8.1(c)
Transaction Costs                                          1.3.1(a)
Transferred Business                                       Recital A
Transferring Employees                                     1.4.1(g)

Transition Agreement                                       2.2(a)(vii)

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                                       39

      IN WITNESS WHEREOF, the undersigned have executed this Agreement, or have caused this Agreement to be executed by their duly authorized officer, as of the date first written above.

SELLER:                                PURCHASER:

CARDINAL HEALTH PTS, LLC               ADAMS RESPIRATORY OPERATIONS, INC.

By: /s/ Thomas Stuart                  By: /s/ Michael J. Valentino
    ----------------------------           -----------------------------------

Name: Thomas Stuart                    Name: Michael J. Valentino

Title: President, Oral Technologies    Title: President and Chief Executive
                                              Officer

      Adams Respiratory Therapeutics, Inc., a Delaware corporation ("ADAMS"), hereby guarantees to Cardinal Health PTS, LLC, a Delaware limited liability company ("SELLER"), the full, prompt and complete payment and satisfaction of all sums, liabilities and obligations owing or assumed by Adams Respiratory Operations, Inc., a Delaware corporation and wholly-owned subsidiary of Adams ("PURCHASER") pursuant to this Asset Purchase Agreement between Seller and Purchaser (the "AGREEMENT"), including, without limitation, payments and obligations assumed under Bill of Sale, the Assignment of Lease and Assignment and Assumption Agreement and any Assumed Contracts (each as defined in the Agreement), subject to
      (a) Adams receiving written notification of any payment or other default by Purchaser under the Agreement or any Assumed Contract (which notice shall specify the nature and amount of such payment or other default and shall be sent to Adams at: 4 Mill Ridge Lane, Chester, New Jersey 07930 attention: General Counsel; and (b) such amount remaining unpaid or obligation unfulfilled to Seller or third party under the Assumed Contract 10 days after Adams' receipt of such notice.

ADAMS RESPIRATORY THERAPEUTICS, INC.

By /s/ Michael J. Valentino
   -----------------------------------------
Its President and Chief Executive Officer
Date July 27, 2006

                   Signature Page to Asset Purchase Agreement

Index of Exhibits

Exhibit A-1       Form of Bill of Sale

Exhibit A-2       Form of Assignment and Assumption Agreement

Exhibit B-1       Form of Assignment of Lease

Exhibit B-2       Form of Consent to Assignment

Exhibit B-3       Form of Lease Escrow Agreement

Exhibit C         Form of Amendment to Commercial Services Agreement

Exhibit D         Form of Commercial Manufacturing Supply Agreement (Granulate)

Exhibit E         Form of Commercial Packaging Agreement

Exhibit F         Form of Quality Agreement (Commercial Manufacturing Supply
                  Agreement (Granulate) and Commercial Packaging Agreement)

Exhibit G         Form of Transition Services Agreement

                                                                     EXHIBIT A-1

                                  BILL OF SALE

            KNOW ALL MEN BY THESE PRESENTS that, pursuant to the terms and conditions of that certain Asset Purchase Agreement, dated as of July 27, 2006, by and among CARDINAL HEALTH PTS, LLC, a Delaware limited liability company, ("SELLER") and ADAMS RESPIRATORY OPERATIONS, INC., a Delaware corporation ("PURCHASER") (the "ASSET PURCHASE AGREEMENT"), Seller, for good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), does hereby grant, sell, convey, assign, transfer and deliver unto Purchaser to have, and to hold forever, the following (capitalized terms used but not otherwise defined herein shall have the respective meanings given to such terms in the Asset Purchase Agreement):

            All of its right, title and interest in and to Purchased Assets that can be transferred pursuant to an instrument of this kind, including without limitation the Inventory, the Tangible Personal Property (including without limitation the items set forth on SCHEDULE 1.1.1(a) and/or reflected on the Closing Date Balance Sheet) and the Books and Records, in each case free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and other encumbrances and defects of title of any nature whatsoever except for Permitted Liens.

            This Bill of Sale is being executed in connection with, and is subject to all representations, warranties, covenants and agreements set forth in the Asset Purchase Agreement and shall neither add to nor detract from the Asset Purchase Agreement.

            Seller covenants and agrees, at all times and from time to time hereafter, that it will make, do, execute and deliver such further instruments, acts, consents, and assurances as Purchaser may reasonably request to more effectively sell, convey, transfer to and vest in Purchaser all of the right, title and interest in and to the Purchased Assets.

            This Bill of Sale shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the laws of Delaware. Except for the Asset Purchase Agreement and the other closing documents executed by Seller and Purchaser pursuant to it, this Bill of Sale records the entire understanding between the parties regarding the sale and purchase of the Purchased Assets, and supersedes any previous or contemporaneous agreement, understanding, or representation, oral or written, by either of them.

            Seller further covenants and agrees that the covenants herein contained shall be binding upon its successors and assigns.

                            [Signature Page Follows]

            IN WITNESS WHEREOF, this Bill of Sale has been duly executed and delivered by a duly authorized officer of Seller on this ________ day of __________, 2006.

                                     SELLER:

                                     CARDINAL HEALTH PTS, LLC

                                     By: _______________________________________

                                     Name: _____________________________________

                                     Its: ______________________________________

                         Signature Page to Bill of Sale

                                                                     EXHIBIT A-2

                       ASSIGNMENT AND ASSUMPTION AGREEMENT

            THIS ASSIGNMENT AND ASSUMPTION AGREEMENT is entered into as of ____________, 2006, by and among CARDINAL HEALTH PTS, LLC, a Delaware limited liability company, ("ASSIGNOR"), and ADAMS RESPIRATORY OPERATIONS, INC., a Delaware corporation ("ASSIGNEE").

                                    RECITALS

            WHEREAS, Assignor and Assignee are parties to that certain Asset Purchase Agreement, dated as of July 24, 2006, by and among Assignor and Assignee (the "ASSET PURCHASE AGREEMENT"), pursuant to which Assignor is selling to Assignee the Transferred Business, including the Purchased Assets, all as more particularly described in the Asset Purchase Agreement; and

            WHEREAS, pursuant to the terms and conditions of the Asset Purchase Agreement, Assignor desires to assign and Assignee desires to assume the Assumed Contracts and the Authorizations and Assumed Liabilities (each as defined in and more particularly described in the Asset Purchase Agreement).

            NOW, THEREFORE, for good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Assignor and Assignee agree as follows:

1. Assignment of Assumed Contracts, Authorizations and Assumed Liabilities. Assignor hereby assigns and transfers to Assignee all of its right, title and interest in and to the Assumed Contracts, the Authorizations and the Assumed Liabilities.

2. Acceptance of Assignment and Assumption of Assumed Liabilities. Assignee hereby agrees to and accepts the assignment under Section 1 above and, except as provided in Section 1.4.2 of the Asset Purchase Agreement, hereby assumes and covenants to keep, perform and fulfill from and after the date hereof the executory portion of the terms, covenants, conditions and obligations of each of the Assumed Contracts, the Authorizations and the Assumed Liabilities required to be kept, performed and fulfilled from and after the date hereof by Assignor thereunder, subject to, in the case of any Assumed Contract or Authorization which requires consent to assignment, the receipt of any required consent.

3. Effectiveness; Conflicts. Assignor and Assignee acknowledge and agree that the effectiveness of this Assignment and Assumption Agreement is contingent upon, and subject to, the Closing. If any provision of this Assignment and Assumption Agreement conflicts with any provision of the Asset Purchase Agreement, the provision of the Asset Purchase Agreement shall control.

4. Successors and Assigns. This Assignment and Assumption Agreement shall inure to the benefit of, and be binding upon, the respective successors and assigns of the parties hereto. No further assignment shall relieve Assignee of primary liability hereunder except as specifically agreed to in writing by the parties hereto.

5. Amendment; Waiver. Neither this Assignment and Assumption Agreement, nor any of the terms or provisions hereof, may be amended, modified, supplemented or waived, except by a written instrument signed by the parties hereto (or, in the case of a waiver, by the party granting such waiver). No waiver of any of the provisions of this Assignment and Assumption Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver. No failure of any party hereto to insist upon strict compliance by any other party with any obligation, covenant, agreement or condition contained in this Assignment and Assumption Agreement shall operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

6. Further Assurances. Each of the parties hereto, at all times and from time to time hereafter, and upon every reasonable written request to do so by another party hereto, shall make, do, execute and deliver, or cause to be made, done, executed and delivered, all such further acts, deeds, assurances and things as may be reasonably required in order to further implement and carry out the intent and purpose of this Assignment and Assumption Agreement.

7. Counterparts. This Assignment and Assumption Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

8. Governing Law. This Assignment and Assumption Agreement shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of Delaware without regard to the principles of conflict of laws thereof.

9. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings given to such terms in the Asset Purchase Agreement.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

                Executed as the day and year first above written.

                                    ASSIGNOR:

                                    CARDINAL HEALTH PTS, LLC

                                    By: _______________________________________

                                    Name: _____________________________________

                                    Title: ____________________________________

                                    ASSIGNEE:

                                    ADAMS RESPIRATORY OPERATIONS, INC.

                                    By: _______________________________________

                                    Name: _____________________________________

                                    Title: ____________________________________

              Signature Page to Assignment and Assumption Agreement

                                                                     EXHIBIT B-1

                               ASSIGNMENT OF LEASE

      THIS ASSIGNMENT, dated this ____ day of _______, 2006, between CARDINAL HEALTH PTS, LLC, a Delaware limited liability company ("Assignor"), whose address is c/o Cardinal Health, Inc., 7000 Cardinal Place, Dublin, Ohio 43017, and ADAMS RESPIRATORY OPERATIONS, INC., a Delaware corporation ("Assignee"), whose address is 14801 Sovereign Road, Fort Worth, Texas 76155.

                                   WITNESSETH:

      WHEREAS, Medeva Pharmaceuticals, Inc., formerly known as Adams Laboratories, Inc. ("Original Tenant"), and CCP Investment Properties, Ltd. ("Original Landlord") entered into that certain Industrial Lease Agreement dated October 29, 1990, as amended by (i) that certain Amendment to Industrial Lease Agreement dated as of October 29, 1990, by and between Original Landlord and Original Tenant, (ii) that certain Second Amendment to Industrial Lease Agreement dated as of March 15, 1991, by and between AEW #14 Corporation ("AEW"), successor in interest to Original Landlord, and Original Tenant, (iii) that certain Third Amendment to Industrial Lease Agreement dated January 27, 1993, by and between Metropolitan Life Insurance Company ("Metropolitan"), successor in interest to AEW, and Original Tenant, (iv) that certain Fourth Amendment to Industrial Lease Agreement dated July 27, 1993, by and between Metropolitan and Original Tenant, (v) that certain Fifth Amendment to Industrial Lease Agreement dated January 19, 1995, by and between Metropolitan and Original Tenant, (vi) that certain Partial Assignment and Sixth Amendment to Industrial Lease Agreement between Metropolitan, Original Tenant and Adams Laboratories, Inc. ("Adams"), predecessor in interest to Assignor, dated February 25, 1998,
(vii) that certain Seventh Amendment to Industrial Lease Agreement dated as of June 1, 2002, by and between The Estate of James Campbell, Deceased, successor in interest to Metropolitan and predecessor in interest to Centreport Valwood Industrial, Inc. ("Landlord"), and Adams, and (viii) that certain Eighth Amendment to Industrial Lease Agreement dated as of December 7, 2005, by and between Landlord and Assignor (hereinafter collectively referred to as the "Lease"), for the premises located in the City of Fort Worth, State of Texas, commonly known as 14801 Sovereign Road (the "Premises"); and

      WHEREAS, Assignor desires to assign all its right, title and interest in the Lease to Assignee.

      NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Assignment and Assumption. Assignor assigns and transfers to Assignee all its right, title and interest in the Lease, and Assignee accepts the assignment and assumes and agrees to perform, from the date the assignment becomes effective, as a direct obligation to Landlord, all the provisions of the Lease. The assignment shall take effect on July 31, 2006 (the "Effective Date") and Assignor shall give possession of the Premises to Assignee on that date.

2. Assignee to Hold Assignor Harmless. Assignor warrants that as of the Effective Date, there will be no uncured default under the underlying Lease. If Assignee defaults under the Lease, Assignee shall indemnify and hold Assignor harmless from all damages resulting from the default. If Assignee defaults in its obligations under the Lease and Assignor pays rent to Landlord or fulfills any of Assignee's other obligations in order to prevent Assignee from being in default, Assignee immediately shall reimburse Assignor for the amount of rent or costs incurred by Assignor of Lease, together with interest on those sums at the rate of eight percent (8%) per annum, or the highest legal rate.

3. Default of Lease. If Assignee defaults under the Lease, Assignor shall have all rights against Assignee that are available by law and those contained in the Lease, including, without limitation, Assignor's right to reenter and retake possession of the Premises from Assignee.

4. No Amendment. Unless and until such time as Assignor has been released by Landlord from any and all obligations under the Lease, Assignee shall not (except as expressly permitted under Paragraph 2 of that certain Letter Agreement executed in connection with the assignment of Lease, between Assignor, Assignee and Landlord) amend, extend the term of, exercise any renewal option under, or otherwise modify the Lease without the prior written consent of Assignor, which consent shall not be unreasonably withheld.

5. Improvement Allowance. The parties acknowledge that Landlord has given Assignor an Improvement Allowance (as defined in the Lease) to be applied subject to the provisions of the Lease. Assignee releases all claims to such Improvement Allowance and any outstanding portion of such Improvement Allowance which is supported by payment requests and supporting documentation as required in the Lease shall be paid by Landlord directly to Assignor pursuant to the terms of the Lease.

6. Attorney's Fees. If any party commences an action against any of the parties arising out of or in connection with the Assignment of Lease, the prevailing party or parties shall be entitled to recover from the losing party or parties reasonable attorney's fees and cost of suit.

7. Notice. Any notice, demand, request, consent, approval or communication that either party desires or is required to give to the other party or any other person shall be in writing and either served personally or sent by prepaid, first class mail. Any notice, demand, request, consent, approval, or communication that either party desires or is required to give to the other party shall be addressed to the other party at the address set forth in the introductory paragraph of this assignment. Either party may change its address by notifying the other party of the change of address. Notice shall be deemed communicated within forty-eight (48) hours from the time of the mailing if mailed as provided in this paragraph.

ASSIGNOR:                                   ASSIGNEE:

CARDINAL HEALTH PTS, LLC, a                 ADAMS RESPIRATORY OPERATIONS, INC.,
Delaware limited liability company          a Delaware corporation

By: _________________________________       By: ________________________________
Name: _______________________________       Name: ______________________________
Title: ______________________________       Title: _____________________________
Date: _______________________________       Date: ______________________________

                                                                     EXHIBIT B-2

                                  July 27, 2006

Cardinal Health PTS, LLC
c/o Cardinal Health, Inc.
7000 Cardinal Place
Dublin, OH 43017
Attn: Real Estate Administration

            Re: Industrial Lease Agreement dated October 29, 1990, by and between Medeva Pharmaceuticals, Inc., formerly known as Adams Laboratories, Inc. ("Original Tenant"), and CCP Investment Properties, Ltd. ("Original Landlord"), as amended by (i) that certain Amendment to Industrial Lease Agreement dated as of October 29, 1990, by and between Original Landlord and Original Tenant, (ii) that certain Second Amendment to Industrial Lease Agreement dated as of March 15, 1991, by and between AEW #14 Corporation ("AEW"), successor in interest to Original Landlord, and Original Tenant, (iii) that certain Third Amendment to Industrial Lease Agreement dated January 27, 1993, by and between Metropolitan Life Insurance Company ("Metropolitan"), successor in interest to AEW, and Original Tenant, (iv) that certain Fourth Amendment to Industrial Lease Agreement dated July 27, 1993, by and between Metropolitan and Original Tenant, (v) that certain Fifth Amendment to Industrial Lease Agreement dated January 19, 1995, by and between Metropolitan and Original Tenant, (vi) that certain Partial Assignment and Sixth Amendment to Industrial Lease Agreement between Metropolitan, Original Tenant and Adams Laboratories, Inc. ("Adams"), successor in interest to Original Tenant, dated February 25, 1998, (vii) that certain Seventh Amendment to Industrial Lease Agreement dated as of June 1, 2002, by and between The Estate of James Campbell, Deceased (the "Campbell Estate"), successor in interest to Metropolitan, and Adams, and (viii) that certain Eighth Amendment to Industrial Lease Agreement dated as of December 7, 2005, by and between Centreport Valwood Industrial, Inc. ("Landlord"), successor in interest to the Campbell Estate, and Cardinal Health PTS, LLC ("Tenant"), successor in interest to Adams (hereinafter collectively referred to as the "Lease"), for the premises located in the City of Fort Worth, State of Texas, commonly known as 14801 Sovereign Road (the "Premises")

Ladies and Gentlemen:

      Tenant has requested that Landlord consent to an assignment of the Lease to Adams Respiratory Operations, Inc. ("Adams Respiratory") and that Landlord-release Tenant of its obligations under the Lease. Landlord has agreed to consent to such assignment and hereby agrees to execute a release for the benefit of Tenant, releasing Tenant from its obligations accruing under the Lease after the date of such release, provided the following conditions are satisfied:

Cardinal Health PTS, LLC
July 27, 2006
Page 2

      1. Adams Respiratory Therapeutics, Inc., a Delaware corporation, the parent company of Adams Respiratory, shall execute a guaranty agreement in the form attached hereto as Exhibit A, guaranteeing the obligations of the Lease; and with a replacement of the Letter of Credit within such ten-day time period, such failure shall, without any notice or demand, be an immediate event of default (as defined in the Lease); and

      3. Tenant and Adams Respiratory shall reimburse Landlord for all attorneys' fees and administrative expenses incurred by Landlord in effecting such assignment to Adams Respiratory, the amendment of the Lease, and the release of Tenant.

      Tenant has informed Landlord that the assignment of the Lease is being consummated in connection with, and will occur upon, the closing of an asset purchase transaction between Adams Respiratory and Tenant and that such closing will also operate to terminate that certain Supply Agreement currently in effect between Tenant and Adams Respiratory dated April 1, 2004, as amended. Tenant and Adams Respiratory acknowledge that the Sublease Agreement and Lessor Consent between Adams Respiratory and Tenant, dated as of April 1, 2004, as amended by that certain Amendment of Sublease Agreement and Lessor Consent dated as of December 21, 2005, which was not consented to by Landlord, will terminate in accordance with its terms upon such closing.

      If you are agreeable to the foregoing, please evidence your agreement in the space provided below and return the original to my attention. This letter shall not be deemed to modify the Lease.

                                     CENTREPORT VALWOOD INDUSTRIAL, INC.,
                                     a Delaware corporation

                                     By: RREEF Management Company, a Delaware
                                         corporation

                                         By: ___________________________________
                                         Name: Anthony James
                                         Title: Vice President, District Manager

Cardinal Health PTS, LLC
July 27, 2006
Page 3

ACCEPTED AND AGREED TO BY:

CARDINAL HEALTH PTS, LLC,
a Delaware limited liability company

By: ________________________________________
Name: ______________________________________
Title: _____________________________________
Date: ______________________________________

ADAMS RESPIRATORY OPERATIONS, INC.,
a Delaware corporation

By: ________________________________________
Name: ______________________________________
Title: _____________________________________
Date: ______________________________________

ADAMS RESPIRATORY THERAPEUTICS, INC.,
a Delaware corporation

By: ________________________________________
Name: ______________________________________
Title: _____________________________________
Date: ______________________________________

                                                                     EXHIBIT B-3

                                ESCROW AGREEMENT

      Escrow Agreement ("ESCROW AGREEMENT") dated as of the effective date (the "EFFECTIVE DATE") set forth on schedule 1 attached hereto ("SCHEDULE 1") by and among the purchaser identified on Schedule 1 (the "PURCHASER"), the seller identified on Schedule 1 (the "SELLER") and JPMorgan Chase Bank, N.A. as escrow agent hereunder (the "ESCROW AGENT").

WHEREAS, pursuant to that certain Asset Purchase Agreement between Purchaser and Seller dated as of July 27, 2006 (the "PURCHASE AGREEMENT"), the Purchaser and the Seller have agreed that Purchaser shall deposit in escrow certain funds and wish such deposit to be subject to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1. APPOINTMENT. The Purchaser and Seller hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.

2. ESCROW FUND. Simultaneous with the execution and delivery of this Escrow Agreement, the Purchaser is depositing with the Escrow Agent the sum indicated as the escrow deposit on Schedule 1 (the "ESCROW DEPOSIT"). The Escrow Agent shall hold the Escrow Deposit and, subject to the terms and conditions hereof, shall invest and reinvest the Escrow Deposit and the proceeds thereof (the "ESCROW FUND") as directed in Section 3.

3. INVESTMENT OF ESCROW FUND. During the term of this Escrow Agreement, the Escrow Fund shall be invested and reinvested by the Escrow Agent in the investment indicated on Schedule 1 or such other investments as shall be directed in writing by the Purchaser and the Seller and as shall be acceptable to the Escrow Agent. All investment orders involving U.S. Treasury obligations, commercial paper and other direct investments will be executed through JPMorgan Fleming Asset Management (JPMFAM), in the investment management division of JPMorgan Chase. Subject to principles of best execution, transactions are effected on behalf of the Escrow Fund through broker-dealers selected by JPMFAM. In this regard, JPMFAM seeks to attain the best overall result for the Escrow Fund, taking into consideration quality of service and reliability. An agency fee will be assessed in connection with each transaction. Periodic statements will be provided to Purchaser and Seller reflecting transactions executed on behalf of the Escrow Fund. The Purchaser and Seller, upon written request, will receive a statement of transaction details upon completion of any securities transaction in the Escrow Fund without any additional cost. The Escrow Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required payments under this Escrow Agreement. In the absence of the gross negligence or willful misconduct of the Escrow Agent, the Escrow Agent shall have no liability for any loss sustained as a result of any investment in an investment indicated on Schedule 1 or any investment made pursuant to the instructions of the parties hereto or as a result of any liquidation of any investment prior to its maturity or for the failure of the parties to give the Escrow Agent instructions to invest or reinvest the Escrow Fund.

4. DISPOSITION AND TERMINATION. The Escrow Agent shall disburse the Escrow Fund as follows:

      (A) During the period commencing on August 1, 2006 and ending on February 28, 2008, on the twenty-fifth (25th) day of each month (with the first disbursement under this Section 4(A) occurring on August 25, 2006 and the last disbursement under this Section 4(A) occurring on February 25, 2008) the Escrow Agent shall disburse from the Escrow Fund by wire transfer directly to the landlord under that certain Industrial Lease Agreement assigned to Purchaser, as identified on Schedule 1 (the "LANDLORD") an amount equal to $37,411.80;

      (B) During the period commencing on March 1, 2008 and ending February 28, 2011, on the twenty-fifth (25th) day of each month (with the first disbursement under this Section 4(B) occurring on March 25, 2008 and the final disbursement under this Section 4(B) occurring on February 25, 2011), the Escrow Agent shall disburse from the Escrow Fund by wire transfer directly to the Landlord an amount equal to $39,472.16;

      (C) Upon the completion in full of the disbursements described in Sections 4(A) and (B) above, and not later than April 30, 2011, the Escrow Agent shall disburse any amounts remaining in the Escrow Fund (including interest accrued thereon) by wire transfer to Purchaser pursuant to the wiring instructions set forth on Schedule 1; and

      (D) The Escrow Agent shall otherwise disburse all or any portion of the Escrow Fund upon, and pursuant to, the joint written instructions of Purchaser and Seller (which Purchaser and Seller acknowledge shall be made in accordance with Section 2.3(b)(i) of the Purchase Agreement in connection with the Seller Release (as defined in the Purchase Agreement) as and when appropriate).

In the event that there are insufficient funds to make the requested disbursements in Sections 4(A) and (B) above, including by reason of a joint instruction pursuant to Section 4(D), the Escrow Agent shall remit all remaining monies and the account shall terminate. Upon disbursement in full of the Escrow Fund by the Escrow Agent, this Escrow Agreement shall terminate, subject to the provisions of Section 8.

5. ESCROW AGENT. The Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no duties shall be implied. The Escrow Agent shall have no liability under and no duty to inquire as to the provisions of any agreement other than this Escrow Agreement. The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, instruction or request furnished to it by Seller and Purchaser hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document. The Escrow Agent shall have no duty to solicit any payments which may be due it or the Escrow Fund. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction determines that the Escrow Agent's gross negligence or willful misconduct was the primary cause of any loss to the Purchaser or Seller. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through agents or attorneys (and shall be liable only for the careful selection of any such agent or attorney) and may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel, accountants or other skilled persons. In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any party hereto which, in its opinion, conflict with any of the provisions of this Escrow Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be directed otherwise in writing by all of the other parties hereto or by a final order or judgment of a court of competent jurisdiction. Anything in this Escrow Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

6. SUCCESSION. The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving 30 days advance notice in writing of such resignation to the other parties hereto specifying a date following such 30 day period when such resignation shall take effect. Purchaser and Seller may terminate the Escrow Agent and discharge the Escrow Agent from its duties or obligations hereunder by giving 10 days advance notice of such termination to the Escrow Agent specifying a date following such 10 day period when such termination shall take effect. In the event of any such resignation or termination, the Escrow Agent shall cooperate to transfer the Escrow Fund to a successor escrow agent jointly named by the Purchaser and Seller. The Escrow Agent shall have the right to withhold an amount equal to any amount due and owing to the Escrow Agent, plus any costs and expenses the Escrow Agent shall reasonably believe may be incurred by the Escrow Agent in connection with the termination of the Escrow Agreement. Any corporation or association into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation or association to which all or substantially all the escrow business of the Escrow Agent's line of business may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.

7. FEES. The Purchaser agrees to (i) pay the Escrow Agent upon execution of this Escrow Agreement and on each anniversary hereof reasonable compensation for the services to be rendered hereunder, which unless otherwise agreed in writing shall be as described in Schedule 1 attached hereto, and (ii) pay or reimburse the Escrow Agent upon request for all expenses, disbursements and advances, including reasonable attorney's fees and expenses, incurred or made by it in connection with the preparation, execution, performance, delivery, modification and termination of this Escrow Agreement.

8. INDEMNITY. Subject to Section 7, which shall be solely the Purchaser's obligation, the Purchaser and the Seller shall each indemnify, defend and save harmless the Escrow Agent and its directors, officers, agents and employees (the "INDEMNITEES") from 50% of all loss, liability or expense (including the reasonable fees and expenses of in house or outside counsel) arising out of or in connection with (i) the Escrow Agent's execution and performance of this Escrow Agreement, except in the case of any indemnitee to the extent that such loss, liability or expense is due to the gross negligence or willful misconduct of such indemnitee, or (ii) its following any instructions or other directions from the Purchaser or the Seller, except to the extent that its following any such instruction or direction is expressly forbidden by the terms hereof. The parties hereto acknowledge that the foregoing indemnities shall survive the resignation or removal of the Escrow Agent or the termination of this Escrow Agreement.

9. TINS; TAXES. The Purchaser and the Seller each represent that its correct Taxpayer Identification Number ("TIN") assigned by the Internal Revenue Service ("IRS") or any other taxing authority is set forth in Schedule 1. Upon execution of this Escrow Agreement, the Purchaser and Seller shall provide the Escrow Agent with a fully executed W-8 or W-9 IRS form, which shall include the Purchaser's and Seller's TIN. In addition, all interest or other income earned under the Escrow Agreement shall be allocated and/or paid in accordance with
Section 4 and reported by the recipient to the Internal Revenue Service or any other taxing authority as accruing to the account of Purchaser. Escrow Agent shall report and, as required withhold any taxes as it determines may be required by any law or regulation in effect at the time of the distribution. All proceeds of the Escrow Fund shall be retained in the Escrow Fund and reinvested from time to time by the Escrow Agent as provided in Section 3. In the event that any earnings remain undistributed at the end of any calendar year, Escrow Agent shall report to the Internal Revenue Service or such other authority such earnings as it deems appropriate or as required by any applicable law or regulation or, to the extent consistent therewith, as accruing to the account of Purchaser. In addition, Escrow Agent shall withhold any taxes it deems appropriate and shall remit such taxes to the appropriate authorities.

10. NOTICES. All communications hereunder shall be in writing and shall be deemed to be duly given and received:

      (i) upon delivery if delivered personally or upon confirmed transmittal if by facsimile;

      (ii) on the next Business Day (as hereinafter defined) if sent by overnight courier; or

      (iii) four (4) Business Days after mailing if mailed by prepaid registered mail, return receipt requested, to the appropriate notice address set forth on Schedule 1 or at such other address as any party hereto may have furnished to the other parties in writing by registered mail, return receipt requested.

Notwithstanding the above, in the case of communications delivered to the Escrow Agent pursuant to (ii) and (iii) of this Section 10, such communications shall be deemed to have been given on the date received by the Escrow Agent. In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate. "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth on Schedule 1 is authorized or required by law or executive order to remain closed.

11. SECURITY PROCEDURES. In the event funds transfer instructions are given (other than in writing at the time of execution of this Escrow Agreement, as indicated in Schedule 1), whether in writing, by telecopier or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on schedule 2 attached hereto ("SCHEDULE 2"), and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The individuals authorized to give or confirm funds transfer instructions may be changed only in a writing actually received and acknowledged by the Escrow Agent. If the Escrow Agent is unable to contact any of the authorized representatives identified in
Schedule 2, the Escrow Agent is hereby authorized to seek confirmation of such instructions by telephone call-back to any one or more of the executive officers of Seller and/or Purchase, as applicable ("EXECUTIVE OFFICERS"), which shall include the titles of ______________________, as the Escrow Agent may select. Such Executive Officer shall deliver to the Escrow Agent a fully executed Incumbency Certificate, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer. The Escrow Agent and the beneficiary's bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by the Purchaser or the Seller to identify (i) the beneficiary, (ii) the beneficiary's bank, or (iii) an intermediary bank. The Escrow Agent may apply any of the escrowed funds for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary's bank or an intermediary bank designated. The parties to this Escrow Agreement acknowledge that these security procedures are commercially reasonable. All funds transfer instructions must include the signature of the person(s) authorizing said funds transfer.

12. MISCELLANEOUS. The provisions of this Escrow Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by all of the parties hereto. Neither this Escrow Agreement nor any right or interest hereunder may be assigned in whole or in part by any party, except as provided in Section 6, without the prior consent of the other parties. This Escrow Agreement shall be governed by and construed under the laws of the State of New York. Each party hereto irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in the State of New York. The parties further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Escrow Agreement. No party to this Escrow Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Escrow Agreement because of, acts of God, fire, floods, strikes, equipment or transmission failure, or other causes reasonably beyond its control. The terms and provisions of this Escrow Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person or entity. This Escrow Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13. ACCOUNT OPENING INFORMATION/TINS.

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT For accounts opened in the US: To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. When an account is opened, the Escrow Agent will ask for information that will allow it to identify relevant parties.

                            [Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date set forth in Schedule 1.

                            JPMORGAN CHASE BANK, N.A.
                            AS ESCROW AGENT

                            By: __________________________________
                            Name:
                            Title:

                            PURCHASER

                            By: __________________________________
                            Name:
                            Title:

                            SELLER

                            By: __________________________________
                            Name:
                            Title:

                                   SCHEDULE 1

EFFECTIVE DATE: _______________, 2006

NAME OF PURCHASER:  ADAMS RESPIRATORY OPERATIONS, INC.
Purchaser Notice Address: 14841 Sovereign Road, Fort Worth, TX 76155 Purchaser TIN:
Wiring Instructions:

NAME OF SELLER:  CARDINAL HEALTH PTS, LLC
Seller Notice Address: 14 Schoolhouse Road, Somerset, NJ 08873
Seller TIN:
Wiring Instructions:

NAME OF LANDLORD: CENTREPORT VALWOOD INDUSTRIAL, INC.
Landlord Notice Address: c/o RREEF Management Company, 1406 Halsey Way, Suite 110, Carrollton, TX 75007
Wiring Instructions:

ESCROW DEPOSIT:  $2,169,233.76

INVESTMENT: [specify]

      [X]   JPMorgan Chase Bank Money Market Account;

      [ ]   A trust account with JPMorgan Chase Bank;

      [ ] A money market mutual fund, including without limitation the JPMorgan Fund or any other mutual fund for which the Escrow Agent or any affiliate of the Escrow Agent serves as investment manager, administrator, shareholder servicing agent and/or custodian or subcustodian, notwithstanding that (i) the Escrow Agent or an affiliate of the Escrow Agent receives fees from such funds for services rendered, (ii) the Escrow Agent charges and collects fees for services rendered pursuant to this Escrow Agreement, which fees are separate from the fees received from such funds, and (iii) services performed for such funds and pursuant to this Escrow Agreement may at times duplicate those provided to such funds by the Escrow Agent or its affiliates. Fund

      [ ] Such other investments as Purchaser, Seller and Escrow Agent may from time to time mutually agree upon in a writing executed and delivered by the Purchaser and the Seller and accepted by the Escrow Agent.

ESCROW AGENT NOTICE ADDRESS: JPMorgan Chase Bank, N.A.
                             Escrow Services
                             4 New York Plaza, 21st Floor
                             New York, NY 10004
                             Attention: Glenn Sturman
                             Fax No.: (212)623-6168

ESCROW AGENT'S COMPENSATION: $3,500 PER ANNUM OR PART THEREOF; NOT SUBJECT TO
        PRORATION. Payment of first year's fee ($3,500) due by wire transfer upon execution of this Escrow Agreement

ESCROW AGENT'S WIRING INSTRUCTIONS:
     ABA: 021000021
     Name of Bank: JPMorgan Chase Bank
     Account Number: 507953312
     Account Name: Escrow Incoming Wire Account
     Ref: further credit to 10227783, escrow fees
     Attn: Glenn Sturman

                                   SCHEDULE 2

                     TELEPHONE NUMBER(S) FOR CALL-BACKS AND
       PERSON(S) DESIGNATED TO GIVE OR CONFIRM FUNDS TRANSFER INSTRUCTIONS

If to Purchaser:

Name                        Telephone Number               Signature
------------------------    -------------------------      ---------------------
------------------------    -------------------------      ---------------------
------------------------    -------------------------      ---------------------
------------------------    -------------------------      ---------------------

If to Seller:

Name                        Telephone Number               Signature
------------------------    -------------------------      ---------------------
------------------------    -------------------------      ---------------------
------------------------    -------------------------      ---------------------
------------------------    -------------------------      ---------------------

Telephone call backs shall be made to both the Purchaser and Seller if joint instructions are required pursuant to this Escrow Agreement. All funds transfer instructions must include the signature of the person(s) authorizing said funds transfer.

Periodically, a person named above ("YOU") may issue payment orders to the Escrow Agent to transfer funds by federal funds wire (subject to the requirements in the Escrow Agreement regarding joint instructions). The Escrow Agent will review the orders to determine compliance with the governing documentation and to confirm signature by the appropriate party, in accordance with the above list. Bank policy requires that, where practicable, the Escrow Agent undertake callbacks to a party other than the individual who signed the payment order to verify the authenticity of the payment order.

Inasmuch as you are the only employee in your office who can confirm wire transfers, we will call you to confirm any federal funds wire transfer payment order purportedly issued by you. Your continued issuance of payment orders to us and confirmation in accordance with this procedure will constitute your agreement (1) to the callback security procedure outlined herein and (2) that the security procedure outlined herein constitutes a commercially reasonable method of verifying the authenticity of payment orders. Moreover, you agree to accept any risk associated with a deviation from this bank policy.

                                                                       EXHIBIT C

                                  AMENDMENT TO
                          COMMERCIAL SERVICES AGREEMENT

      THIS AMENDMENT TO COMMERCIAL SERVICES AGREEMENT (this "AMENDMENT") is made and entered into as of ___________, 2006 (the "EFFECTIVE DATE"), by and between Adams Respiratory Therapeutics, Inc., a Delaware corporation, f/k/a Adams Laboratories, Inc., a Texas corporation ("ADAMS"), Adams Respiratory Products, Inc., a Delaware Corporation and wholly-owned subsidiary of Adams ("ARP") and Cardinal Health, PTS, LLC, a Delaware Limited Liability Company ("CARDINAL").

                                   BACKGROUND

      a. Cardinal acquired Adams' interest in that certain manufacturing facility located in Ft. Worth, Texas (the "FACILITY") on the 1st day of April, 2004, pursuant to that certain Asset Purchase Agreement, dated the 24th day of March, 2004 (the "ORIGINAL ASSET PURCHASE AGREEMENT").

      b. In connection with the Original Asset Purchase Agreement, Adams and Cardinal entered into that certain Commercial Services Agreement, effective as of the 1st day of April, 2004 (the "COMMERCIAL SERVICES AGREEMENT"), pursuant to which Cardinal would be the preferred provider of marketing, sales, logistics, development, analytical, and other services to Adams.

      c. Cardinal and Adams Respiratory Operations, Inc., a Delaware corporation and wholly-owned subsidiary of Adams are parties to that certain Asset Purchase Agreement dated as of July 27, 2006, pursuant to which Cardinal has agreed to sell certain assets relating to the Facility back to Adams as set forth therein. Accordingly, the parties desire to amend the Commercial Services Agreement to:
(i) revise the term of the Commercial Services Agreement; and (ii) include a minimum purchase obligation for Cardinal's development services.

      d. Capitalized terms used herein and not otherwise defined shall have meanings ascribed to them in the Commercial Services Agreement.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Adams, ARP and Cardinal, intending to be legally bound, hereby amend the Commercial Services Agreement, as of the Effective Date, as follows:

      1. Definition of Adams. The definition of Adams as used in the Commercial Services Agreement is hereby amended to include Adams Respiratory Products, Inc., a Delaware corporation.

      2. Minimum Commitment. Section 2 of the Commercial Services Agreement shall be amended by adding the following paragraph to the end of Section 2:

      During the term of this Agreement, Adams shall be obligated to purchase (or to cause one or more of its Affiliates to purchase) $1.0 million worth of product development services (which shall include all work done on the current hydrocodone project (Quote No.: QTE-AEC-002.04) after the Effective Date) from Cardinal pursuant to the terms of this Agreement (the "MINIMUM PURCHASE OBLIGATION"). Notwithstanding anything to the contrary in this Agreement, but without prejudice to Cardinal's right of first refusal set forth in this Section 2, Adams shall not be required to obtain any services from Cardinal pursuant to this Agreement other than the development services contemplated by the Minimum Purchase Obligation. If, upon the termination of this Agreement, Adams has not met the Minimum Purchase Obligation, Cardinal shall invoice Adams for the difference between (i) the amount paid by Adams for services rendered as of the date of termination and (ii) $1.0 million, and Cardinal shall have no obligation to provide any further services in connection with the amount so invoiced. Such invoice shall be due and payable within thirty (30) days from the date of invoice.

      3. Termination. Section 4(a) of the Commercial Services Agreement shall be deleted in its entirety and the following inserted in lieu thereof:

      (a) TERMINATION. This Agreement will terminate one (1) year from the Effective Date.

      4. This Amendment shall be governed by and interpreted in accordance with the laws of the State of Delaware without regard to its conflict of laws provisions.

      5. This Amendment may be executed in any number of counterparts, and each such counterpart shall be deemed an original, but all such counterparts together shall constitute one agreement.

              [THE REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESSS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

                                            ADAMS RESPIRATORY PRODUCTS, INC.

                                            By: ________________________________
                                            Name: ______________________________
                                            Title: _____________________________

                                            ADAMS RESPIRATORY THERAPEUTICS, INC.
                                            F/K/A ADAMS LABORATORIES, INC.

                                            By: ________________________________
                                            Name: ______________________________
                                            Title: _____________________________

                                            CARDINAL HEALTH PTS, LLC

                                            By: ________________________________
                                            Name: ______________________________
                                            Title: _____________________________

                                                                       EXHIBIT D

                 COMMERCIAL MANUFACTURING AGREEMENT (GRANULATE)

      This Commercial Manufacturing Agreement ("AGREEMENT") is made this ___ day of _________, 2006 ("EFFECTIVE DATE"), by and between Adams Respiratory Operations, Inc., a Delaware corporation, with a place of business at 14841 Sovereign Road, Fort Worth, Texas, 76155-2645 ("CLIENT"), and Cardinal Health PTS, LLC, a Delaware limited liability company, with a place of business at 1100 Enterprise Drive, Winchester, Kentucky 40390 ("CARDINAL HEALTH").

                                    RECITALS

      A. Cardinal Health provides contract pharmaceutical development, manufacturing, packaging, analytical, and sales and marketing services to the pharmaceutical industry.

      B. Client has certain technology relating to certain pharmaceutical products and wants Cardinal Health to assist in the formulation, filling, packaging and testing of such products as provided in this Agreement and the attachments hereto.

      C. Client desires to engage Cardinal Health to provide certain services to Client in connection with the processing of Client's Product (defined below); and Cardinal Health desires to provide such services pursuant to the terms and conditions set forth in this Agreement.

      THEREFORE, in consideration of the mutual covenants, terms and conditions set forth below, the parties agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

The following terms have the following meanings in this Agreement:

1.1 "AFFILIATE(s)" means any corporation, firm, partnership or other entity that controls, is controlled by or is under common control with a party. For purposes of this definition, "control" shall mean the ownership of at least 50% of the voting share capital of such entity or any other comparable equity or ownership interest.

1.2 "API" means the active pharmaceutical ingredient set forth in Attachment A that has been released by Client and provided to Cardinal Health, along with a certificate of analysis, as provided in this Agreement.

1.3 "APPLICABLE LAWS" means all laws, ordinances, rules and regulations within the Territory applicable to the Processing of the Product or any aspect thereof and the obligations of Cardinal Health or Client, as the context requires, under this Agreement, including (A) all applicable federal, state and local laws and regulations of each country within the Territory, (B) the U.S. Federal Food, Drug and Cosmetic Act and (C) the Good Manufacturing Practices promulgated by the Regulatory Authorities, as amended from time to time ("GMPS"). Applicable Laws shall also include all laws, ordinances, rules and regulations applicable in Territories added to this

Agreement in accordance with its terms, solely to the extent Client has provided written copies of such laws to Cardinal Health prior to the commencement of Cardinal Health's Processing for such Territories. Copies of all laws shall be in the English language

1.4 "BATCH" means defined quantity of formulated bulk drug that has been Processed in accordance with the Specifications.

1.5 "CARDINAL HEALTH INDEMNITEES" shall have the meaning set forth in Section 13.2.

1.6 "CHANGE ORDER" shall have the meaning set forth in Section 4.6(A).

1.7 "CLIENT INDEMNITEES" shall have the meaning set forth in Section 13.1.

1.8 "CONFIDENTIAL INFORMATION" is as defined in Section 11.2.

1.9 "CONFORMING PRODUCT" means the Product which, as manufactured by Cardinal Health, conforms to the warranty in Section 10.1.

1.10 "CONTRACT YEAR" means each consecutive twelve (12) month period beginning on the Effective Date.

1.11 "DEFECTIVE PRODUCT" means Product which is manufactured by Cardinal Health and is not a Conforming Product.

1.12 "DISPUTE" shall have the meaning set forth in Section 18.10.

1.13 "EXPECTED YIELD" shall have the meaning set forth in Section 2.2.

1.14 "FACILITY" means the Cardinal Health facility located in Winchester, Kentucky or such other facility as agreed by the parties.

1.15 "FDA" means the United States Food and Drug Administration.

1.16 "FIRM COMMITMENT" shall have the meaning set forth in Section 4.3.

1.17 "INVENTION" shall have the meaning set forth in Article 12.

1.18 "LOSSES" shall have the meaning set forth in Section 13.1.

1.19 "MATERIAL ADVERSE CHANGE" shall have the meaning set forth in Section 4.1.

1.20 "MATERIAL SALES DECREASE" shall have the meaning set forth in Section 4.1.

1.21 "MINIMUM QUARTERLY PURCHASE" shall have the meaning set forth in Section
4.2.

1.22 "MINIMUM REQUIREMENT" shall have the meaning set forth in Section 4.1.

1.23 "MINIMUM REQUIREMENT BALANCE" shall have the meaning set forth in Section 4.1.

1.24 "MINIMUM YIELD" shall have the meaning set forth in Section 2.1.

1.25 "PROCESS" or "PROCESSING" means the compounding, producing and/or packaging of the API and Raw Materials into Product in accordance with the Specifications and the terms and conditions set forth in this Agreement.

1.26 "PROCESSING DATE" means the day on which the Product is to be compounded by Cardinal Health.

1.27 "PRODUCT" means a fully compounded bulk drug Processed in accordance with the applicable Specifications.

1.28 "PURCHASE ORDER" shall have the meaning set forth in Section 4.4.

1.29 "RAW MATERIALS" means all raw materials, supplies, components and packaging necessary to manufacture and ship the Product in accordance with the Specifications, as provided in Attachment A, but not including the API.

1.30 "RECALL" shall have the meaning set forth in Section 9.5.

1.31 "REGULATORY AUTHORITY" means any governmental regulatory authority within a Territory involved in regulating any aspect of the development, manufacture, market approval, sale, distribution, packaging or use of the Product.

1.32 "RESERVATION FEE" shall have the meaning set forth in Section 7.2.

1.33 "RESERVED CAPACITY" shall have the meaning set forth in Section 4.2.

1.34 "ROLLING FORECAST" shall have the meaning set forth in Section 4.3.

1.35 "SAMPLE" shall have the meaning set forth in Section 5.1.

1.36 "SPECIFICATIONS" means the procedures, requirements, standards, quality control testing and other data and the scope of services as set forth in Attachment A, as the same may be amended in accordance with Article 8.

1.37 "TERM" shall have the meaning set forth in Section 15.1.

1.38 "TERRITORY" means the United States of America and any other country which the parties agree in writing to add to this definition of Territory in an amendment to this Agreement.

1.39 "VOLUME PRICING" shall have the meaning set forth in Section 7.1.

                                    ARTICLE 2
                    VALIDATION, PROCESSING & RELATED SERVICES

2.1 Supply and Purchase of Product. During the Term, Cardinal Health shall Process each Product in accordance with the applicable Specifications, the Applicable Laws and the terms and conditions of this Agreement.

2.2 Yield. The expected yield ("EXPECTED YIELD") of each Product per unit of API (as measured in kilograms) shall be determined for the first Contract Year by averaging the actual consumption of API during the first thirty (30) Batches of such Product Processed during the Contract Year. The Expected Yield for a Product for each subsequent Contract Year shall be equal to *% of the actual yield of such Product Processed during the immediately preceding Contract Year (determined at the end of each Contract Year based on the average consumption of API for all Batches of such Product Processed during the Contract Year). Subject to Section 16.1, Cardinal Health shall only be responsible and liable to Client for loss, damage or destruction of API if the actual yield of finished Product (determined at the end of each Contract Year based on the average consumption of API for all Batches of such Product Processed during the Contract Year) is less than *% of the Expected Yield (the "MINIMUM YIELD"). If Cardinal Health is required, subject to Section 16.1 and pursuant to this Section 2.2, to reimburse Client for loss, damage or destruction of API, Cardinal Health shall reimburse Client only for the actual documented purchase price paid to the supplier for unusable API (to the extent paid by Client) and any actual documented shipping costs incurred by Client and associated therewith. Solely for the purposes of this Section 2.2 and the calculation of the applicable Expected Yield and Minimum Yield for each Contract Year, API purchased from different suppliers and Processed in accordance with this Agreement shall each constitute a separate Product.

2.3 Other Related Services. Cardinal Health shall provide other services upon terms and conditions agreed to by the parties in writing from time to time.

                                    ARTICLE 3
                                    MATERIALS

3.1 API. Client shall supply to Cardinal Health for Processing, at Client's sole cost, the API and applicable reference standards in quantities sufficient to meet Client's requirements for each Product as further set forth in Article 4. Prior to delivery of any of the API or reference standard to Cardinal Health for Processing, Client shall provide to Cardinal Health a copy of the API material safety data sheet, as amended, and thereafter shall promptly provide any subsequent revisions thereto. Upon receipt of each Purchase Order, Cardinal Health will provide Client with the scheduled Processing Dates for that API Client is required to deliver for such Purchase Order. Client shall supply the API, reference standards (if changed or expired) and a certificate of analysis for each shipment of API DDP (Incoterms 2000) the Facility no later than ten
(10) days before the scheduled Processing Date upon which such API will be used by Cardinal Health. Upon receipt of the API, Cardinal Health shall conduct identification testing of the API. Client shall be responsible for the timeliness, quantity and quality of the API. Cardinal Health shall use the API solely and exclusively for Processing under this Agreement.

3.2 Raw Materials. Client shall be responsible for supplying adequate Raw Materials as necessary to meet Client's requirements for each Product as further set forth in Article 4, unless otherwise agreed to by the parties in writing. Client shall be responsible for the timeliness, quantity and quality of supply of such Raw Materials. Cardinal Health shall use the Raw Materials solely and exclusively for Processing under this Agreement.

----------
* Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

                                    ARTICLE 4
                 MINIMUM COMMITMENT, PURCHASE ORDERS & FORECASTS

4.1 Minimum Requirement. During each Contract Year, Client shall purchase the minimum volume of Product ("MINIMUM REQUIREMENT") set forth on Attachment B. If Client does not purchase such Minimum Requirement during any Contract Year, Client shall pay Cardinal Health the difference between (1) the total amount Client would have paid to Cardinal Health if the Minimum Requirement had been fulfilled for Product and (2) the sum of all purchases of Product from Cardinal Health for such Contract Year (the "MINIMUM REQUIREMENT BALANCE"); provided, however, that if subsequent to the close of the first Contract Year, Client experiences a Material Adverse Change and fails to purchase the Minimum Requirement during such Contract Year as a direct result of such Material Adverse Change, Client shall not be required to pay the Minimum Requirement Balance to Cardinal Health for such Contract Year, but shall instead pay to Cardinal Health the greater of either (A) Cardinal Health's gross profit associated with Processing Product for such Contract Year, or (B) fifty percent (50%) of the Volume Price, associated with the difference between (x) the Minimum Requirement for such Contract Year and (y) the amount of Product Processed by Cardinal Health for such Contract Year. For the purposes of this
Section 4.1, a "MATERIAL ADVERSE CHANGE" shall mean a decrease in the gross revenues of Client (including all Affiliates and sublicensees of Client, and successors and assigns) (as determined in accordance with generally accepted accounting principles) from sales of the Mucinex(R) brand products during a Contract Year of * percent (*%) or more from gross revenues from sales of such products during the preceding twelve-month period (a "MATERIAL SALES DECREASE") due to the marketing and sale by an unaffiliated third party of a private label, extended release guaifenesin product. Cardinal Health shall have the right to request an audit of any Material Adverse Change claimed by Client hereunder. Such audit shall be performed by an independent certified public accountant who shall be permitted to review such of Client's records and accounts as are necessary to verify that a Material Sales Decrease has occurred. Cardinal Health shall have the further right to verify that a Material Adverse Change has occurred by review of such third party market reports and analyses, including without limitation, market reports and analysis provided by IMS Health Incorporated and other reputable information aggregators and providers, as Cardinal Health determines reasonably necessary to confirm that a private label, extended release guaifenesin product is currently available and has captured *% of the U.S. domestic market for extended release guaifenesin products during the relevant Contract Year (the "MARKET REQUIREMENT"). If such Market Requirement has been met, then the marketing and sale of such product shall be deemed to have caused the Material Sales Decrease for the purposes of determining whether a Material Adverse Change has occurred. If the audit permitted herein discloses that Client has not experienced a Material Sales Decrease or Cardinal Health is unable to confirm that the Market Requirement has been met, then Client shall, in addition to any other amounts due to Cardinal Health hereunder, reimburse Cardinal Health for all costs and expenses incurred by Cardinal Health in connection with such audit.

4.2 Reservation of Capacity. Cardinal Health shall reserve capacity to Process the minimum volume of Product ("RESERVED CAPACITY") set forth on Attachment B. Notwithstanding Sections 4.3 and 4.4, in an effort to level the Processing throughout each Contract Year, until the

----------
* Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

occurrence of a Material Adverse Change, Client shall submit each calendar quarter binding Purchase Orders for at least sixty percent (60%) of the Reserved Capacity for such calendar quarter (the "MINIMUM QUARTERLY PURCHASE"), as further described on Attachment B. Cardinal Health shall have no obligation to Process Product during any calendar quarter in excess of the Reserved Capacity for such calendar quarter unless Cardinal Health has accepted a Purchase Order for such Product.

4.3 Forecast. Within ten (10) days of the Effective Date and on or before the first day of each subsequent calendar month during the Term, Client shall furnish to Cardinal Health a written twelve (12) month rolling forecast of the quantities of Product that Client intends to order from Cardinal Health during such period ("ROLLING FORECAST"). The first three (3) months of such Rolling Forecast shall constitute a binding order for the quantities of Product specified therein ("FIRM COMMITMENT") and the following nine (9) months of the Rolling Forecast shall be non-binding, good faith estimates.

4.4 Purchase Orders. On or before the first day of each calendar month, Client shall submit a purchase order for the Firm Commitment (or the amount required pursuant to Section 4.2, if greater) that specifies the actual number of Batches and the requested delivery date for each Batch ("PURCHASE ORDER"). Client shall submit each Purchase Order to Cardinal Health at least ninety (90) days in advance of the delivery date requested in the Purchase Order. In the event of a conflict between the terms of any Purchase Order and this Agreement, this Agreement shall control. Cardinal Health shall use commercially reasonable efforts to supply Client with quantities of Product that are in excess of the quantities specified in the Firm Commitment, subject to Cardinal Health's other supply commitments and manufacturing and equipment capacity, but shall be under no obligation to provide quantities in excess of the Reserved Capacity for any calendar quarter unless otherwise agreed in writing.

4.5 Cardinal Health's Cancellation of Purchase Orders. Notwithstanding Section 4.6, Cardinal Health reserves the right to cancel all, or any part of, a Purchase Order upon written notice to Client, and Cardinal Health shall have no further obligations or liability with respect to such Purchase Order, if Client refuses or fails to make scheduled deliveries of the API or fails to supply adequate Raw Materials as provided in Section 3.2.

4.6 Client's Modification or Cancellation.

      A. Client may modify the delivery date or quantity of Product in a Purchase Order only by submitting a written change order ("CHANGE ORDER") to Cardinal Health at least thirty (30) days in advance of the earliest scheduled Processing Date for the Processing covered by the Change Order. A Change Order shall be effective and binding against Cardinal Health only upon the written approval of Cardinal Health; and notwithstanding any such acceptance by Cardinal Health, Client shall remain responsible for the Minimum Requirement purchase as set forth in Section 4.1 and any Firm Commitment portion of the Rolling Forecast.

      B. Notwithstanding any amounts due to Cardinal Health under Section 4.1 or
Section 7.1, if Client fails to place Purchase Orders sufficient to satisfy the Firm Commitment, Client shall, within thirty (30) days of receipt of invoice, pay to Cardinal Health the Volume Pricing for all Product that would have been Processed if Client had placed Purchase Orders sufficient to satisfy the Firm Commitment.

      C. Neither changes to or postponement of any delivery or Processing of any Batch of Product, caused by Client, nor the payment of the fees described in this Section 4.6, will reduce or in any way effect Client's Minimum Requirement obligations set forth in Section 4.1.

4.7 Unplanned Delay or Elimination of Processing. Cardinal Health shall use commercially reasonable efforts to meet the Purchase Orders, subject to the terms and conditions of this Agreement. Cardinal Health shall provide Client with as much advance notice as possible (and will use its best efforts to provide at least fifteen (15) days' advance notice where possible) if Cardinal Health determines that any Processing will be delayed or eliminated for any reason (other than an event of force majeure) and, unless such delay or elimination is due to the action, inaction or fault of Client, including without limitation, Client's failure to deliver the API or Raw Materials in accordance with Article 3, the amount of Product eliminated shall be counted against the Minimum Requirement.

4.8 Inspection of Processing. Notwithstanding any right of inspection set forth in the Quality Agreement (as defined below), Client may send up to two (2) representatives to the Facility to observe the Processing for a period not to exceed one week per Contract Year, provided that Client provide Cardinal Health at least ten (10) days' advance written notice of the attendance of such Client representatives. Client's representatives shall have access only to the portion of the Facility where Cardinal Health Processes the Product solely for the purposes of inspection and verification that Cardinal Health is Processing the Product in accordance with the Specifications. Client shall indemnify and hold harmless Cardinal Health for any action, omission or other activity of such representatives while on Cardinal Health's premises. Client shall be responsible for the compliance of such representatives with all standard policies and procedures of Cardinal Health, including those relating to safety, and with
Article 11. Cardinal Health reserves the right to require such representatives to enter into separate confidentiality agreements directly with Cardinal Health in such persons' respective individual capacities on term substantially similar to those set forth in Article 11.

                                    ARTICLE 5
                            TESTING; SAMPLES; RELEASE

5.1 Sample; Testing. Within seven (7) days after Cardinal Health's completion of Processing of each Batch, Cardinal Health shall provide Client or its designee with a sample of the Product ("SAMPLE") and Cardinal Health's Certificate of Analysis for such Batch. No later than twenty one (21) days after receipt of the Sample, Client or its designee shall notify Cardinal Health whether or not the Sample conforms to the warranty set forth in Section 10.1 of this Agreement. Upon receipt of notice from Client that a Batch meets the warranty in Section 10.1, or upon failure of Client to respond by the end of such twenty one
(21)-day period, Cardinal Health will invoice Client for such Batch. For avoidance of doubt, nothing in this Section 5.1 shall preclude Client from retesting samples of delivered Batches, at its own expense, for the purpose of determining whether any Batch meets the warranty in Section 10.1.

5.2 Discrepant Test Results. In the event of a disagreement between the parties regarding whether the Product meets the warranty in Section 10.1, the parties shall cause a mutually agreeable independent third party to review records, test data and to perform comparative tests and/or analyses on samples of the alleged defective Product. The independent party's results shall be final and binding. Unless otherwise agreed to by the parties in writing, the costs associated with such testing and review shall be borne by the party in error as to whether the Product so conforms.

5.3 Defective Product. At the option of Client, Cardinal Health will either reprocess (solely at its cost) any Batch of Defective Product (in accordance with the Specifications and Applicable Laws) or credit any payments made by Client for such Batch of Defective Product. To the extent a Batch of Defective Product is the result of Cardinal Health's deviation from the Specifications due to the negligence or willful misconduct of Cardinal Health, Cardinal Health shall reimburse Client for the actual, documented costs of unusable API and Raw Materials (to the extent paid for by Client) and any actual, documented shipping costs incurred by Client and associated therewith.

5.4 Supply of Material for Defective Product. In the event Cardinal Health reprocesses Product pursuant to Section 5.3, Client shall supply, Cardinal Health with sufficient quantities of API in order for Cardinal Health to complete such reprocessing.

                                    ARTICLE 6
                                    DELIVERY

6.1 Delivery. Cardinal Health shall segregate and store all Product until acceptance as set forth in Section 5.1. Cardinal Health shall tender all Product for delivery, Ex Works (Incoterms 2000) the Facility. Client shall be responsible for all costs and risk of loss associated with shipment of the Product. Client shall qualify at least three (3) carriers to ship Product and then designate the priority of such qualified carriers to Cardinal Health.

6.2 Failure to Take Delivery. If Client fails to take delivery of any Product on any scheduled delivery date, Cardinal Health shall store such Product as Client's agent, and Client shall be invoiced on the first day of each month following such scheduled delivery date for reasonable administration and storage costs. For each lot of stored Product, Client agrees that (A) Client has made a fixed commitment to purchase such Product, (B) risk of ownership for such Product passes to Client, (C) such Product shall be on a bill and hold basis for legitimate business purposes, (D) if no delivery date is determined at the time of billing, Cardinal Health shall have the right to ship the Product to Client within four (4) months after billing and (E) Client will be responsible for any decrease in market value of such Product that relates to factors and circumstances outside of Cardinal Health's control. Within five (5) days following a written request from Cardinal Health, Client shall provide Cardinal Health with a letter confirming items (A) through (E) of this Section for each lot of stored Product.

                                    ARTICLE 7
                               PRICING AND PAYMENT

7.1 Volume Pricing. Client shall pay to Cardinal Health the volume pricing for Conforming Product set forth on Attachment B ("VOLUME PRICING"). In the event that Client requests, and Cardinal Health Processes, any Product in excess of the Reserved Capacity, Client shall pay Cardinal Health for such Processing at the Volume Pricing. In the event Client requests services other than Processing, Cardinal Health shall provide a written quote of the fee for such additional services and Client shall advise Cardinal Health whether it wishes to have such additional services performed by Cardinal Health. The scope and agreed fee for such services shall then be reduced to writing and set forth in an Appendix to this Agreement which Appendix shall be signed by the parties and appended to this Agreement. Unless and only to the extent expressly set forth in such Appendices, the terms and conditions of this Agreement shall govern and apply to such other services.

7.2 Profit Share Continuation. In consideration of Cardinal Health's waiver of the twelve-month termination notice period set forth in Section 13.2(b) of that Supply Agreement between Client and Cardinal Health, dated April 1, 2004, as amended, and the corresponding termination of Cardinal Health's right thereunder to earn certain fees as contemplated in Section 9.1 thereof during such 12-month period, Client shall pay Cardinal Health an amount equal to *% of gross margin (as reported in Adams' quarterly filings on Form 10-Q and annual filings on Form 10-K with the U.S. Securities and Exchange Commission) accruing for the period commencing on the Effective Date and ending June 30, 2007 (the "PROFIT SHARE"). The Profit Share shall be calculated quarterly for each of the fiscal quarters ending on: Sept 30, 2006, December 31, 2006, March 31, 2007, June 30, 2007; and
paid by Client to Cardinal Health within ten (10) days of the filing date of the 10-Q or 10-K pertaining to such quarter, as applicable; provided, that, notwithstanding anything herein to the contrary, in no event shall any such quarterly payment be less than $* or greater than $*; provided further, for clarity, that where the relevant filing is a 10-K, only that portion of gross margin reported in the 10-K that pertains to the most recently ended quarter shall be used to calculate the portion of Profit Share then due. Notwithstanding the foregoing, Client's obligation to pay the Profit Share shall terminate once Client has paid $* aggregate Profit Share.

7.3 Taxes; Duty. All taxes (excluding taxes based on income), duties and other amounts assessed on any Raw Materials, API or Conforming Product prior to or upon sale or delivery to Client or Cardinal Health, as the case may be, are the responsibility of Client, and Client shall reimburse Cardinal Health for any such taxes (excluding taxes based on income), duties or other expenses paid by Cardinal Health.

7.4 Payment Terms. Cardinal Health shall invoice Client for all Product as provided in Section 5.1 and for all other fees as provided elsewhere in this Agreement. On or before the twentieth (20th) day of the month following the end of each Contract Year, Cardinal Health shall invoice Client for any Minimum Requirement Balance due for the immediately preceding Contract Year. Payment for all invoices hereunder shall be due within thirty (30) days after the

----------
* Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

date of such invoice. In the event payment is not received by Cardinal Health on or before the thirtieth (30th) day after the date of the invoice, then such unpaid amount shall accrue interest at the rate of one and one-half percent (1 1/2%) per month until paid in full.

                                    ARTICLE 8
                            CHANGES TO SPECIFICATIONS

All Specifications and any changes thereto agreed to by the parties from time to time shall be in writing, dated and signed by the parties. No change in the Specifications shall be implemented by Cardinal Health, whether requested by Client or requested or required by any Regulatory Authority, until the parties have agreed in writing to such change, the implementation date of such change, and any increase or decrease in costs, expenses or fees associated with such change (including any changes to Volume Pricing). Cardinal Health shall respond promptly to any request made by Client for a change in the Specifications, and both parties shall use commercially reasonable, good faith efforts to agree to the terms of such change in a timely manner. As soon as possible after a request is made for any change in Specifications, Cardinal Health shall notify Client of the costs associated with such change and shall provide such supporting documentation as Client may reasonably require. Client shall pay all costs associated with such agreed upon changes. If there is a conflict between the terms of this Agreement and the terms of the Specifications, this Agreement shall control.

                                    ARTICLE 9
                           RECORDS; REGULATORY MATTERS

9.1 Batch Records and Data. Within ten (10) business days following the completion of Processing of each Batch, Cardinal Health shall provide Client with properly completed copies of Batch records prepared in accordance with the Specifications; provided, that if testing reveals an out-of-Specification result, Cardinal Health shall provide copies of such Batch records as soon as practicable but in any event within five (5) business days of completion of Cardinal Health's investigation of the out-of-Specification result.

9.2 Recordkeeping. Cardinal Health shall maintain materially complete and accurate books, records, test and laboratory data, reports and all other information relating to Processing under this Agreement, including all information required to be maintained by Applicable Laws, in accordance with Cardinal Health standard operating procedures. Such information shall be maintained in forms, notebooks and records for a period of at least two (2) years from the relevant finished Product expiration date or longer if required under Applicable Laws. Notwithstanding the foregoing, subsequent to such two (2) year period, prior to destruction or deletion of any such books and records that constitute current GMPs records related to the services performed pursuant to this Agreement, Cardinal Health shall notify Client of its intent to destroy or delete such books and records, and Client shall have a period of ten (10) days from such notice to request that Cardinal Health transfer such books and records to Client, at Client's expense. If Client does not so request within such period, Cardinal Health shall have no obligation to retain such books and records and may destroy or delete such records in its sole discretion.

9.3 Regulatory Compliance. Client shall be solely responsible for all Regulatory Approvals required by any Regulatory Authority, including any product licenses, applications and amendments in connection therewith. Cardinal Health will be responsible to maintain all permits and licenses required by any Regulatory Authority with respect to the Facility generally. During the Term, Cardinal Health will assist Client with all regulatory matters relating to Processing under this Agreement, at Client's request and at Client's expense. Each party intends and commits to cooperate to satisfy all Applicable Laws relating to Processing under this Agreement.

9.4 Governmental Inspections and Requests. Cardinal Health shall immediately advise Client if an authorized agent of any Regulatory Authority requests to inspect the Facility or audit Cardinal Health's books and records, or visits the Facility, in each case to the extent concerning Processing of the Product, and Cardinal Health shall permit Client to have one (1) representative in attendance only at any pre-approval inspection related solely to a Product or a new product to be Processed hereunder. Cardinal Health shall furnish to Client a copy of the report by such Regulatory Authority, if any, within 10 days of Cardinal Health's receipt of such report.

9.5 Recall. In the event Cardinal Health believes a recall, field alert, Product withdrawal or field correction (a "RECALL") may be necessary with respect to any Product provided under this Agreement, Cardinal Health shall immediately notify Client in writing. Cardinal Health will not act to initiate a Recall without the express prior written approval of Client, unless otherwise required by Applicable Laws. In the event Client believes a Recall may be necessary with respect to any Product provided under this Agreement, Client shall immediately notify Cardinal Health in writing and Cardinal Health shall provide all necessary cooperation and assistance to Client. The cost of any Recall shall be borne by Client unless and to the extent such Recall is caused by Cardinal Health's breach of its obligations under this Agreement, or its negligence or willful misconduct, in which case such cost shall be borne by Cardinal Health. For purposes hereof, such cost shall be limited to reasonable, actual and documented costs incurred by Client for such Recall and replacement of such Product in accordance with Article 5. IN NO EVENT SHALL CARDINAL BE LIABLE TO CLIENT OR ANY AFFILIATE OF CLIENT FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, LOST REVENUES OR PROFITS OR DAMAGES TO BUSINESS REPUTATION RESULTING FROM ANY RECALL.

9.6 Quality Agreement. Upon the Effective Date, the parties shall execute a Quality Agreement in substantially the form attached to this Agreement as Attachment C. The Quality Agreement shall in no way determine liability or financial responsibility of the parties for the responsibilities set forth therein. In the event of a conflict between the terms of this Agreement and the Quality Agreement, this Agreement shall control.

                                   ARTICLE 10
                         REPRESENTATIONS AND WARRANTIES

10.1 Cardinal Health. Cardinal Health represents and warrants to Client that at the time of delivery of the Product as provided in Section 6.1, such Product will conform to and will have been Processed in conformance with the Specifications and Applicable Laws.

10.2 Client. Client represents, warrants and covenants to Cardinal Health that:

      A. All materials supplied by or on behalf of Client, including API, will comply with all applicable Specifications, will have been produced in compliance with the Applicable Laws, and will be provided in accordance with the terms and conditions of this Agreement;

      B. No specific safe handling instructions are applicable to the Product or to and any materials supplied by or on behalf of Client, except as disclosed to Cardinal Health in accordance with Section 3.1 or otherwise in writing by or on behalf of Client in sufficient time for review and training by Cardinal Health prior to commencing Processing;

      C. All Product delivered to Client by Cardinal Health will be held, used and/or disposed of by the Client in accordance with all Applicable Laws;

      D. Client will comply with all Applicable Laws in performing its obligations under this Agreement and its use of any materials or Products provided by Cardinal Health under this Agreement;

      E. Client will not release any Batch of Product if the required Certificate of Analysis indicates that the Product does not comply with the Specifications;

      F. Client has all necessary authority and all right, title and interest in and to any intellectual property related to the Product, including copyrights, trademarks, trade secrets, patents, inventions and developments related to the Product, the manufacture thereof, and any Product artwork; and

      G. The work to be performed by Cardinal Health under this Agreement will not violate or infringe upon any trademark, tradename, copyright, patent or other rights held by any person or entity.

10.3 Mutual. Each party hereby represents and warrants to the other party that:

      A. Such party (1) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, (2) has the power and authority and the legal right to own and operate its property and assets, and to carry on its business as it is now being conducted, and (3) is in compliance with all requirements of Applicable Laws, except to the extent that any noncompliance would not materially adversely affect such party's ability to perform its obligations under the Agreement;

      B. Such party (1) has the power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder and thereunder and
(2) has taken all necessary action on its part to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder;

      C. This Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms;

      D. All necessary consents, approvals and authorizations of all Regulatory Authorities and other persons required to be obtained by such party in connection with the Agreement, if any, have been obtained; and

      E. The execution and delivery of this Agreement and the performance of such party's obligations hereunder (1) do not conflict with or violate any requirement of Applicable Laws or any material contractual obligation of such party and (2) do not materially conflict with, or constitute a material default or require any consent under, any material contractual obligation of such party.

10.4 Limitations. THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE 10 ARE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY EACH PARTY TO THE OTHER AND NEITHER PARTY MAKES ANY OTHER REPRESENTATIONS, WARRANTIES OR GUARANTEES OF ANY KIND WHATSOEVER, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

                                   ARTICLE 11
                            CONFIDENTIAL INFORMATION

11.1 Mutual Obligation. Cardinal Health and Client each agrees that it will not use the other party's Confidential Information except in connection with the performance of its obligations hereunder and will not disclose the other party's Confidential Information to any third party without the prior written consent of the other party, except as required by law, regulation or court or administrative order; provided, however, that prior to making any such legally required disclosure, the party making such disclosure shall give the other party as much prior notice of the requirement for and contents of such disclosure as is practicable under the circumstances. Notwithstanding the foregoing, each party may disclose the other party's Confidential Information to any of its Affiliates that (A) need to know such Confidential Information for the purpose of performing under this Agreement, (B) are advised of the contents of this Article and (C) agree to be bound by the terms of this Article.

11.2 Definition. As used in this Agreement, the term "CONFIDENTIAL INFORMATION" includes all such information furnished by Cardinal Health or Client, or any of their respective representatives or Affiliates, to the other party or its representatives or Affiliates, whether furnished before, on or after the Effective Date and furnished in any form, including written, verbal, visual, electronic or in any other media or manner. Confidential Information includes all proprietary technologies, know-how, trade secrets, discoveries, inventions and any other intellectual property (whether or not patented), analyses, compilations, business or technical information and other materials prepared by either party, or any of their respective representatives or Affiliates, containing or based in whole or in part on any such information furnished by the other party or its representatives or Affiliates. Confidential Information also includes the existence of this Agreement and its terms.

11.3 Exclusions. Notwithstanding Section 11.2, Confidential Information does not include information that (A) is or becomes generally available to the public or within the industry to which such information relates other than as a result of a breach of this Agreement, (B) is already known by the receiving party at the time of disclosure as evidenced by the receiving party's written records, (C) becomes available to the receiving party on a non-confidential basis from a source that is entitled to disclose it on a non-confidential basis or (D) was or is independently developed by or for the receiving party without reference to the Confidential Information, as evidenced by the receiving party's written records.

11.4 No Implied License. Except as expressly set forth in Section 11.1, the receiving party will obtain no right of any kind or license under any Confidential Information of the disclosing party, including any patent application or patent, by reason of this Agreement. All Confidential Information will remain the sole property of the party disclosing such information or data, subject to Article 12.

11.5 Return of Confidential Information. Upon expiration or termination of this Agreement, the party receiving Confidential Information will cease its use and, upon request, within 30 days either return or destroy (and certify as to such destruction) all Confidential Information of the other party, including any copies thereof, except for a single copy thereof which may be retained for the sole purpose of determining the scope of the obligations incurred under this Agreement.

11.6 Survival. The obligations of this Article will terminate five (5) years from the expiration or termination of this Agreement.

                                   ARTICLE 12
                              INTELLECTUAL PROPERTY

For purposes of this Agreement, all inventions, processes, know how, trade secrets, data, improvements, developments, patent applications and patents and other intellectual property which are characterized, conceived, developed, derived, discovered, generated, identified, first reduced to practice or otherwise made, as the case may be, by employees, servants or agents of Cardinal Health in connection with this Agreement and the Processing of Products hereunder (collectively, "INVENTIONS") shall be the property of Cardinal Health, subject to a nonexclusive, world-wide, royalty free license, with no right to sublicense, during the Term in favor of Client to any such Inventions which are, and to the extent, reasonably required by Client in order for Client to distribute and sell the Products.

                                   ARTICLE 13
                                 INDEMNIFICATION

13.1 Indemnification by Cardinal Health. Cardinal Health shall indemnify and hold harmless Client, its Affiliates, and their respective directors, officers, employees and agents ("CLIENT INDEMNITEES") from and against any and all suits, claims, losses, demands, liabilities, damages, costs and expenses (including reasonable attorneys' fees) in connection with any suit, demand or action by any third party ("LOSSES") arising out of or resulting from (A) any breach of its representations, warranties or obligations set forth in this Agreement, including without limitation, any Defective Products, or (B) any negligence or willful misconduct of Cardinal Health; except to the extent that any of the foregoing arises out of or results from any Client Indemnitee's negligence, willful misconduct or breach of this Agreement.

13.2 Indemnification by Client. Client shall indemnify and hold harmless Cardinal Health, its Affiliates, and their respective directors, officers, employees and agents ("CARDINAL HEALTH INDEMNITEES") from and against all Losses arising out of or resulting from (A) any breach of its representations, warranties or obligations set forth in this Agreement, (B) any manufacture, sale, promotion, distribution or use of or exposure to the Product (but not Defective Product) or any materials supplied by Client hereunder, including product liability or strict liability, (C) Client's exercise of control over Processing, to the extent that Client's instructions or directions violate Applicable Laws, (D) any claim that the Product or any materials, data or proprietary rights provided by Client infringe or violate any patent, trade secret, copyright, trademark or other proprietary rights of any third party; or
(E) any negligence or willful misconduct by Client; except to the extent that any of the foregoing arises out of or results from any Cardinal Health Indemnitee's negligence, willful misconduct or breach of this Agreement.

13.3 Indemnification Procedures. All indemnification obligations in this Agreement are conditioned upon the party seeking indemnification: (A) promptly notifying the indemnifying party of any claim or liability of which the party seeking indemnification becomes aware (including a copy of any related complaint, summons, notice or other instrument); provided, however, that failure to provide such notice within a reasonable period of time shall not relieve the indemnifying party of any of its obligations hereunder except to the extent the indemnifying party is prejudiced by such failure; (B) cooperating with the indemnifying party in the defense of any such claim or liability (at the indemnifying party's expense); and (C) not compromising or settling any claim or liability without prior written consent of the indemnifying party.

                                   ARTICLE 14
                                    INSURANCE

14.1 Cardinal Health Insurance. Cardinal Health shall, at its own cost and expense, obtain and maintain in full force and effect the following insurance during the Term: (A) Commercial General Liability insurance with a per occurrence limit of not less than $1,000,000; (B) Products and Completed Operations Liability Insurance with a per occurrence limit of not less than $10,000,000; (C) Workers' Compensation and Employer's Liability Insurance with statutory limits for Workers' Compensation and Employer's Liability insurance limits of not less than $1,000,000 per accident; and (D) Professional Services Errors & Omissions Liability Insurance with per claim and aggregate limits of not less than $1,000,000. The parties hereby acknowledge and agree that Cardinal Health may self-insure all or any portion of the above-required insurance. In the event that any of the required policies of insurance are written on a claims made basis, then such policies shall be maintained during the entire Term and for a period of not less than 3 years following the expiration or termination of this Agreement. Cardinal Health shall obtain a waiver from any insurance carrier with whom Cardinal Health carries Workers' Compensation insurance releasing its subrogation rights against Client. Cardinal Health shall furnish certificates of insurance evidencing the required insurance policies to Client as soon as practicable after the Effective Date and within 30 days after renewal of such policies. Each insurance policy that is required under this Agreement shall be obtained from an insurance carrier with an A.M. Best rating of at least A-VII.

14.2 Client Insurance. Client shall, at its own cost and expense, obtain and maintain in full force and effect the following insurance during the Term: (A) Commercial General Liability

Insurance with a per occurrence limit of not less than $1,000,000; (B) Products and Completed Operations Liability Insurance with a per occurrence limit of not less than $10,000,000; (C) Workers' Compensation and Employer's Liability Insurance with statutory limits for Workers' Compensation and Employer's Liability insurance limits of not less than $1,000,000 per accident; and (D) All Risk Property Insurance, including transit coverage, in an amount equal to full replacement value covering Client's property while it is at Cardinal Health's facilities or in transit to, from or between Cardinal Health's facilities. The parties hereby acknowledge and agree that Client may self-insure all or any portion of the above-required insurance. Client shall maintain levels of insurance or self insurance sufficient to meet its obligations under this Agreement. In the event that any of the required policies of insurance are written on a claims made basis, then such policies shall be maintained during the entire Term and for a period of not less than 3 years following the expiration or termination of this Agreement. Client shall obtain a waiver from any insurance carrier with whom Client carries Property Insurance releasing its subrogation rights against Cardinal Health. Client shall not seek reimbursement for any property claim or portion thereof that is not fully recovered from Client's Property Insurance policy. Client shall obtain a waiver from any insurance carrier with whom Client carries Workers' Compensation insurance releasing its subrogation rights against Cardinal Health. Cardinal Health, Inc. and its Affiliates shall be named as additional insureds under the Products and Completed Operations Liability insurance policies with respect to the products and completed operations outlined in this Agreement. Client shall furnish certificates of insurance evidencing the required insurance policies and additional insured status to Cardinal Health as soon as practicable after the Effective Date and within 30 days after renewal of such policies. Each insurance policy that is required under this Agreement shall be obtained from an insurance carrier with an A.M. Best rating of at least A-VII.

                                   ARTICLE 15
                              TERM AND TERMINATION

15.1 Term. Unless earlier terminated in accordance with Section 15.2, this Agreement shall commence on the Effective Date and shall continue for a period of three (3) Contract Years (the "TERM").

15.2 Termination by Either Party.

      A. Either party may terminate this Agreement, effective upon sixty (60) days' prior written notice to the other party, if the other party commits a material breach of this Agreement and fails to cure such breach by the end of such sixty-day period; provided, that failure to pay amounts due under this Agreement within fifteen (15) days after such payments are due (as set forth in Section 7.4) shall constitute cause for immediate termination of this Agreement or, at Cardinal Health's discretion, Cardinal Health shall be relieved of any further obligation to perform under this Agreement until all outstanding amounts (including interest) are paid in full.

      B. Client may terminate this Agreement, effective upon thirty (30) days' prior written notice to Cardinal Health, if the actual, documented losses of Client with respect to lost, damaged or destroyed API below the Minimum Yield, which losses have been claimed by Client pursuant to this Agreement but are unreimbursed, exceed in the aggregate $* in any Contract Year; provided, however that Cardinal Health shall have the right to reimburse any such losses in excess of $* within such thirty (30) day period, in which event this Agreement shall not be terminated.

      C. Either party may terminate this Agreement immediately without further action if the other party becomes insolvent or admits in writing its inability to pay its debts as they become due, files a petition for bankruptcy, makes an assignment for the benefit of its creditors or has a receiver, trustee or other court officer appointed for its properties or assets.

15.3 Effect of Termination. Expiration or termination of this Agreement shall be without prejudice to any rights or obligations that accrued to the benefit of either party prior to such expiration or termination. In the event of any termination of this Agreement, Client shall pay Cardinal Health (A) for all services performed up to the effective date of termination, (B) any Minimum Requirement Balance (calculated in accordance with Section 4.1 as prorated for any period less than a Contract Year), (C) unless terminated by Client pursuant to Section 15.2.A, for all costs and expenses incurred, and all noncancellable commitments made, by Cardinal Health in the performance of this Agreement, and
(D) any remaining unpaid balance of the Reservation Fee.

15.4 Survival. The rights and obligations of the parties shall continue under Articles 5, 9, 10, 11, 12, 13, 14, 16, 17 and 18, and Sections 6.2, 7.3, 7.4 and
15.3 and this Section 15.4, in each case in accordance with their respective terms if applicable, notwithstanding expiration or termination of this Agreement.

                                   ARTICLE 16
                            LIMITATIONS OF LIABILITY

16.1 CARDINAL HEALTH'S LIABILITY UNDER THIS AGREEMENT FOR ANY AND ALL CLAIMS FOR LOST, DAMAGED OR DESTROYED API OR CLIENT-SUPPLIED MATERIALS, WHETHER OR NOT SUCH API OR CLIENT-SUPPLIED MATERIALS ARE INCORPORATED INTO FINISHED PRODUCT, SHALL NOT EXCEED $* FOR ANY CONTRACT YEAR.

16.2 CARDINAL HEALTH'S TOTAL LIABILITY UNDER THIS AGREEMENT SHALL IN NO EVENT EXCEED THE TOTAL FEES PAID UNDER THIS AGREEMENT BY CLIENT TO CARDINAL HEALTH FOR THE SERVICES OR BATCH GIVING RISE TO SUCH LIABILITIES, CLAIMS OR OBLIGATIONS.

16.3 NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF PERFORMANCE UNDER THIS AGREEMENT, INCLUDING LOSS OF REVENUES, PROFITS OR DATA, WHETHER IN CONTRACT OR IN TORT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

----------
* Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

                                   ARTICLE 17
                                     NOTICE

All notices and other communications hereunder shall be in writing and shall be deemed given: (A) when delivered personally; (B) when delivered by facsimile transmission (receipt verified); (C) when received or refused, if mailed by registered or certified mail (return receipt requested), postage prepaid; or (D) when delivered, if sent by express courier service, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided, however, that notices of a change of address shall be effective only upon receipt thereof):

To Client:                          Adams Respiratory Operations, Inc.
                                    14841 Sovereign Road
                                    Fort Worth, Texas  76155
                                    Attn: General Counsel
                                    Facsimile: (908) 879-1404

With a copy to:                     Adams Respiratory Therapeutics, Inc.
                                    4 Mill Ridge Lane
                                    Chester, New Jersey 07930
                                    Attention: General Counsel
                                    Facsimile: (908) 879-1404

And:                                Alston & Bird LLP
                                    One Atlantic Center
                                    1200 West Peachtree Street
                                    Atlanta, Georgia 30309
                                    Attention: J. Vaughan Curtis
                                    Facsimile: (404) 881-4777

To Cardinal Health:                 Cardinal Health PTS, LLC
                                    1100 Enterprise Drive
                                    Winchester, Kentucky 40390
                                    Attn: General Manager
                                    Facsimile: (859) 754-6636

With a copy to:                     Cardinal Health, Inc.
                                    7000 Cardinal Place
                                    Dublin, Ohio  43017
                                    USA
                                    Attn: Associate General Counsel, PTS
                                    Facsimile: +1 (614) 757-5051

And to:                             Hutchison Law Group PLLC
                                    5410 Trinity Road, Suite 400
                                    Raleigh, North Carolina 27607
                                    USA
                                    Attn: Helga L. Leftwich, Esq.
                                    Facsimile: (919) 829-9696

                                   ARTICLE 18
                                  MISCELLANEOUS

18.1 Entire Agreement; Amendments. This Agreement constitutes the entire understanding between the parties, and supersedes any contracts, agreements or understandings (oral or written) of the parties, with respect to the subject matter hereof. No term of this Agreement may be amended except upon written agreement of both parties, unless otherwise expressly provided in this Agreement.

18.2 Captions; Certain Conventions. The captions in this Agreement are for convenience only and are not to be interpreted or construed as a substantive part of this Agreement. Unless otherwise expressly provided herein or the context of this Agreement otherwise requires, (A) words of any gender include each other gender, (B) words such as "herein", "hereof", and "hereunder" refer to this Agreement as a whole and not merely to the particular provision in which such words appear, (C) words using the singular shall include the plural, and vice versa, (D) the words "include(s)" and "including" shall be deemed to be followed by the phrase "but not limited to", "without limitation" or words of similar import, (E) the word "or" shall be deemed to include the word "and" (e.g., "and/or") and (F) references to "Article," "Section," "subsection," "clause" or other subdivision, or to an Attachment or other appendix, without reference to a document are to the specified provision or Attachment of this Agreement. This Agreement shall be construed as if it were drafted jointly by the parties.

18.3 Further Assurances. The parties agree to execute, acknowledge and deliver such further instruments and to take all such other incidental acts as may be reasonably necessary or appropriate to carry out the purpose and intent of this Agreement.

18.4 No Waiver. Failure by either party to insist upon strict compliance with any term of this Agreement in any one or more instances will not be deemed to be a waiver of its rights to insist upon such strict compliance with respect to any subsequent failure.

18.5 Severability. If any term of this Agreement is declared invalid or unenforceable by a court or other body of competent jurisdiction, the remaining terms of this Agreement will continue in full force and effect.

18.6 Independent Contractors. The relationship of the parties is that of independent contractors, and neither party will incur any debts or make any commitments for the other party except to the extent expressly provided in this Agreement. Nothing in this Agreement is intended to create or will be construed as creating between the parties the relationship of joint ventures, co-partners, employer/employee or principal and agent. Neither party shall have any responsibility for the hiring, termination or compensation of the other party's employees or contractors or for any employee benefits of any such employee or contractor.

18.7 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties, their successors and permitted assigns. Neither party may assign this Agreement, in whole or in part, without the prior written consent of the other party, except that either party may, without the other party's consent, assign this Agreement to an Affiliate or to a successor to substantially all of the business or assets of the assigning company.

18.8 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person or entity other than the parties named herein and their respective successors and permitted assigns.

18.9 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware, USA, excluding its conflicts of law provisions. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

18.10 Alternative Dispute Resolution. If any dispute arises between the parties in connection with this Agreement, such dispute shall be presented to the respective presidents or senior executives of Cardinal Health and Client for their consideration and resolution. If such parties cannot reach a resolution of the dispute, then such dispute shall be resolved by binding alternative dispute resolution in accordance with the then existing commercial arbitration rules of CPR Institute for Dispute Resolution, 366 Madison Avenue, New York, NY 10017. Arbitration shall be conducted in the jurisdiction of the defendant party.

18.11 Prevailing Party. In any dispute resolution proceeding between the parties in connection with this Agreement, the prevailing party will be entitled to recover its reasonable attorney's fees and costs in such proceeding from the other party.

18.12 Publicity. Neither party will make any press release or other public disclosure regarding this Agreement or the transactions contemplated hereby without the other party's express prior written consent, except as required under Applicable Laws, by any governmental agency or by the rules of any stock exchange on which the shares of the disclosing party are listed, in which case the party required to make the press release or public disclosure shall use commercially reasonable efforts to obtain the approval of the other party as to the form, nature and extent of the press release or public disclosure prior to issuing the press release or making the public disclosure.

18.13 Force Majeure. Except as to payments required under this Agreement, neither party shall be liable in damages for, nor shall this Agreement be terminable or cancelable by reason of, any delay or default in such party's performance hereunder if such default or delay is caused by events beyond such party's reasonable control, including acts of God, regulation or law or other action or failure to act of any government or agency thereof, war or insurrection, civil commotion, destruction of production facilities or materials by earthquake, fire, flood or storm, labor disturbances, epidemic or failure of suppliers, public utilities or common carriers; provided, however, that the party seeking relief under this Section shall immediately notify the other party of such cause(s) beyond such party's reasonable control. The party that may invoke this Section shall use commercially reasonable endeavors to reinstate its ongoing obligations to the other party as soon as practicable. If the cause(s) shall continue unabated for ninety (90) days, then both parties shall meet to discuss and negotiate in good faith what modifications to this Agreement should result from such cause(s)

18.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. Any photocopy, facsimile or electronic reproduction of the executed Agreement shall constitute an original.

                            [Signature Page follows]

      IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement effective as of the Effective Date.

CARDINAL HEALTH PTS, LLC                 ADAMS RESPIRATORY OPERATIONS, INC.

By: _________________________            By: _________________________

Name:________________________            Name:________________________

Its: ________________________            Its: ________________________

Adams Respiratory Therapeutics, Inc., a Delaware corporation ("Adams"), hereby guarantees to Cardinal Health PTS, LLC, a Delaware limited liability company ("Cardinal Health"), the full, prompt and complete payment and satisfaction of all sums, liabilities and obligations owing or assumed by Adams Respiratory Operations, Inc., a Delaware corporation and wholly-owned subsidiary of Adams ("Client") pursuant to this Commercial Manufacturing Agreement between Cardinal Health and Client (the "Manufacturing Agreement") subject to (a) Adams receiving written notification of any payment or other default by Client under the Manufacturing Agreement (which notice shall specify the nature and amount of such payment or other default and shall be sent to Adams at: 4 Mill Ridge Lane, Chester, New Jersey 07930 attention: General Counsel); and (b) such amount remaining unpaid or obligation unfulfilled to Cardinal Health ten (10) days after Adams' receipt of such notice.

ADAMS RESPIRATORY THERAPEUTICS, INC.

By: __________________________

Name:_________________________

Its: _________________________

Date: ________________________

        Signature Page to Commercial Manufacturing Agreement (Granulate)

                                  ATTACHMENT A

                                 SPECIFICATIONS

Guaifenesin DC (95%) process is a pre-blend intermediate granulation used in the manufacture of Mucinex(R). There is no product specification for the Guaifenesin DC (95%) Intermediate.

The Guaifenesin DC (95%) intermediate must be manufactured following the procedures and instructions outlined in the current revision of the Manufacturing Batch Records Process No's CF001 and CF002.

The Guaifenesin DC (95%) must be sampled and tested to comply with the in-process specifications established in the Manufacturing Batch Records Process No's. CF001 and CF002.

A summary of the in-process specifications and acceptance criteria is included in the following table:

TEST ATTRIBUTE                         ACCEPTANCE CRITERIA

Moisture                               Average of NMT 0.8%

Sieve Analysis                         NMT 2% retained on 10-mesh screen

                                       NLT 60% retained on the 20-mesh through the 100-mesh screen (present on the 20, 40,
                                       60, 80, and 100-mesh screens).

                                       NLT 5% through the 100-mesh screen (present on the 120, 140, and 200-mesh screens and in the collecting pan).

                                       NMT 18% through the 140-mesh screen (present
                                       on the 200-mesh screen and in the
                                       collecting pan).

                                  ATTACHMENT B

                PRICING, MINIMUM REQUIREMENT AND RESERVATION FEES

VOLUME PRICE

$* per kilogram

                           MINIMUM           RESERVED CAPACITY       MINIMUM QUARTERLY
                      REQUIREMENT (PER         (PER CALENDAR           PURCHASE (PER
 CONTRACT YEAR         CONTRACT YEAR)            QUARTER)            CALENDAR QUARTER)
---------------       ----------------       -----------------       -----------------
Contract Year 1       160 metric tons        50 metric tons          30 metric tons

Contract Year 2       160 metric tons        50 metric tons          30 metric tons

Contract Year 3       80 metric tons         25 metric tons          15 metric tons

The Minimum Requirement, Reserved Capacity and Minimum Quarterly Purchase shall be prorated for any period that is less than a Contract Year or calendar quarter, as applicable, during the Term.

----------
* Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

                                  ATTACHMENT C

                            FORM OF QUALITY AGREEMENT

                                  See Attached.

                                                                       EXHIBIT E

                         COMMERCIAL PACKAGING AGREEMENT

      This COMMERCIAL PACKAGING AGREEMENT ("AGREEMENT") is made as of _____________, 2006 ("EFFECTIVE DATE"), by and between Cardinal Health PTS, LLC, having an address at 14 Schoolhouse Road, Somerset, New Jersey ("CARDINAL HEALTH") and Adams Respiratory Operations, Inc., a Delaware corporation ("CLIENT"), having a place of business at 14841 Sovereign Road, Fort Worth, Texas.

1. Definitions. In this Agreement, (A) "AFFILIATE" means any corporation, firm, partnership or other entity that controls, is controlled by or is under common control of a party; (B) "ANNUAL RESERVATION FEE" shall have the meaning set forth in Section 7.A.; (C) "APPLICABLE LAWS" means all laws, rules and regulations within the United States applicable to the obligations of the parties under this Agreement, including, without limitation, the U.S. Federal Food, Drug and Cosmetic Act, and the Good Manufacturing Practices promulgated by the FDA, (D) "BULK PRODUCT" means the bulk unfinished product specified in Exhibit A, (E) "CONTRACT YEAR" shall have the meaning set forth in Section 7.A.;
(F) "PACKAGE," "PACKAGING" and "PACKAGED" mean packaging services performed by Cardinal Health in accordance with this Agreement, (G) "PACKAGING COMPONENTS" shall include the Printed Components and all other items identified on Exhibit B, (H) "PRODUCT" means the Bulk Product packaged in accordance with this Agreement, (I) "QUARTERLY ALLOCATION" shall have the meaning as set forth in
Section 5.B; (J) "SPECIFICATIONS" means the procedures, standards, and scope of services set forth in Exhibit A; (K) "RESERVED CAPACITY" means the Unit volume required to be purchased by Client as set forth on Exhibit D; (L) "TERM" shall have the meaning set forth in Section 16; (M) "UNIT" means one bottle or one blister card of Product; and (N) "YIELD LOSS" shall have the meaning set forth in Section 2.A.

2. Packaging.

      A. Cardinal Health shall Package the Bulk Product in accordance with this Agreement during the Term and shall use commercially reasonable efforts to minimize waste and loss of the Bulk Product and Packaging Components, subject to normal packaging losses of up to * percent (*%) ("YIELD LOSS") of Bulk Product and Packaging Components supplied by Client for Packaging calculated on an average annual basis. Cardinal Health shall not be responsible or liable for any loss of Bulk Product and Packaging Components so long as the losses (calculated on an average annual basis) do not exceed the Yield Loss.

      B. Client shall supply to Cardinal Health, at Client's sole cost, the Bulk Product and the Packaging Components identified on Exhibit B for Packaging at least seven (7) days prior to such Packaging. At Client's request, Cardinal Health shall purchase the Packaging Components identified on Exhibit B for Packaging. Client shall pay a * percent (*%) handling fee on all Cardinal Health's purchases of Packaging Components (excluding Printed Components supplied by Cardinal Health). Packaging Components shall be supplied by Cardinal Health and billed at * plus such *% handling fee.

3. Paper Products. Client agrees to purchase from Cardinal Health at least ninety percent (90%), on a cost basis, of Client's requirements for printed components for Client's Mucinex(R), Mucinex(R) DM and Mucinex(R) D products (collectively, the "MUCINEX(R) BRAND PRODUCTS"), which consists solely of folding cartons and labels ("PRINTED COMPONENTS") whether or not such Printed Components are used, or to be used, by Cardinal Health to Package Product hereunder. For purposes of this Agreement, any Printed Components used by any Affiliate of Client or any licensee, sublicensee or other transferee of all or any portion of Client's rights with respect to Mucinex(R) Brand Products shall be deemed to be used by Client. Notwithstanding the foregoing, if Cardinal Health is unable to meet Client's requirements for Printed Components (other than due to the fault of Client) for a period exceeding ten (10) days, Client shall be entitled to purchase such Printed Components from another source, but only for so long as and to the extent that Cardinal Health is unable to meet such requirements, and such purchases shall count against the minimum Packaging Component requirements set forth above.

4. Representations and Warranties.

      A. Cardinal Health represents and warrants that (i) it will Package the Bulk Product in compliance with the Specifications and all Applicable Laws, and
(ii) it does not and shall not employ any person that is debarred as provided under Applicable Laws.

      B. Client represents and warrants that (i) all Bulk Product, raw materials, labelling and artwork supplied by Client for Packaging meet applicable specifications and comply with Applicable Laws, (ii) it has provided all safe handling instructions and environmental health and safety information necessary to handle and Package the Bulk Product, (iii) it will comply with Applicable Laws in the performance of its obligations under this Agreement, and
(iv) all trademarks, service marks, trade names, artwork, content, copyrights and other material provided by Client does not infringe or violate the trademark, copyright, trade secret or other proprietary rights of any third party.

----------
* Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

      C. Each party represents and warrants that (i) it has taken all necessary action on its part to authorize the execution and delivery of this Agreement,
(ii) this Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms, and (iii) execution, delivery and performance of this Agreement will not conflict with or result in a breach of any other contractual obligation of such party.

      D. WARRANTIES SET FORTH IN THIS SECTION ARE THE SOLE WARRANTIES MADE BY EACH PARTY TO THE OTHER AND THERE ARE NO OTHER WARRANTIES, REPRESENTATIONS OR GUARANTEES OF ANY KIND WHATSOEVER, EITHER EXPRESS OR IMPLIED REGARDING THE PRODUCTS AND SERVICES PROVIDED UNDER THIS AGREEMENT, INCLUDING WITHOUT LIMITATION ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY, NONINFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

5. Reservation of Capacity; Allocations/Forecasts and Purchase Orders.

            A. Client shall purchase, and Cardinal Health shall reserve, Packaging capacity for blistering and/or bottling of Product in the amounts set forth on Exhibit D. Cardinal Health shall provide such reserved Packaging at either or both of its facilities located in Humacao, Puerto Rico or Philadelphia, Pennsylvania, United States, in Cardinal Health's sole discretion. Cardinal Health may perform Packaging at another facility with the consent of Client, which consent shall not be unreasonably withheld, however, any increase in shipping costs and/or reasonable and documented costs associated with validating such facility shall be borne by Cardinal Health.

      B. Client shall provide, on a monthly basis, a written twelve (12) month rolling forecast of the quantities of Packaging that Client intends to order from Cardinal Health during such period ("FORECAST"). During the first forty-five (45) days of each calendar quarter, Cardinal Health and Client shall agree on the amount of Reserved Capacity for the next calendar quarter (the "QUARTERLY ALLOCATION"), provided that for the calendar quarter ending September 30, 2006, the parties agree that the Quarterly Allocation shall be five million (5,000,000) Units. Unless otherwise agreed, the Quarterly Allocation for a quarter shall be equal to the Quarterly Allocation for the immediately preceding quarter. At least forty-five (45) days prior to the beginning of each quarter, Client shall deliver a firm and binding purchase order ("PO") for all Product to be delivered during such quarter; provided, that the lot numbers, delivery dates and any other required information for the Packaging for the calendar quarter ending September 30, 2006, which shall serve as the PO for such Packaging, is attached hereto as Exhibit E. POs shall specify applicable lot numbers and requested delivery dates which shall be at least forty-five (45) days following delivery of such PO to Cardinal Health. Cardinal Health shall have ten (10) days to reject such PO or to specify different delivery dates or quantities, otherwise such PO shall be deemed accepted. Notwithstanding the foregoing, Cardinal Health shall not have the right to reject any PO to provide Packaging that is within the Quarterly Allocation. Cardinal Health may, but shall not be obligated to, accept any PO for Packaging that exceeds the Quarterly Allocation. This Agreement supercedes any terms and conditions contained in any PO submitted by Client and any quotation submitted by Cardinal Health with respect to the Product.

            C. Client shall provide, on a monthly basis, (A) a written twelve
(12) month rolling forecast of the quantities of Packaging Components that Client intends to order from Cardinal Health during such period ("COMPONENT FORECAST"), and (B) a firm and binding PO for all Packaging Components to be delivered during the first four (4) month period covered by the Component Forecast. POs shall specify applicable lot numbers and requested delivery dates, which shall be at least thirty (30) days following delivery of such PO to Cardinal Health. Cardinal Health shall have ten (10) days to reject any PO or to specify different delivery dates or quantities, otherwise such PO shall be deemed accepted. This Agreement supercedes any terms and conditions contained in any PO submitted by Client and any quotation submitted by Cardinal Health with respect to the Packaging Components.

6. Quality Agreement. The parties shall each have such quality and regulatory obligations set forth in the Quality Agreement attached as Exhibit C. In the event of a conflict between the terms of the Quality Agreement and this Agreement, this Agreement shall control.

7. Pricing.

      A. Client shall pay Cardinal Health a non-refundable annual fee for the Reserved Capacity as set forth on Exhibit D (the "ANNUAL RESERVATION FEE"). The first Annual Reservation Fee shall be due and payable by Client on the Effective Date with subsequent payments of the Annual Reservation Fee being due on each of the first and second annual anniversaries of the Effective Date. During each Contract Year, Cardinal Health shall invoice Client for Packaging at the Unit prices set forth in Exhibit B, provided that Client shall be entitled to a credit of $* per Unit until the aggregate amount of such credits equals the amount of the Annual Reservation Fee paid for such Contract Year. Client shall not be entitled to receive any refund or other credit of the Annual Reservation Fee regardless of the volume of Packaging requested by Client during any Contract Year. Any Packaging performed by Cardinal Health in excess of the Reserved Capacity for any quarter shall be invoiced to Client in accordance with
Section 7 and shall be at the prices set forth on Exhibit B. Each of the processing fees set forth on Exhibit B and the Printed Component pricing may be adjusted no more than once annually upon thirty (30) days' written notice from

----------
* Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

Cardinal Health in an amount equal to the actual documented increases in labor charges (directly related to performance of this Agreement by Cardinal Health) in an amount not to exceed * percent (*%) and increases or decreases in material or component costs, which shall be passed through to Client. "CONTRACT YEAR" means the period from the Effective Date until June 30, 2007, the period from July 1, 2007 through June 30, 2008 and the period from July 1, 2008 through June 30, 2009.

      B. Client shall pay Cardinal Health for any supplied Packaging Components at the prices set forth on Exhibit B, subject to Section 2(B). Cardinal Health shall have the option, at its expense, on an annual calendar-year basis, to request an audit of any Printed Components purchased or used by Client. Such audits shall be performed by an independent certified public accountant (the "INDEPENDENT AUDITOR"), who shall be permitted to review Client's records and accounts relating to Printed Components to verify that Client has met its obligation under Section 3. The Independent Auditor shall be subject to reasonable and customary confidentiality obligations to be set forth in a separate agreement. If, during any Contract Year, Client purchases less than 90% of its requirements for Printed Components (measured in total dollar volume) from Cardinal Health, then in addition to other amounts payable hereunder, Client shall pay Cardinal Health, the difference between 90% of Client's requirements for Printed Components (measured in total dollar volume) during such Contract Year and the dollar amount of purchases by Client hereunder during such Contract Year. If Client purchases or otherwise acquires Printed Components from a third party for less than fair market value, then, for purposes of this Agreement, Client shall be deemed to have paid fair market value for such materials, unless such acquisition was in an arms-length transaction with an unaffiliated third party and not part of or related to a joint venture, investment or acquisition or other multi-agreement or similar business relationship. If any audit contemplated by this Section 7.B. discloses that Client has not met the minimum packaging requirements as set forth in Section 3, then Client shall, in addition to any other amounts due to Cardinal Health hereunder, reimburse Cardinal Health for all reasonable documented expenses and out-of-pocket costs incurred by Cardinal Health in connection with such audit.

      C. Cardinal Health may revise the prices provided in this Agreement, if Client revises Cardinal Health's responsibilities, the Specifications or procedures applicable to the Packaging. The parties shall agree upon such changes in writing prior to implementation by Cardinal Health.

      D. In the event of (i) a Specification change for any reason, (ii) termination of this Agreement other than due to breach by Cardinal Health or
(iii) obsolescence of any raw materials, Client shall pay cost plus fifteen percent (15%) for any unused raw materials in quantities consistent with the binding PO provided to Cardinal Health pursuant to Section 5.B or 5.C., as the case may be.

8. Shipping, Invoicing and Payment. All shipments are EXW Cardinal Health's facilities (Incoterms 2000). Risk of loss for Product or Printed Components, as applicable, passes to Client upon delivery to Client at Cardinal Health's facilities. Cardinal Health shall invoice upon completion of Packaging or shipment of the Printed Components (or use of the Printed Components if used by Cardinal Health in the Packaging of Product hereunder). To the extent such invoiced amounts are not credited against the Annual Reservation Fee as set forth in Section 7.A., Client shall pay each invoice within thirty (30) days of the date of invoice. Client will pay any sales, use, gross receipts, compensating or other taxes, licenses, or fees (excluding tax based on net income and franchise taxes) required to be paid by Cardinal Health to any state or tax jurisdiction in connection with this Agreement. Cardinal Health charges a late payment fee of 1-1/2% per month for payments not received within thirty
(30) days of invoice date.

9. Undelivered Product or Printed Components. If Client fails to take delivery on any scheduled delivery date, Client shall be billed at that time for all unshipped Product or Printed Components, as applicable, and on the first of each month thereafter for reasonable administration and storage costs. For each such batch of undelivered Product or Printed Components, Client agrees that (A) Client has made a fixed commitment to purchase such Product and Printed Components, (B) risk of ownership for such Product or Printed Components shall be borne by Client, (C) such Product or Printed Components shall be on a bill and hold basis for legitimate business purposes, (D) if no delivery date is determined at the time of billing, Cardinal Health shall have the right to ship the Product or Printed Components to Client within four (4) months after billing, and (E) Client shall be responsible for any decrease in market value of such Product that relates to factors and circumstances outside of Cardinal Health's control. Within five (5) days following a written request from Cardinal Health, Client shall provide Cardinal Health with a letter confirming items (A) through (E) of this section for each batch of undelivered Product or Printed Components.

10. Non-Conforming Product and Printed Component. No later than ten (10) days following Client's receipt of any Product and/or Printed Component, Client shall notify Cardinal Health if Client has determined that such Product and/or Printed Component does not conform to the Specifications due to Cardinal Health's breach of this Agreement, and shall provide Cardinal Health a sample of such non-conforming Product and/or Printed Component. If Cardinal Health agrees that the Product and/or Printed Component is non-conforming due to Cardinal Health's breach of this Agreement (or if such Product and/or Printed Component is deemed to be non-conforming as provided in the next sentence), Client's sole remedy shall be for Cardinal Health to replace the non-conforming Printed Component and/or reperform the Packaging of such Product in accordance with this Section, at Cardinal Health's expense; and, if such non-conformance was a result of Cardinal Health's

----------
* Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

negligence or wilful misconduct, reimburse Client for the actual, documented cost of all unusable Bulk Product and Printed Components that were used by Cardinal Health in the non-conforming Product and/or Printed Component. If Cardinal Health does not agree with Client's determination that such Product and/or Printed Component fails to meet the Specifications as a result of Cardinal Health's breach of this Agreement, then after reasonable efforts to resolve the disagreement, either party may submit a representative sample of such Product and/or Printed Component to a mutually agreed independent third party for review. The independent party's results shall be final and binding and the costs associated with such testing and review shall be borne by the party responsible for the error.

11. Confidentiality. The provisions of Section 11 of that certain Commercial Manufacturing Agreement dated as of even date herewith between Cardinal Health and Client shall govern the confidentiality and non-use obligations of the parties under this Agreement.

12. Limitations of Liability. CARDINAL HEALTH'S LIABILITY UNDER THIS AGREEMENT FOR ANY AND ALL CLAIMS FOR LOST, DAMAGED OR DESTROYED PRODUCT OR CLIENT-SUPPLIED MATERIALS (WHICH INCLUDES, FOR PURPOSES OF THIS SECTION 12, ANY PACKAGING COMPONENTS PURCHASED BY CARDINAL HEALTH AT CLIENT'S REQUEST PURSUANT TO SECTION 2(B)), WHETHER OR NOT SUCH PRODUCTS OR CLIENT-SUPPLIED MATERIALS ARE INCORPORATED INTO FINISHED PACKAGED PRODUCT SHALL NOT EXCEED $* IN ANY CONTRACT YEAR. CARDINAL HEALTH'S TOTAL LIABILITY UNDER THIS AGREEMENT IN A CONTRACT YEAR SHALL NOT EXCEED THE TOTAL FEES PAID BY CLIENT TO CARDINAL HEALTH UNDER THIS AGREEMENT. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, EXEMPLARY OR INCIDENTAL DAMAGES (INCLUDING LOST OR ANTICIPATED REVENUES OR PROFITS), WHETHER OR NOT FORESEEABLE, ARISING FROM OR RELATING TO THIS AGREEMENT OR THE SUBJECT MATTER THEREOF.

13. Indemnification. Cardinal Health shall indemnify and hold harmless Client, its affiliates, directors, officers, employees and agents ("REPRESENTATIVES") from and against any suits, claims, losses, demands, liabilities, damages, costs and expenses (including costs, reasonable attorney's fees and reasonable investigative costs) ("DAMAGES") in connection with any suit, demand or action by any third party arising out of or resulting from any negligence, willful misconduct or breach of this Agreement by Cardinal Health, except to the extent that any of the foregoing arises out of or results from Client's negligence, willful misconduct or breach of this Agreement. Client shall indemnify and hold harmless Cardinal Health and its Representatives from and against all Damages in connection with any suit, demand or action by any third party arising out of or resulting from (A) any breach of this Agreement; (B) any manufacture, sale, promotion, distribution or use of the Product, including, without limitation, product liability or strict liability; (C) any actual or alleged infringement or violation of any patent, trade secret, copyright, trademark or other proprietary rights provided by Client and used by Cardinal Health in manufacturing Product or Printed Components; or (D) any negligence or willful misconduct by Client, except to the extent that any of the foregoing arises out of or results from Cardinal Health's negligence, willful misconduct or breach of this Agreement.

14. Insurance. Each party shall maintain a minimum of $10,000,000 of Product Liability insurance during the term of this Agreement. Cardinal Health may self insure all or a portion of such obligation.

15. Recall. Cardinal Health will reimburse Client for actual, reasonable and documented expenses incurred by Client for a recall of the Product to the extent such recall was caused by Cardinal Health's breach of this Agreement. Client shall reimburse Cardinal Health for actual, reasonable and documented expenses incurred by Cardinal Health for a recall of the Product for any other reason.

16. Term and Termination. This Agreement shall continue for three (3) years following the Effective Date (the "TERM"). Either party shall have the right to immediately terminate this Agreement if (A) the other party files a petition in bankruptcy, or enters into an agreement with its creditors, or applies for or consents to the appointment of a receiver or trustee, or makes an assignment for the benefit of creditors, or is adjudicated to be bankrupt or insolvent and such order is not discharged within thirty (30) days or (B) if the other party materially breaches this Agreement, and such breach is not cured within sixty
(60) days (other than failure to pay which must be cured within fifteen (15) days) after written notice of such breach by the other party. Expiration or termination of this Agreement shall be without prejudice to rights or obligations accruing prior to expiration or termination. Subject to Client's payment in full of amounts due to Cardinal Health, Cardinal Health shall return any Client materials or Product upon termination or expiration at Client's expense. Client shall have the right to terminate this Agreement upon thirty
(30) days' written notice if Client's actual, documented losses of Bulk Product, Product or Printed Components, which losses have been claimed by Client pursuant to this Agreement but are unreimbursed, exceed $* during any Contract Year; provided, however, that Cardinal Health shall have the right to reimburse any such losses in excess of $* within such thirty (30) day period, in which event this Agreement shall not be terminated. If this Agreement is terminated by Cardinal Health pursuant to this Section 16 (A) or (B), Client shall be obligated to immediately pay to Cardinal Health all Annual Reservation Fees which would have been due and payable to Cardinal Health during the remainder of the Term. If this Agreement is terminated by Client pursuant to this Section 16
(A) or (B), Client shall have no further obligation to pay any Annual Reservation Fee and Cardinal Health shall reimburse Client for that prorated portion of the Annual Reservation Fee

----------
* Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

from the date of termination through the end of the applicable Contract Year. The terms of Sections 9, 10, 11, 12, 13, 21, 22, 23 and 24 and this Section 16 shall survive expiration or termination of this Agreement.

17. Force Majeure. Except as to payments required under this Agreement, neither party shall be liable in damages for, nor shall this Agreement be terminable or cancellable by reason of, any delay or default in such party's performance hereunder if such default or delay is caused by events beyond such party's reasonable control, including acts of God, regulation or law or other action or failure to act of any government or agency thereof, war or insurrection, civil commotion, destruction of production facilities or materials by earthquake, fire, flood or storm, labor disturbances, epidemic or failure of suppliers, public utilities or common carriers; provided, however, that the party seeking relief under this Section shall immediately notify the other party of such cause(s) beyond such party's reasonable control. The party that may invoke this Section shall use commercially reasonable endeavors to reinstate its ongoing obligations to the other party as soon as practicable. If the cause(s) shall continue unabated for ninety (90) days, then both parties shall meet to discuss and negotiate in good faith what modifications to this Agreement should result from such cause(s).

18. Independent Contractor. It is expressly agreed that the parties shall be independent contractors and that the relationship between the two parties shall not constitute a partnership, joint venture or agency.

19. Publicity. Neither party will make any press release or other public disclosure regarding this Agreement or the transactions contemplated hereby without the other party's express prior written consent, except as required under applicable law or by any governmental agency, in which case the party required to make the press release or public disclosure shall use commercially reasonable efforts to obtain the approval of the other party as to the form, nature and extent of the press release or public disclosure prior to issuing the press release or making the public disclosure.

20. Amendment & Precedence. This Agreement and the Exhibits constitute the entire agreement of the parties related to the Packaging of the Product and supply of Printed Components and may not be modified without the other party's prior written consent. Any previous written acknowledgement, statement or prior understanding related to the Packaging of the Product or supply of Printed Components is superseded by this Agreement, provided that any liabilities or other obligations under any such previous agreement shall survive in accordance with the terms of such other agreement.

21. Notice. Notices required under this Agreement shall be delivered by reliable overnight delivery service with confirmed delivery to the other party at the address stated at the beginning of this Agreement. With a courtesy copy of such notice being provided to the following parties:

To Client:          Adams Respiratory
                     Therapeutics, Inc.           Alston & Bird LLP
                    4 Mill Ridge Lane             One Atlantic Center
                    Chester, New Jersey 07930     1201 West Peachtree Street
                    Attention: General Counsel    Atlanta, Georgia 30309
                    Facsimile: 908-879-1404       Attention: J. Vaughan Curtis
                                                  Facsimile: 404-881-4777

To Cardinal Health: Cardinal Health, Inc.         Hutchison Law Group PLLC
                    7000 Cardinal Place           5410 Trinity Road, Suite 400
                    Dublin, Ohio  43017           Raleigh, North Carolina 27607
                    USA                           USA
                    Attn: Associate General       Attn: Helga L. Leftwich, Esq.
                     Counsel, PTS                 Facsimile: (919) 829-9696
                    Facsimile: +1 (614) 757-5051

22. Dispute Resolution. If a dispute arises between the parties in connection with this Agreement, the respective presidents or senior executives of the parties shall first attempt to resolve the dispute. If such parties cannot resolve the dispute, such dispute shall be resolved in the jurisdiction of the defendant party by binding arbitration in accordance with the then existing commercial arbitration rules of The CPR Institute for Dispute Resolution, 366 Madison Avenue, New York, NY 10017. This Agreement shall be governed and construed under the laws of Pennsylvania, excluding its conflict of law provisions.

23. Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware, USA, excluding its conflicts of law provisions. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

24. Miscellaneous. This Agreement may not be assigned without the prior written consent of the other party, which shall not be unreasonably withheld. This Agreement may be executed in counterparts. If any term of this Agreement is invalid or unenforceable, the remainder of the Agreement shall continue in full force and effect.

                            [SIGNATURE PAGE FOLLOWS.]

      IN WITNESS WHEREOF, the undersigned have executed this Agreement, or have caused this Agreement to be executed by their duly authorized officer, as of the date first written above.

CARDINAL HEALTH PTS, LLC                 ADAMS RESPIRATORY OPERATIONS, INC.

By:________________________              By:__________________________________

Name: _____________________              Name:________________________________

Title: ____________________              Title:_______________________________

Adams Respiratory Therapeutics, Inc., a Delaware corporation ("ADAMS"), hereby guarantees to Cardinal Health PTS, LLC, a Delaware limited liability company ("CARDINAL HEALTH"), the full, prompt and complete payment and satisfaction of all sums, liabilities and obligations owing or assumed by Adams Respiratory Operations, Inc., a Delaware corporation and wholly-owned subsidiary of Adams ("CLIENT") pursuant to this Commercial Packaging Agreement between Cardinal Health and Client (the "AGREEMENT"), including, without limitation, payment of the Annual Reservation Fee, subject to (a) Adams receiving written notification of any payment or other default by Purchaser under the Agreement (which notice shall specify the nature and amount of such payment or other default and shall be sent to Adams at: 4 Mill Ridge Lane, Chester, New Jersey 07930) and (b) such amount remaining unpaid or obligation unfulfilled to Cardinal Health 10 days after Adams' receipt of such notice.

ADAMS RESPIRATORY THERAPEUTICS, INC.

By:____________________________________

Name: _________________________________

Title:_________________________________

                Signature Page to Commercial Packaging Agreement

                                    EXHIBIT A

                   SPECIFICATIONS & CLIENT SUPPLIED MATERIALS

SPECIFICATIONS

CARDINAL HEALTH PACKAGING SERVICES IS CURRENTLY APPROVED TO PACKAGE THE FOLLOWING PRODUCTS AT EITHER OR BOTH CARDINAL HEALTH - RED LION ROAD AND HUMACAO, PUERTO RICO FACILITIES:

      -    MUCINEX 600 MG 20 CT

      -    MUCINEX 600 MG 40 CT

      -    MUCINEX DM 600/30 MG 20 CT

      -    MUCINEX DM 600/30 MG 40 CT

      -    MUCINEX D 600 MG 18 CT BLISTERS

      -    MUCINEX D 600 MG 36 CT BLISTERS

THE PRODUCTS SHOULD BE PACKAGED FOLLOWING THE INSTRUCTIONS IN THE PACKAGING BATCH RECORD INSTRUCTIONS. A LIST OF THE APPROVED RECORDS IS INCLUDED BELOW:

CARDINAL HEALTH FACILITY                    PRODUCT                         MASTER PACKAGING INSTRUCTION NO.
------------------------------       --------------------------       --------------------------------------
Cardinal Health, Red Lion Road       Mucinex 600 mg 20 ct.            PCR-63824-008-20
                                     Mucinex 600 mg 40 ct.            PCR-63824-008-40
                                     Mucinex DM  600 mg  20 ct.       PCR-63824-056-20
                                     Mucinex DM  600 mg  40 ct.       PCR-63824-056-40
Cardinal Health, Humacao             Mucinex 600 mg 20 ct.            PSH-QAD-0040-F1 for NDC 63824-008-20
                                     Mucinex 600 mg 40 ct.            PSH-QAD-0040-F1 for NDC 63824-008-40
                                     Mucinex D 18 ct. blister         PSH-QAD-0040-F1 for NDC 63824-057-18
                                     Mucinex D 36 ct. blister         PSH-QAD-0040-F1 for NDC 63824-057-36

During the packaging process the tests outlined below are performed to ensure the quality of the packaged product. The detailed instructions for these tests are included in the Master Packaging Instruction referenced above. These documents have been issued by Cardinal Health and approved by Adams.

               PRODUCT PACKAGING SPECIFICATIONS AND CRITERIA FOR:

Mucinex 600 mg 20 & 40 ct. presentations

Mucinex DM 600 mg 20 & 40 ct. presentations

Mucinex D 600 mg 18 & 36 ct. blisters (The inspection for blisters as applicable)


TEST ATTRIBUTE                                            ACCEPTANCE CRITERIA
-------------------------------------------               -------------------------------------------------
Torque Test                                               Individual removal torque result should be
One six (6) inch piece of cotton (20 ct)                  not less than 9-13 in lbs.
One four (4) inch piece of cotton (40 ct)                  +/- 1/2 inch
Bottle Labels                                             200% inspect bottle label by inspecting the first
                                                          and the last bottle label on each roll used.Also,
                                                          inspect the first

TEST ATTRIBUTE                                            ACCEPTANCE CRITERIA
-------------------------------------------               -------------------------------------------------
                                                          and last bottle label before and
                                                          after each splice (if any) on each roll used.

Approximately every four (4) hours
perform the following equipment challenges:               Pass or Fail

      -     Missing Cotton
      -     Cotton amount
      -     Missing Cap
      -     Crooked Cap
      -     Induction Seal Detector
      -     Bottle Labeler Vision System
      -     Bottle Labeler UV Detector
      -     Bottle Labeler Barcode Scanner
      -     Carton Barcode Scanner
      -     Checkweigher

Approximately every hour (1) perform the
following non-tolerable defect inspections:               Non-tolerable Defects - Zero defects allowed

      -     Missing/illegible/incorrect
             shipper label
      -     Incorrect/foreign product,
             dosage form or strength
      -     Incorrect lot # or exp. date at
             any packaging level
      -     Incorrect primary packaging
      -     Incorrect components with
             product contact

Approximately every hour (1) perform the
following critical defect inspections:                    Critical Defects - AQL 0.065

      -     Missing/illegible lot# or exp.
             Date on bottle
      -     Missing/illegible primary
             labeling
      -     Missing seal
      -     Loose desiccant particles in
             bottle
      -     Dirt/Contamination inside
             bottle

Approximately every hour (1) perform the
following major defect inspections:                       Major Defects - AQL 0.40

      -     Missing/illegible: lot#, exp.
             Date, copy on secondary
      -     Missing secondary labeling
      -     Crooked or torn label
      -     Damaged product
      -     Underfilled bottle

TEST ATTRIBUTE                                            ACCEPTANCE CRITERIA
-------------------------------------------               -------------------------------------------------
      -     Empty secondary package
      -     Contamination in the seal
      -     Missing/protruding cotton
      -     Incomplete seal
      -     Heat damaged/delaminated:
             bottle seal
      -     Overfilled bottle
      -     Inadequate/excessive cap torque
      -     Extraneous primary packaging
             material with product contact

Approximately every hour (1) perform the
following minor defect inspections:                       Minor Defects - AQL 4.0

      -     Contamination in the seal
             (not affecting integrity)
      -     Smeared but legible lot#, exp.
             Date
      -     Dirty/scuffed: label, bottle,
             carton or packer
      -     Excess/missing glue on carton
            (if applicable)
      -     Miscellaneous cosmetic defects
      -      Carton flaps not locking
      -     Minor off register printing
      -     Missing/incomplete shrink-wrap

For Blister Cards:                                        Document Satisfactory or non-satisfactory based
                                                          on established AQL per PSH-QAD-0029-F2.
      -     Identification of the blister card
      -     Correct Amount of Tablets
      -     Push Thru Test
      -     Perforations or cuts
      -     Leak Test
      -     Seal Test (visual)
      -     General Appearance

FINISHED PRODUCT SHIPPING REQUIREMENTS:

                     REQUIREMENTS                                                 RETAIN SAMPLES
----------------------------------------------------           ------------------------------------------------------
      -     CUSTOMER AUTHORIZATION REQUIRED TO SHIP.           Ship 24 cartons from beginning, middle, and end of the
      -     QA RELEASE FORM                                    lot to:
      -     CERTIFICATE OF RELEASE
                                                               Adams RT Operations
SHIP FINISHED PRODUCT TO:                                      Quality Assurance Department
Cardinal Health (SPS)                                          14801 Sovereign Road
Specialty Pharmaceutical Services                              Ft. Worth, TX 76155-2645
Receiving and Transportation Manager
15 Ingram Blvd., Suite 100
LaVergne, TN 37086

      THE PRODUCT SHOULD BE PACKAGED AND STORED IN
      TEMPERATURE CONDITIONS OF 68 - 77(DEGREE)F

      THERE ARE NO TEMPERATURE REQUIREMENTS DURING
      SHIPMENT

PRINTED MATERIAL COMPONENT SPECIFICATIONS

The actual printed material components are included at the end of the Exhibit A section.

MUCINEX 600 MG BOTTLE LABEL                         *PM-3000821 -  20 ct
                                                    *PM-3000841 -  40 ct
                                                     PM-3000860 -  60 ct
                                                     PM-3000810 - 100 ct
                                                     PM-3000850 - 500 ct
MUCINEX 600 MG CARTON                               *PM-2000822 -  20 ct
                                                    *PM-2000842 -  40 ct
                                                     PM-2000860 -  60 ct
MUCINEX DM 600 MG/30 MG BOTTLE LABEL                *PM-3005620 -  20 ct
                                                    *PM-3005640 -  40 ct
                                                     PM-2005642 -  40 ct (RLR)
                                                     PM-3005654 -  54 ct
MUCINEX DM 600 MG/30 MG BOTTLE CARTON               *PM-2005621 -  20 ct
                                                    *PM-2005641 -  40 ct
                                                     PM-2005654 -  54 ct

----------
*  USED FOR PACKAGING AT CARDINAL HEALTH PACKAGING FACILITIES

CLIENT SUPPLIED MATERIALS

                 PRODUCT PACKAGING COMPONENT SPECIFICATIONS FOR:
Mucinex 600 mg 20 & 40 ct. presentations - Item No. 500810 (CofA is provided with shipment)
Mucinex DM 600/30 mg 20 & 40 ct. presentations - Item No. 505600 (CofA is provided with shipment)

COMPONENT                                    COMPONENT SPECIFICATION
--------------------------                   -----------------------
100CC MARLEX RESIN BOTTLE                    PM-410100
                                             PM-411100
38/400 CRC CAP                               PM-365038
PHARMACEUTICAL COTTON COIL                   PM-280000
1 GRAM DESICCANT CANISTER                    PM-330001
SHRINK FILM                                  PM-4206013
SHIPPER                                      PM-2202404

Cardinal Health Packaging Services - Humacao is currently supplying the components used for the Mucinex D blister card packaging configuration. The components and their respective component specification are detailed below:

                 PRODUCT PACKAGING COMPONENT SPECIFICATIONS FOR:
Mucinex D 18 & 36 ct blisters - Item No. 505700 (CofA is provided with shipment)

COMPONENT                                *COMPONENT SPECIFICATION
-------------------------                ------------------------
FOIL CR PEEL/PUSH MUCINEX                CHPS-F-010
PRINTING MAT                             CHPS-PM-039
ACLAR FILM MUCINEX                       CHPS-FO-004
MUCINEX D 600 MG CARTONS                 CHPS-CT-015A 18ct
                                         CHPS-CT-012 36ct
POLYETHYLENE FILM                        CHPS-PW-008
SHIPPER MUCINEX D 600 MG                 CHPS-SH-020 18 ct
                                         CHPS-SH-021 36 ct

----------
*Purchased by Cardinal Health - Humacao

                                    EXHIBIT B

                                     PRICING

A.    PACKAGING

      1.    PROCESSING FEES

    PRODUCT             UNIT OF MEASURE       PROCESSING FEE
Mucinex D 18ct            Per Carton                $*
Mucinex D 36ct            Per Carton                $*
Mucinex SE/DM 40ct        Per Bottle                $*
Mucinex SE/DM 20ct        Per Bottle                $*

      2.    PACKAGING COMPONENTS

      The following Packaging Components will be provided by Cardinal Health to Client at Cardinal Health's actual acquisition cost, however, the Printed Components below shall be provided by Cardinal Health to Client at the cost set forth on Subsection B below:

               MATERIAL/COMPONENT COSTS: MUCINEX-D 600MG 6CT 36'S

PCH-CHPS-FO-004                                 Aclar Film
PCH-CHPS-F-010                                  Foil CR Peel/Push Mucinex D
PCH-505700                                      Mucinex D 600 MG Bulk
PCH-CHPS-PM-039                                 Printing Mat
PCH-CHPS-CT-012                                 Carton
PCH-CHPS-SH-021                                 Shipping Case
PCH-CHPS-SL-063A                                Shipping Label
PCH-CHPS-PW-008                                 Low Density Polyetilene
                                                Glue/tape

               MATERIAL/COMPONENT COSTS: MUCINEX-D 600MG 6CT 18'S

PCH-CHPS-F-010           Foil CR Peel/Push Mucinex D
PCH-CHPS-FO-004          Aclar Film
PCH-CHPS-CT-015A         Carton
PCH-CHPS-SH-020          Shipping Case
PCH-CHPS-SL-039          Shipping Label
PCH-CHPS-PM-039          Printing Mat
PCH-CHPS-PW-008          Low Density Polyetilene
                         Glue/tape

               MATERIAL/COMPONENT COSTS: MUCINEX-SE/DM 600MG 40'S

----------------
* Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

PCH-411100                                      Bottle 100cc
PCH-365038                                      Cap CRC 38/400
PCH-330001                                      Desiccant 1gm
PCH-280000                                      Cotton roll
PCH-3000841 REV011206                           Bottle Label
PCH-2000842 REV 011206                          Carton
PCH-2202404                                     Shipping Case
PCH-CHPS-SL-064                                 Shipping Label
PCH-500814                                      Mucinex 600Tabs
PCH-CHPS-PW-006                                 Shrink 602 SB 7"
PCH-CHPS-PW-005                                 Shrink 602 SB 9"
PCH-CHPS-PW-007                                 Shrink 602 SB 10"

               MATERIAL/COMPONENT COSTS: MUCINEX-SE/DM 600MG 20'S

PCH-411100                                         Bottle 100cc
PCH-365038                                         Cap CRC 38/400
PCH-330001                                         Desiccant 1gm
PCH-280000                                         Cotton roll
PCH-3000821 REV 011206                             Bottle Label
PCH-2000822 REV 011206                             Carton
PCH-2202404                                        Shipping Case
PCH-CHPS-SL-065                                    Shipping Label
PCH-500814                                         Mucinex 600Tabs
PCH-CHPS-PW-006                                    Shrink 602 SB 7"
PCH-CHPS-PW-007                                    Shrink 602 SB 10"
PCH-CHPS-PW-005                                    Shrink 602 SB 9"

B.    Printed Components

          SKU              ITEM          SPEC.#      QTY              PRICE
          ---              ----          ------      ---              -----
Mucinex(R) 600mg          Tray        PM-2400802      50m               $*
Bottle Tray 2's                                      100m               $*

Mucinex(R) 600mg          Carton     PM-20000822     250m               $*
Bottle Carton 20's                                   500m               $*
                                                     750m               $*
                                                       1mm              $*
                                                    1.25mm              $*
                                                     1.5mm              $*
Mucinex(R) 600mg          Carton      PM-2000842     250m               $*
Bottle Carton 40's                                   500m               $*
                                                     750m               $*
                                                       1mm              $*
                                                    1.25mm              $*
                                                     1.5mm              $*

Mucinex(R) DM 600mg       Tray        PM-2405602      50m
Bottle Tray 2's                                                         $*

Mucinex(R) DM             Carton      PM-2005621
600mg                                                150m               $*
Bottle Carton 20's                                   200m               $*
                                                     250m               $*
                                                     400m               $*
                                                     500m               $*
                                                     750m               $*
                                                       1mm              $*
                                                    1.25mm              $*
                                                     1.5mm              $*

-----------
* Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

          SKU          ITEM         SPEC.#          QTY                PRICE
          ---          ----         ------          ---                -----
Mucinex(R) DM          Carton     PM-2005641
600mg                                                150m                $*
Bottle Carton 40's                                   200m                $*
                                                     250m                $*
                                                     400m                $*
                                                     500m                $*
                                                     750m                $*
                                                       1mm               $*
                                                    1.25mm               $*
                                                     1.5mm               $*

Mucinex 600mg           Label      PM-3100802        150m                $*
Tablet 2's                                           300m                $*
                                                     600m                $*

Mucinex 600mg           Label      PM-3000821        270m                $*
Tablet 20's                                          540m                $*
                                                       1mm               $*

Mucinex 600mg           Label      PM-3000841        270m                $*
Tablet 40's                                          500m                $*
                                                    1.08mm               $*

Mucinex 600mg           Label      PM-3000810        100m                $*
Tablet 100's                                         250m                $*
                                                     500m                $*

Mucinex 600mg           Label      PM-3000850         25m                $*
Tablet 500's                                          50m                $*
                                                     100m                $*

Mucinex DM 600/30mg
Tablet 2's              Label      PM-3105602        600m                $*

Mucinex DM 600/30mg
Tablet 20's             Label      PM-3005620        400m                $*

Mucinex DM 600/30mg
Tablet 40's             Label      PM-3100802        675m                $*

------------
* Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

                                    EXHIBIT C

                                QUALITY AGREEMENT

                                  SEE ATTACHED.

                                    EXHIBIT D

                             ANNUAL RESERVATION FEE

Contract Year         Capacity Reservation by Unit Volume         Upfront Annual Reservation Fee
----------------      -----------------------------------         -------------------------------
12 months ending               20 million Units                            $* million
June 30, 2007

12 months ending               20 million Units                            $* million
June 30, 2008

12 months ending               10 million Units                            $* million
June 30, 2009

-------------
* Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

                                    EXHIBIT E

                   PURCHASE ORDER PURSUANT TO SECTION 5.B. FOR
                   CALENDAR QUARTER ENDING SEPTEMBER 30, 2006

AUGUST
3 lots of D 18ct                855,000 units

1 lot of D 36ct                 270,000 units

15 lots of SE20ct             1,425,000 units

12 lots of SE40ct               540,000 units

6 lots of DM 20ct               324,000 units

Cardinal shall provide all necessary Packaging Components necessary for Packaging.

SEPTEMBER
3 lots of D 18ct                855,000 units

2 lots of D 36ct                540,000 units

15 lots of SE20ct             1,425,000 units

8 lots of SE40ct                360,000 units

Cardinal shall provide all necessary Packaging Components necessary for Packaging.

                                                                       EXHIBIT F

                          COMMERCIAL QUALITY AGREEMENT

This Commercial Quality Agreement, dated as of _________, 2006 (together with the Exhibits hereto, this "Agreement"), defines the duties of Cardinal Health PTS, LLC, a Delaware limited liability company ("Cardinal Health"), and Adams Respiratory Operations, Inc., a Delaware corporation ("Adams"), for the contract pharmaceutical manufacture of the "Product" as defined in that certain Commercial Manufacturing Agreement dated as of even date herewith between Cardinal Health and Adams (the "Manufacturing Agreement") and the packaging of "Product" as defined in that certain Commercial Packaging Agreement dated as of even date herewith between Cardinal Health and Adams (the "Packaging Agreement"). In particular, this Agreement is intended to clearly state which party is responsible for the cGMP (defined below) aspects of Manufacturing (defined below) and Packaging (defined below) the Product (defined below) and specify the way in which the parties shall ensure that the Product complies with the approved Specifications (defined below) and the Marketing Authorizations (defined below).

This Agreement takes the form of a detailed checklist of all the activities associated with pharmaceutical production, analysis, release and distribution. Responsibility for each activity is assigned to Cardinal Health, Adams or both in the appropriate box in the Responsibility Delegation Checklist attached hereto as Exhibit A.

In order to provide better quality assurance, each party shall perform the activities defined herein as its responsibility in accordance with Standard Operating Procedures (defined below) to the extent that a Standard Operating Procedure is applicable to such activity. In the event of a conflict between the terms of this Agreement and a Standard Operating Procedure, the Standard Operating Procedure shall control.

This Agreement is incorporated in and subject to the terms of the Manufacturing Agreement and the Packaging Agreement. In the event of a conflict between this Agreement and the Manufacturing Agreement or the Packaging Agreement, the Manufacturing Agreement or Packaging Agreement shall control. The provisions of this Agreement that relate to Manufacturing shall automatically terminate upon any termination of the Manufacturing Agreement, and those provisions that relate to Packaging shall automatically terminate upon any termination of the Packaging Agreement. This Agreement is not intended to assign financial responsibility for the activities described herein; financial responsibility shall be governed by the Manufacturing Agreement or the Packaging Agreement, as appropriate.

This Agreement is intended to comply with the guidance and directives set forth in the cGMPs, as applicable, establishing certain principles and guidelines of good manufacturing practice for medicine products for human use.

The contact information for the quality assurance representative from each party (each, a "Quality Assurance Representative" is set forth on Exhibit B attached hereto. In the event of any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, or the rights or obligations of the parties hereunder, the Quality Assurance Representatives from each party shall try to settle their differences amicably between themselves. If the Quality Assurance Representatives are unable to resolve such disputed matter within thirty (30) days of initiating such negotiations, the dispute shall be escalated to at least one member of senior management of each of the parties. If the members of senior management are unable to resolve such disputed matter within thirty (30) days of initiating such negotiations, then either party may seek any available legal or equitable remedy.

Capitalized terms used in this Agreement but not otherwise defined shall have the same meaning ascribed to them in the Manufacturing Agreement (if they related to Manufacturing) or the Packaging Agreement (if they relate to Packaging). In addition, for purposes of this Agreement, the following definitions shall apply:

A. "API" means the active pharmaceutical ingredient used in the Manufacture of the Product as identified in the Specifications.

B. "Applicable Laws" means all laws, ordinances, rules and regulations within the Territory applicable to the Manufacturing or Packaging (as the case may be) of Product and the obligations of Cardinal Health or Adams hereunder, as the context requires, including, without limitation, (i) all applicable federal, state and local laws and regulations of the Territory, including, without limitation, the U.S. Federal Food, Drug and Cosmetic Act, and (ii) cGMPs.

C. "Deviation/Failure" means any OOS result and/or any Manufacturing or Packaging deviation that affects the Product.

D. "Facilities" means (i) in the context of Manufacturing, the Cardinal Health Manufacturing facility located in Winchester, Kentucky, (ii) in the context of Packaging, the Cardinal Health Packaging facilities located in Humacao, Puerto Rico and/or Red Line Road, Pennsylvania, and (iii) such other facility or facilities as agreed in writing by the parties.

E.    "FDA" means the Food and Drug Administration or any successor agency.

F. "cGMPs" means the current Good Manufacturing Practices for finished pharmaceuticals promulgated by the FDA, as amended from time to time.

G. "Marketing Application" means an application for marketing authorization which has not yet been approved by the FDA or other Regulatory Authority, including, without limitation, FDA New Drug Application, FDA Abbreviated New Drug Application and other similar marketing applications promulgated by Regulatory Authorities.

H. "Manufacture" or "Manufacturing" means the activities being undertaken pursuant to the Manufacturing Agreement to process, produce and test the Product in accordance with the Specifications and the terms and conditions set forth in the Manufacturing Agreement and this Agreement.

I. "Marketing Authorizations" means any approved application for marketing authorization, including, without limitation, FDA New Drug Application, FDA Abbreviated New Drug Application and other similar marketing authorizations promulgated by Regulatory Authorities.

J.    "OOS" means out-of-Specification.

K. "Package" or "Packaging" means the activities being undertaken pursuant to the Packaging Agreement to package and label the Product in accordance with the Specifications and the terms and conditions set forth in the Packaging Agreement and this Agreement. For avoidance of doubt, this Agreement does not pertain to the delivery of "Packaging Components" under the Packaging Agreement.

L. "Product" shall have the following meanings: (i) when used in the context of Manufacturing, "Product" shall be as defined in the Manufacturing Agreement (i.e., a bulk, granulated product) and (ii) when used in the context of Packaging, "Product" shall be as defined in the Packaging Agreement (i.e., a finished product).

M. "Regulatory Authority" means any governmental or regulatory body, court or arbitrator, including the U.S. Environmental Protection Agency and the FDA.

N. "Specifications" means the procedures, requirements, standards, quality control testing, other data and scope of services set forth in Exhibit C.

O. "Standard Operating Procedures" or "SOPs" shall mean the standard operating procedures in effect at Cardinal Health which have been approved by Cardinal Health Quality Assurance department and which are applicable to the Manufacturing.

P. "Territory" means the United States and its territories and possessions, including Puerto Rico.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first stated above.

ADAMS RESPIRATORY OPERATIONS, INC.

__________________________________          ________________
Name                                        Date
Title

CARDINAL HEALTH PTS, LLC

__________________________________          ________________
Name                                        Date
Title

                                    EXHIBIT A
                       RESPONSIBILITY DELEGATION CHECKLIST


                                                                                        ADAMS
                                                                                     RESPIRATORY       CARDINAL       CARDINAL
                             RESPONSIBILITIES                                        OPERATIONS,       HEALTH -        HEALTH -
                             ----------------                                           INC.        MANUFACTURING     PACKAGING
1.     REGULATORY AUTHORIZATIONS & CGMP COMPLIANCE

1.1    Will maintain all licenses, registrations and other authorizations as                              X               X
       are required to operate a cGMP pharmaceutical Manufacturing or
       Packaging (as applicable) facility under the Applicable Laws.

1.2    Will maintain and operate the Facilities in compliance with the cGMPs                              X               X
       and all other Applicable Laws.

1.3    Will Manufacture or Package (as applicable) the Product in accordance                              X               X
       with the Specifications, cGMPs and all other Applicable Laws.

1.4    Will prepare, maintain and update the Marketing Authorizations in                   X
       accordance with all Applicable Laws and will communicate to Cardinal
       Health any changes affecting Manufacturing or Packaging of the Product and otherwise as appropriate.

1.5    Will provide Cardinal Health with copies of those portions of the                   X
       Marketing Applications which are applicable to the Manufacturing and
       Packaging of Product, prior to implementation or submission of such
       Marketing Applications to the applicable Regulatory Authority.

1.6    Will meet all drug listing-filing requirements as communicated by Adams                            X              X
       to Cardinal Health for the Manufacturing or Packaging (as applicable) of
       Product processed at the Facilities.

1.7    Is not debarred under the U.S. Generic Drug Enforcement Act of 1992 and             X              X              X
       does not employ or use the services of any individual who is debarred or who has engaged in activities that could lead to being debarred.

Commercial Quality Agreement
Adams Respiratory Operations
& Cardinal Health PTS, LLC

                                    5 of 18


                                                                                        ADAMS
                                                                                     RESPIRATORY       CARDINAL       CARDINAL
                             RESPONSIBILITIES                                        OPERATIONS,       HEALTH -        HEALTH -
                             ----------------                                           INC.        MANUFACTURING     PACKAGING
1.8    Will prepare and submit post-marketing annual reports to the FDA and the           X
       other Regulatory Authorities in accordance with Applicable Laws.

1.9    Will prepare an Annual Product Review and provide it to Adams in                                   X               X
       support of Adam's Annual Product Report.   The Annual Product Review
       shall be provided within 30 days of request and shall contain the following information:

             - Change control information for all changes implemented during the preceding year pertaining to the Product.

1.10   Will provide Adams with the following information to be included in the                            X               X
       post-marketing annual report:

             - Change control information for all changes implemented during the preceding year pertaining to the Product

             -  List of Deviations and OOS Reports

             -  Copy of Retain Sample Documentation

             -  Other information that may be reasonably required

2.     REGULATORY ACTIONS & INSPECTIONS

2.1    Will promptly notify Adams of any FDA or other Regulatory Authority                                X               X
       notice of inspection or inspection of the Facilities directly relating to the Product.

2.2    Will promptly notify the other party of any FDA or other Regulatory                X               X               X
       Authority investigation relating to Product Manufactured or Packaged at the Facilities.


                                                                                        ADAMS
                                                                                     RESPIRATORY       CARDINAL       CARDINAL
                             RESPONSIBILITIES                                        OPERATIONS,       HEALTH -        HEALTH -
                             ----------------                                           INC.        MANUFACTURING     PACKAGING
2.3    Will provide copies of any FDA Form 483s, Warning Letters or the like               X              X               X
       from applicable Regulatory Authorities within 48 hours of receipt and subsequent response(s) relating to the Product Manufactured or Packaged at the Facilities.

2.4    Will promptly notify the other party of any Regulatory Authority request            X              X               X
       for Product samples or Product batch records related to Manufacturing or
       Packaging at the Facilities.

2.5    Will promptly notify the other party of any requests for information,               X              X               X
       notices of violations or other communication from a Regulatory Authority relating to environmental, occupational health and safety compliance, relating directly to the Product Manufactured or Packaged at the Facilities.

3.     COMPLIANCE OF SPECIFICATIONS WITH MARKETING AUTHORIZATIONS &
       CHANGE CONTROL

3.1    Will ensure that all Specifications contained in the Manufacturing                  X
       Agreement or Packaging Agreement (as applicable) and master batch record comply with the Marketing Authorizations, as amended from time to time, and will certify such in writing to Cardinal Health.

3.2    Will submit any proposed changes to the Specifications to the other                 X              X               X
       appropriate party for review and approval, prior to the implementation of such changes and the submission of any such changes to the Regulatory
       Authorities.

3.3   Will notify and obtain Adams' approval for any proposed changes to the                              X               X
      Facilities, equipment, documents, Manufacturing or Packaging that will impact the Product.


                                                                                        ADAMS
                                                                                     RESPIRATORY       CARDINAL       CARDINAL
                             RESPONSIBILITIES                                        OPERATIONS,       HEALTH -        HEALTH -
                             ----------------                                           INC.        MANUFACTURING     PACKAGING
3.4    Will act as liaison with appropriate Regulatory Authorities for the                 X
       approval, maintenance and updating of Product specifications in the
       Marketing Authorizations

3.5    Will review and approve the original Manufacturing or Packaging (as                 X              X               X
       applicable) master batch record for the Product.

3.6    Will review and approve change control documents for Manufacturing or               X              X               X
       Packaging (as applicable) batch records prior to implementation.

3.7    Will provide supporting documentation for the NDA as requested.                                    X               X

4.     MATERIALS

4.1    Will be responsible for the maintenance and storage of the API according            X*             X
       to the Specifications.

4.2    Will be responsible for the sampling, testing, and release of the API               X*             X*
       according to Specifications.

4.3    Will sample and perform identification testing of API.                              X*             X

4.4   Will be responsible for retaining reference samples of non-active raw                               X
      materials for two years after receipt. Active ingredient(s), including samples for periodic re-tests, will be retained for one year beyond
      Product expiry date of the last lot of the Product containing the active ingredient.

------------
* If Adams receives the API from the API supplier and then forwards it to Cardinal Health, Adams (and not Cardinal Health) will have responsibility for Item 4.2 (until it Cardinal Health receives such API from Adams) and Cardinal Health (and not Adams) will have responsibility for Item 4.5; if Cardinal Health receives the API from the API supplier, Cardinal Health (and not Adams) will have responsibility for Item 4.2. Sampling of API for identification testing will be performed by Cardinal for all API received at the facility. If Cardinal (and not Adams) receives the API directly from the supplier, Adams will not have responsibility for 4.1 - 4.4.


                                                                                        ADAMS
                                                                                     RESPIRATORY       CARDINAL       CARDINAL
                             RESPONSIBILITIES                                        OPERATIONS,       HEALTH -        HEALTH -
                             ----------------                                           INC.        MANUFACTURING     PACKAGING
4.5   Will be responsible for the inspection and storage of Packaging materials                                           X
      as may be required by Applicable Laws.

4.6   Will audit and qualify the API manufacturers to ensure full compliance               X
      with the Specifications, cGMPs, Applicable Laws and Standard Operating
      Procedures.

4.7   Will audit and qualify raw material suppliers providing raw materials used           X
      in the Product to ensure full compliance with the Specifications, cGMPs,
      Applicable Laws and Standard Operating Procedures.

4.8   Will audit and qualify Packaging materials suppliers providing Packaging             X
      materials for the Product to ensure full compliance with the
      Specifications, cGMPs, Applicable Laws and Standard Operating Procedures.

4.9   Will dispose of Product waste and any special waste related to the                                  X               X
      Manufacturing or Packaging (as applicable) of the Product.

5.     PRODUCTION & VALIDATION

5.1   Will approve process validation protocols and validation reports                     X              X
      pertaining to the Manufacture of the Product.

5.2   Will approve any Packaging protocols and reports as appropriate to the               X                              X
      Packaging of the Product.

5.3   Will be responsible for maintenance, qualifications and validation of the                           X               X
      Facilities, equipment and processes associated with Manufacturing or
      Packaging (as applicable) the Product.

5.4   May be present during any process validation work being performed, subject           X
      to the Manufacturing Agreement and the Packaging Agreement.


                                                                                        ADAMS
                                                                                     RESPIRATORY       CARDINAL       CARDINAL
                             RESPONSIBILITIES                                        OPERATIONS,       HEALTH -        HEALTH -
                             ----------------                                           INC.        MANUFACTURING     PACKAGING
5.5   Will Manufacture the Product at the Facilities in accordance with the                               X
      Product master batch record, Standard Operating Procedures, and the
      Specifications, and will supply a Certificate of Analysis to Adams.

5.6   Will be responsible for labeling the Product in accordance with the                                 X               X
      Specifications, and applicable portions of 21 CFR 211.122 through 211.130, as applicable.

5.7   Will be responsible for preparing and approving all artwork, inserts,               X
      labeling and packaging components.

5.8   Will be responsible for Packaging the Product in accordance with the                                                X
      Specifications.

5.9   Will be responsible for investigating, resolving and documenting all known                          X               X
      deviations from the Manufacturing or Packaging (as applicable) master batch record and Specifications.

5.10  Will review and approve all Deviation/Failure and confirmed OOS reports              X              X               X
      for Manufacturing or Packaging (as applicable). Laboratory OOS related to analyst errors will not require Adams approval. However, copies of the OOS reports will be provided with the batch documentation.

5.11  Will promptly notify Adams of any deviations or failures related to                                 X               X
      Manufacturing or Packaging (as applicable). If there is a confirmed failure or OOS (not related to analyst error), processing of additional lots shall be discontinued until a common agreement is reached regarding the impact and approach to be followed.

5.12  Will promptly (but no later than three business days after learning of a             X              X               X
      confirmed OOS test result) notify the other party's quality assurance department of any OOS test result.


                                                                                        ADAMS
                                                                                     RESPIRATORY       CARDINAL       CARDINAL
                             RESPONSIBILITIES                                        OPERATIONS,       HEALTH -        HEALTH -
                             ----------------                                           INC.        MANUFACTURING     PACKAGING
6.     AUDITS

6.1   Will be entitled to conduct one routine quality audit of Cardinal Health's           X
      listed facilities per calendar year at mutually agreeable times to evaluate quality systems and testing processes.

6.2   Will conduct internal audits of quality control and testing processes, in                           X               X
      accordance with the cGMPs and applicable Standard Operating Procedures.

7.     LOT CODES & EXPIRATION DATING

7.1   Will provide all required information to Cardinal Health in writing at               X
      least one week prior to Manufacturing or Packaging (as applicable) of each batch of Product to enable the timely printing of labels or other materials.

7.2   Will assign Product lot codes and expiration dates as appropriate to                                      X         X
      Manufacturing or Packaging, on a lot-by-lot basis, in accordance with
      Standard Operating Procedures.

8.     SAMPLES

8.1   Will retain Product samples in accordance with SOPs and Applicable Laws.                                  X

8.2   Will ensure that appropriate retain stability samples are maintained in              X
      accordance with stability protocols and Applicable Laws.

8.3   Will pull retain samples during Packaging as required in the approved                                               X
      Packaging batch records to be shipped to Adams, Fort Worth for storage.


                                                                                        ADAMS
                                                                                     RESPIRATORY       CARDINAL       CARDINAL
                             RESPONSIBILITIES                                        OPERATIONS,       HEALTH -        HEALTH -
                             ----------------                                           INC.        MANUFACTURING     PACKAGING
9.     TESTING & ANALYSIS

9.1   Will perform all appropriate in-process testing as agreed upon and                                  X               X
      required by the Manufacturing or Packaging master batch record pertaining to the Manufacturing or Packaging of the Product.

9.2   Will promptly notify Cardinal Health of any confirmed stability failure of           X
      the Product that might be attributed to Cardinal Health's Manufacture of the Product.

10.    RELEASE

10.1  Will be responsible for releasing the Product to Cardinal Health's                   X
      Packaging Facilities.

10.2  Will be responsible for releasing the Product to Adams.                                             X               X

10.3  Will be responsible for releasing the Product to the market in accordance            X
      with the Specifications.

                                                                                           ADAMS
                                                                                        RESPIRATORY      CARDINAL       CARDINAL
                                                                                        OPERATIONS,     HEALTH --       HEALTH --
                                  RESPONSIBILITIES                                          INC.      MANUFACTURING     PACKAGING
                                  ----------------                                      -----------   -------------     ---------
11.           RECORDS

11.1          Will provide the released Manufacturing batch record documentation                            X
              for each batch of the Product, which shall include the
              following:

                  - A statement that the batch was Manufactured (including bulk packaged and tested) as appropriate in accordance with cGMPs, identifies the master batch record documents, and lists any incident reports and investigations associated with the batch.

                  -     A Certificate of Analysis covering all Regulatory
                        Authority and compendial tests.

                  - The signature of the Cardinal Health QA Representative who released the batch.

                  -     A copy of the batch record including copies of any:

                                -     Deviation/Failure or incident reports

                                -     Deviation/Failure investigation reports

                                -     The Cardinal Health batch release form

11.2          Will provide the released Packaging batch record documentation for each                                       X
              batch of the Product, which shall include the following:

                  - Any incident reports and investigations associated with the batch.

                  - The signature of the Cardinal Health QA Representative who released the batch.

                                                                                           ADAMS
                                                                                        RESPIRATORY      CARDINAL       CARDINAL
                                                                                        OPERATIONS,     HEALTH --       HEALTH --
                                  RESPONSIBILITIES                                          INC.      MANUFACTURING     PACKAGING
                                  ----------------                                      -----------   -------------     ---------
11.3          Will store the Manufacturing or Packaging (as applicable) master batch                        X               X
              record, Manufacturing or Packaging (as applicable) batch records and all other documentation related to the Product for the minimum period required by all Applicable Laws.

11.4          Will provide copies of all documentation necessary for the other party         X              X               X
              to respond to inquiries by Regulatory Authorities.

12.           STORAGE

12.1          Will store the API at the Facilities in accordance with the API                               X
              Specifications until Manufacture of the Product.

12.2          Will store the Product in accordance with the Specifications pending                          X
              release of the Product to Cardinal Health's Packaging Facilities.

12.3          Will store the Product in accordance with the Specifications prior to                                         X
              the release of the Product to Adams' authorized carrier.

12.4          Will be responsible for ensuring the storage of the Product in                 X
              accordance with the Specifications following delivery of the Product to
              Adams' authorized carrier.

13.           SAFETY

13.1          Will maintain safety/hazard and handling data on the Product and API in                       X               X
              accordance with the Specifications.

13.2          Will maintain safety/hazard and handling data on the raw materials in                         X
              accordance with the Specifications.

13.3          Will maintain safety/hazard and handling data for new products and             X              X               X
              materials in accordance with the Specifications.

                                                                                           ADAMS
                                                                                        RESPIRATORY      CARDINAL       CARDINAL
                                                                                        OPERATIONS,     HEALTH --       HEALTH --
                                  RESPONSIBILITIES                                          INC.      MANUFACTURING     PACKAGING
                                  ----------------                                      -----------   -------------     ---------
14.           COMPLAINTS

14.1          Will assist Adams in investigating and resolving all medical and                              X               X
              non-medical Product complaints as it relates to the Manufacture or
              Packaging (as applicable) of the Product.

14.2          Will provide Adams with any information in its possession relating to                         X               X
              the Manufacturing and Packaging (as applicable) of the Product that is necessary to address a Product complaint or adverse drug event.

14.3          Will log all information relating to complaints and adverse drug events        X              X               X
              in connection with the Product.

14.4          Will assist as appropriate in investigating all complaints and adverse         X              X               X
              drug events in connection with the Product.

14.5          Will issue all reports and follow up corrective actions as appropriate         X              X               X
              relating to complaints and adverse drug events in connection with the
              Product.

15.           RECALL, FIELD ALERTS & PRODUCT WITHDRAWAL

15.1          Will be responsible for decision to initiate recall or Product                 X
              withdrawal after consultation with Cardinal Health.

15.2          Reserves the right to recommend a recall to Adams should a problem or                         X               X
              issue become known that would affect the safety and efficacy of the
              Product.

15.3          Will communicate decision to initiate recall or Product withdrawal to          X
              Cardinal Health.

15.4          Will be responsible for notification of recall or Product withdrawal to        X
              appropriate Regulatory Authorities.

                                                                                           ADAMS
                                                                                        RESPIRATORY      CARDINAL       CARDINAL
                                                                                        OPERATIONS,     HEALTH --       HEALTH --
                                  RESPONSIBILITIES                                          INC.      MANUFACTURING     PACKAGING
                                  ----------------                                      -----------   -------------     ---------
15.5          Will be responsible for management of recall or Product withdrawal.            X

15.6          Will be responsible for reconciliation of returned Product following           X
              recall or Product Withdrawal.

15.7          Will issue and follow up on FDA Field Alerts or similar matters from           X
              applicable Regulatory Authorities.

15.8          Will provide all necessary support and documents as may be appropriate                        X               X
              to issue and follow up on FDA Field Alerts or similar matters from applicable Regulatory Authorities.

16.           RETURNS

16.1          Will be responsible for handling all Product returns in accordance with        X
              Adams's standard operating procedures

                                    EXHIBIT B
              QUALITY ASSURANCE REPRESENTATIVES CONTACT INFORMATION

ADAMS

MICHELLE SELLES
EXECUTIVE DIRECTOR, QUALITY ASSURANCE
Adams Therapeutics
14801 Sovereign Rd.
Ft. Worth, TX 76155
Phone: 817-786-1250
Fax: 817-786-1204
Email: mselles@adamsrt.com

LAURA MATTHYS
QUALITY MANAGER -- RELEASES
Adams Therapeutics
14801 Sovereign Rd.
Ft. Worth, TX 76155
Phone: 817-786-5721
Fax: 817-786-1204
Email: lmatthys@adamsrt.com

JANETTE WANECK
DOCUMENT CONTROL MANAGER
Adams Therapeutics
14801 Sovereign Rd.
Ft. Worth, TX 76155
Phone: 817-786-1277
Fax: 817-786-1204
Email: jwaneck@adamsrt.com

CARDINAL HEALTH

BETH RHODES
DIRECTOR, QUALITY SYSTEMS
Cardinal Health
1100 Enterprise Drive
Winchester, Kentucky 40391
Phone: 859-745-8126
Fax: 859-745-6636
Email: beth.rhodes@cardinal.com

GREGORY LANE
DIRECTOR, QUALITY ASSURANCE
Cardinal Health
3001 Red Lion Road
Philadelphia, PA 19114
Phone: 215 - 613 - 3178
Fax: 215 - 613 - 3091
Email: gregory.lane@cardinal.com

                                   EXHIBIT C
                                 SPECIFICATIONS

                           GRANULATION SPECIFICATIONS

Guaifenesin DC (95%) process is a pre blend intermediate granulation used in the manufacture of Mucinex(R). There is no product specification for the Guaifenesin DC (95%) Intermediate.

The Guaifenesin DC (95%) intermediate must be manufactured following the procedures and instructions outlined in the current revision of the Manufacturing Batch Records Process No's CF001 and CF002.

The Guaifenesin DC (95%) must be sampled and tested to comply with the in process specifications established in the Manufacturing Batch Records Process No's. CF001 and CF002.

A summary of the in process specifications and acceptance criteria is included in the following table:

TEST ATTRIBUTE                              ACCEPTANCE CRITERIA
MOISTURE                                    AVERAGE OF NMT 0.8%

SIEVE ANALYSIS                              NMT 2% RETAINED ON 10 MESH SCREEN

                                            NLT 60% RETAINED ON THE 20-MESH
                                            THROUGH THE-100 MESH SCREEN
                                            (PRESENT ON THE 20, 40, 60, 80,
                                            AND 100 MESH SCREENS).

                                            NLT 5% THROUGH THE 100-MESH
                                            SCREEN (PRESENT ON THE 120, 140,
                                            AND 200 MESH SCREENS AND IN
                                            THE COLLECTING PAN).

                                            NMT 18% THROUGH THE 140 MESH
                                            SCREEN (PRESENT ON THE 200 MESH
                                            SCREEN AND IN THE COLLECTING PAN).

For packaging specifications refer to Exhibit A of the Commercial Packaging Agreement.

                                                                       EXHIBIT G

                          TRANSITION SERVICES AGREEMENT

      THIS TRANSITION SERVICES AGREEMENT (the "AGREEMENT") is made and entered into as of ______________, 2006 (the "EFFECTIVE DATE") by and between Adams Respiratory Operations, Inc. a Texas corporation ("ADAMS"), and Cardinal Health PTS, LLC, a Delaware limited liability company ("CARDINAL").

                             W I T N E S S E T H:

      A. Adams and Cardinal are party to that certain Asset Purchase Agreement (the "PURCHASE AGREEMENT") dated as of July 27, 2006 whereby Adams is acquiring certain tangible and intangible property from Cardinal (the "TRANSFERRED BUSINESS"); and

      B. Adams and Cardinal, in connection with the Transferred Business, wish to enter into an arrangement whereby Cardinal will provide certain services to Adams on the terms and subject to the conditions set forth in this Agreement.

      NOW, THEREFORE, in consideration of the foregoing recitals and of the respective covenants, agreements, representations and warranties herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

      1. Provision of Services. To facilitate an orderly transition of operations of the Transferred Business, Cardinal shall perform and provide to Adams the services described in the Schedule of Services attached hereto as Exhibit A (the "Services") during the term of this Agreement or until Cardinal is notified in writing by Adams that such Service(s) have been transitioned.

      2. Charges for Services. Adams shall pay Cardinal those amounts set forth on Exhibit A for the Services, and such amounts shall be payable by Adams to Cardinal in advance on or before the tenth (10th) day of each month of the Term.

      3. Term; Termination.

      3.1 Term. The term of this Agreement shall commence on the Effective Date and, subject to earlier termination as provided herein, shall continue for a term of six (6) months, and thereafter shall continue, if for no fault of Adams the transition of the Services is not completed, for an additional three (3) month period. Notwithstanding the foregoing, in the event all the Services have been transitioned, then Adams shall so notify Cardinal as provided in Section 1, which notice shall include payment in full of all amounts due hereunder, this Agreement shall terminate upon Cardinal's receipt of such notice, and Cardinal shall have no further obligation to provide any Services.

      3.2 Termination. Either party may terminate this Agreement, if the other party shall materially breach this Agreement and shall have failed to cure such breach or undertake substantial efforts towards the cure of the breach within thirty (30) days of the receipt from the other party of written notice of such material breach.

      4. Miscellaneous.

      4.1 Successors and Assigns. Adams may assign its rights and obligations
(a) to any Affiliate (as defined in the Purchase Agreement) of Adams, or (b) in connection with any merger, stock exchange or sale of any part of its business to an assignee that provides reasonably satisfactory business and financial assurances to Cardinal and that expressly assumes the obligations of Adams hereunder, provided, however, that no such assignment shall constitute a release of Adams of its obligations with respect to this Agreement. Cardinal may assign its rights and obligations (a) to any Cardinal Affiliate (as defined in the Purchase Agreement), or (b) in connection with any merger, stock exchange or sale of any part of its business to an assignee that provides reasonably satisfactory business and financial assurances to Cardinal and that expressly assumes the obligations of Cardinal hereunder. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of each party hereto.

      4.2 Notice. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally or sent by telecopier or by registered or certified mail, postage prepaid, as follows:

              If to Cardinal, to:

              Cardinal Health PTS, LLC
              7000 Cardinal Place
              Dublin, Ohio 43017
              Facsimile No.: (614) 757-5051
              Attention: Vice President and Associate General Counsel, Pharmaceutical Technologies & Services

With copy to: Hutchison Law Group PLLC
              5410 Trinity Road, Suite 400
              Raleigh, North Carolina 27607
              Facsimile No.: (919) 829-9696
              Attention: Helga L. Leftwich, Esq.

              If to Adams, to:

              Adams Respiratory Operations, Inc.
              14841 Sovereign Road
              Fort Worth, Texas 76155-2645
              Facsimile No.: (908) 879-1404
              Attention: General Counsel

or to such other address or facsimile number as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered, telecopied or mailed.

      4.3 Limitations. THERE ARE NO WARRANTIES, REPRESENTATIONS OR GUARANTEES OF ANY KIND WHATSOEVER, EITHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY, NONINFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE PROVIDED BY CARDINAL TO ADAMS WITH RESPECT TO THE SERVICES.

      4.4 Counterparts; Pronoun. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement. All pronouns used in this Agreement shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person(s) may require.

      4.5 Confidentiality. From time to time Adams and Cardinal may provide confidential business and technical information to one another either by design or inadvertently as a result of the provision of the Services under this Agreement. The use and protection of all such information by each of the parties shall be governed and subject to the provisions of Section 8.8 of the Purchase Agreement.

      4.6 Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of Delaware without regard to the principles of conflict of laws thereof.

      4.7 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party.

      4.8 Severability. If any provision of this Agreement, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder or this Agreement and such provisions as applied to other persons, places and circumstances shall not be effected thereby and remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date of this Agreement was executed or last amended.

      4.9 Entire Agreement. This Agreement, along with the Schedule hereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, as distinguished from any other contractual arrangements between the parties, and this Agreement supersedes and renders null and void any and all other prior oral or written agreements, understandings, or commitments pertaining to the subject matter hereof. No amendment hereof shall be deemed valid unless in writing and signed by the parties hereto, and no discharge of the terms hereof shall be deemed valid unless by full performance by the parties hereto or by a writing signed by the parties hereto.

      4.10 Waiver of Breach. The waiver of any of the provisions of this Agreement by any party shall be limited to the particular instance involved and shall not be deemed to be a continuing waiver or to waive any other rights of the same or any other terms of this Agreement.

                            [Signature page follows]

      IN WITNESS WHEREOF, the parties hereto have duly executed this Transition Services Agreement under seal as of the day and year first above written.

ADAMS RESPIRATORY                       CARDINAL HEALTH PTS, LLC
OPERATIONS, INC.

By:   ____________________________      By:   ____________________________

Name: ____________________________      Name: ____________________________

Title:____________________________      Title:____________________________


                Signature Page to Transition Services Agreement

                                    EXHIBIT A

                              SCHEDULE OF SERVICES

      Capitalized terms not otherwise defined in this Exhibit A to the Transition Services Agreement by and between Cardinal and Adams dated July 27, 2006 (the "AGREEMENT") shall have the meanings ascribed thereto in the Agreement.

SERVICES

      1. EMAIL. Cardinal will forward all email for the Ft. Worth, Texas facility (the "FACILITY") that is part of the Transferred Business to an Adams specified email address. The email servers that are not part of the Purchased Assets (as defined in the Purchase Agreement) will remain at the Facility until Adams can complete its transition to a new email structure within the term of this Agreement.

      2. VOICE/DATA COMMUNICATIONS. Cardinal shall assist Adams in moving the direct inward dialing numbers to Adams voice primary rate interface.

      3. NETWORK. Subject to any restrictions or other parameters required by Oracle Corporation ("ORACLE"), Cardinal shall maintain open and accessible communications so that Adams can access Cardinal's JD Edwards System (defined below).

      4. SOFTWARE.

            a. JD Edwards System. For purposes of this Agreement, the "JD EDWARDS SYSTEM" means the JD Edwards software licensed by Cardinal or one or more of its affiliates from Oracle, and the related operating software known as Citrix, DSI and Optio. Cardinal shall (i) permit Adams to use the JD Edwards System internally, at the Facility, and solely in connection with continuing the operations of the Transferred Business; (ii) maintain its current licenses, rights and access to the JD Edwards System as in effect on the date hereof, subject to any changes that would not reasonably be expected to have a material adverse effect on Adams' use of the JD Edwards System as contemplated herein;
(iii) provide Adams with copies of all substantive data pertaining to the Transferred Business at the Facility contained within the JD Edwards System (in a format mutually acceptable to the parties and subject to any restrictions required by Oracle) upon termination of this Service; and (iv) provide to Adams those standard services, at substantially the same service levels, as provided to any Cardinal affiliate, for the operation of the JD Edwards System. Adams shall use the JD Edwards System in compliance with all applicable laws and regulations and the terms and conditions of the license for the JD Edwards System from Oracle, and subject to any restrictions or other parameters required by Oracle.

            b. PeopleSoft Application. Upon request, Cardinal shall provide Adams with copies of all substantive data pertaining to the Transferred Employees (as defined in the Purchase Agreement) contained within the PeopleSoft Application (in a format mutually acceptable to the parties). To the extent permitted by the PeopleSoft Application, Cardinal shall also run such reports, sorts or similar data manipulation in respect of the Transferred Employees as Adams may request, and provide to Adams the resulting data (in a format mutually acceptable to the parties).

            c. Other IT Systems. If Adams believes that any software, hardware or related services that have not been identified in this Item 4 are critical in the operation of the Transferred Business at the Facility, Adams will promptly notify Cardinal and identify such software, hardware or related services, whereupon the parties will discuss in good faith the terms upon which Cardinal would provide access or use of such software or hardware or related services to Adams during the term of this Agreement for the operation of the Transferred Business at the Facility, including scope and fees. This Exhibit A shall be amended by written agreement of both parties if and when appropriate to provide for additional services under this Item 4(c) and to set forth the fees therefor.

      5. HARDWARE. Cardinal Health shall provide Adams with usage of all computer-related hardware set forth on Schedule 1.1.2(a) to the Purchase Agreement (other than blackberry handheld devices) that is located at the Facility necessary to access the software described in Item 4 above.

      6. MISCELLANEOUS. If Adams believes that any other services that have not been identified in this Exhibit A are reasonably necessary in the operation of the Transferred Business at the Facility, Adams will promptly notify Cardinal and identify such other services, whereupon the parties will discuss in good faith the terms upon which Cardinal would provide such services to Adams during the term of this Agreement for the operation of the Transferred Business at the Facility, including scope and fees. This Exhibit A shall be amended by written agreement of both parties if and when appropriate to provide for additional services under this Item 6 and to set forth the fees therefor.

FEES

The fee for the Services set forth in Items 1, 2, 3, 4(a), 4(b) and 5 is as follows:

      -     For the period from the Effective Date until 3 months thereafter:
            $55,000 per month.

      - For the period from 3 months after the Effective Date until 6 months thereafter: $85,000 per month.

      - For the period, if any, from 6 months after the Effective Date until 9 months thereafter: $110,000 per month.

The fee for the Services set forth in Items 4(c) and 6 shall be subject to the mutual agreement of the parties. This Exhibit A shall be amended as and when appropriate to provide for additional services and to set forth the fees therefor.

                                       6